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Park Hotels & Resorts Inc.

ESSEX INN

2023 Annual Meeting Notice & Proxy Statement

March 17, 2023

Dear Fellow Stockholder:

It is our pleasure to cordially invite you to attend the annual meeting of stockholders of Park Hotels & Resorts Inc. to be held on Wednesday, April 26, 2023 at 8:00 a.m., Eastern Time, at 1775 Tysons Blvd, Tysons, Virginia 22102.

After the last few unprecedented and unpredictable years, 2022 finally marked a return to normalcy for both our hotel and corporate operations. We made significant strides throughout the year in not only capturing incremental demand in many of our markets, but also financially positioning Park to be better prepared to weather potential economic instability through our capital allocation efforts and strategic balance sheet management.

Getting Back to Business

Despite uncertainty from rising inflation and other macro-economic factors, we witnessed widespread improvements to demand across our portfolio in 2022. While leisure demand remained strong, the return of business travel and city-wide conferences helped to support material improvements within our urban portfolio of hotels. As a result of this broad-based demand improvement, we successfully reopened our last two suspended properties during the first half of 2022 following an unprecedented 27 months of operational disruption. As our operations gradually returned to normal, we focused on preserving the operational enhancements instituted across our portfolio throughout the pandemic that we believe will allow us to continue to generate meaningful savings and increased profitability.

Similar to prior years, in 2022 we continued our aggressive efforts to recycle capital and improve the overall quality of our portfolio with the disposition of seven non-core hotels for a total of nearly $317 million in 2022. These efforts have continued in the start of 2023 with the sale of the 508-room Hilton Miami Airport completed in February 2023 for additional gross proceeds of approximately $118 million. Since 2018, we have sold or disposed of 39 hotels for an aggregate purchase price of over $2.1 billion and have drastically improved the overall quality of our portfolio while also concentrating Park’s earnings in long-term assets and sustainable markets.

I am also pleased to report progress on two strategic return-on-investment (“ROI”) projects that we believe will help unlock embedded value within our portfolio. First, we opened the 13,000-square-foot ballroom addition at the Waldorf Astoria Orlando in December 2022. In addition, work is underway on the ballroom addition at the Signia by Hilton Orlando Bonnet Creek, and this 90,000-square-foot platform is expected to open in early 2024. Both hotels are also undergoing extensive renovation and modernization. Second, planning is underway for the comprehensive renovation of the Casa Marina Key West resort. We expect the $70-million renovation, which includes improvements to the resort’s overall resiliency to climate change, to occur over the summer months of 2023 and be completed in time for the winter holiday season.

Strengthened Balance Sheet and Return of Capital

Throughout 2022, we proactively managed our balance sheet and increased Park’s overall liquidity through both our capital recycling efforts and debt modification initiatives. Proceeds from asset sales were used to reduce aggregate debt and we increased our financial flexibility by amending and restating our credit facility in December 2022, which increased the facility’s total capacity from $901 million to $950 million. With approximately $1.8 billion in liquidity as of December 31, 2022, we believe Park is well poised to pivot between offense and defense based on market conditions and pursue our internal and external growth strategies.

Following the unprecedented disruption to our business from the pandemic, we were very pleased to be able to recommence returning capital to our stockholders in the form of our quarterly dividend payments and common stock repurchases in 2022. We reinstated quarterly dividends in the first quarter of 2022 due to improving fundamentals and a stabilized outlook, and we repurchased $227 million of stock in 2022 and $30 million of stock in January 2023 at a significant discount to our internal valuations. Given the ongoing dislocation between our public and private valuations, we expect to continue to reinvest in Park through stock repurchases. In total, we returned approximately $290 million in capital to our stockholders over the last twelve months.

Spotlight on Environment, Social and Governance (“ESG”)

We continued to make progress on our ESG efforts throughout 2022. Our environmental ESG working committee, the Green Park team, focused on in-depth analyses of our portfolio to improve efficiencies and start to develop a roadmap for decarbonization. We are proud that our focus on efficiency enhancements allowed us to receive five ENERGY STAR certifications for superior energy performance during 2022, including at our largest asset, the 2,860-room Hilton Hawaiian Village Waikiki Beach Resort. On the social side, the Diversity & Inclusion Steering Committee focused on increasing our diversity metrics throughout all levels of our organization, and our charitable giving ESG subcommittee, Park Cares, successfully resumed in-person charitable events for the first time since the onset of the pandemic. Finally, on the governance side, we (i) renamed two of our committees of our Board of Directors (the “Board”) and approved revised charters for each of our Board committees to formalize and expand the Board’s oversight of ESG matters and (ii) established the ESG Committee, a management-level committee to further strengthen and clarify our ESG decision making framework. In recognition of our concerted ESG initiatives, we were pleased to be named as the Nareit Leader in the Light sector winner for hospitality in 2022 for having demonstrated our superior and sustained sustainability practices.

Poised for Growth

I am incredibly excited about what the future holds for Park. We have a refined portfolio of world-class assets that are poised to capitalize on anticipated improvements to all three segments of demand as long-overdue events and conferences are finally held, business travel continues to improve and international travel resumes. We have a reimagined operating model that is expected to generate long-term, measurable savings. We have a healthy balance sheet that can pivot between offense and defense, depending on the macro-environment. Finally, we have a pipeline of ROI projects that are anticipated to generate attractive returns while simultaneously enhancing the value of the overall portfolio.

We expect to continue our efforts to recycle capital, reduce debt and improve the overall quality of our portfolio in 2023. We also remain laser-focused on the identified ROI opportunities across our portfolio and expect to continue to make progress toward transformative and revenue-enhancing initiatives. We also plan to prioritize returning capital to stockholders through both quarterly dividend payments and stock repurchases, and we expect to focus on improving resiliency among our assets that are most impacted by the threat of climate change. We are confident in our growth and are excited about our future.

The Annual Meeting of Stockholders

At the annual meeting, you will be asked to (i) elect nine members to serve on our Board of Directors; (ii) approve the 2017 Omnibus Incentive Plan (as Amended and Restated); (iii) approve, on an advisory (non-binding) basis, the compensation of our named executive officers; (iv) approve, on an advisory (non-binding) basis, the frequency of our future advisory votes approving the compensation of our named executive officers; (v) ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2023; and (vi) conduct such other business as may properly come before the annual meeting or any adjournment or postponement of the annual meeting. The Notice of 2023 Annual Meeting of Stockholders and Proxy Statement accompanying this letter provide further information regarding these proposals.

Your vote is important. The Board of Directors appreciates your continued support and, regardless of whether you plan to participate in the annual meeting, we hope that you will vote as soon as possible.

Sincerely,

Thomas J. Baltimore, Jr.

Chairman of the Board of Directors,

President and Chief Executive Officer

NOTICE OF 2023 ANNUAL MEETING OF STOCKHOLDERS

Date and Time Wednesday, April 26, 2023 at 8:00 a.m. (Eastern Time)	Location 1775 Tysons Blvd. Tysons, VA 22102

Who Can Vote

Stockholders of record as of the close of business on March 2, 2023 will be entitled to notice of and to vote at the 2023 annual meeting of stockholders and any adjournment or postponement of the annual meeting

Proposals That Require Your Vote		Board Recommendation

1	Vote on the election of nine director nominees named in this Proxy Statement	FOR each nominee

2	Approve the 2017 Omnibus Incentive Plan (as Amended and Restated)	FOR

3	Approve, on an advisory (non-binding) basis, our named executive officer compensation	FOR

4	Approve, on an advisory (non-binding) basis, the frequency of our future advisory votes approving the compensation of our named executive officers	ONE YEAR

5	Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2023	FOR

Stockholders will also transact such other business as may properly be brought before the meeting or any adjournment or postponement thereof by or at the direction of the Board of Directors.

Your vote is important. Even if you plan to attend the annual meeting in person, we encourage you to submit your vote as soon as possible through one of the methods below to ensure your vote is recorded properly. Stockholders of record may vote without attending the annual meeting by one of the following methods:

Mail If you received printed proxy materials, mark, sign, date and return the enclosed Proxy Card or Voting Instruction Form in the postage-paid envelope	Telephone 1-800-690-6903	Internet https://www.proxyvote.com

These proxy materials are first being sent (or, as applicable, made available) to stockholders commencing on March 17, 2023.

If you want to attend the annual meeting in person, please follow the instructions on page 93 of this Proxy Statement.

BY ORDER OF THE BOARD OF DIRECTORS,

Nancy M. Vu Executive Vice President, General Counsel and Secretary March 17, 2023

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 26, 2023. This Proxy Statement and our 2022 Annual Report are available free of charge at www.proxyvote.com

This Proxy Statement contains forward-looking statements regarding Park’s current expectations within the meaning of the applicable securities laws and regulations. These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from expectations. These risks and uncertainties include, but are not limited to, the risks detailed in the Company’s filings with the Securities and Exchange Commission (the “SEC”), including the Risk Factors section of Park’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

PARK BUSINESS HIGHLIGHTS

Park Hotels & Resorts Inc. (“Park,” the “Company,” “we” or “our”) is the third largest publicly-traded lodging real estate investment trust (“REIT”), comprised of a diverse portfolio of iconic and market-leading hotels and resorts with significant underlying real estate value. As of March 2, 2023, our portfolio consists of 46 premium-branded hotels and resorts with approximately 29,000 rooms, located in prime city center and resort locations.

OUR STRATEGY

Since Park’s establishment as an independent, publicly-traded company in 2017 following the spin-off (referred to in this Proxy Statement as the “Spin-off”) from Hilton Worldwide Holdings Inc. (“Hilton”), we have remained laser-focused on delivering superior, risk-adjusted returns to stockholders through active asset management and a disciplined external growth strategy, while maintaining a strong and flexible balance sheet. The key pillars of our corporate strategy are:

OUR PORTFOLIO

2022 BUSINESS HIGHLIGHTS

2022 was a year of transition and recovery for most of the travel industry as businesses returned to the office, conferences resumed and the majority of travel restrictions were lifted around the globe following the unprecedented disruption caused by the COVID-19 pandemic. For Park, our key focus in 2022 was to rebuild the momentum we had in late 2019 while continuing to invest in initiatives that advance our long-term strategic priority of delivering superior risk-adjusted returns to stockholders. Business performance highlights in 2022 include:

Reopening the Park Portfolio	Reinvesting in the Portfolio	Strengthening our Balance Sheet	Reinstated Quarterly Dividend

Successfully reopened all previously suspended hotels in Park’s portfolio by May 2022	Spent $168 million on capital improvement projects at our hotels, including a meeting space expansion project at the Waldorf Astoria Orlando and Signia by Hilton Orlando Bonnet Creek complex

Amended and restated Park’s

revolving credit facility in

December 2022, which

increased total capacity from

$901 million to $950 million,

extended the maturity date by

three years to December 2026

and released certain collateral

securing the credit facility

Reinstated our quarterly dividend in the first quarter of 2022, generating a full-year payout of $0.28 per share

2022 FINANCIAL HIGHLIGHTS*

* Please refer to the Financial Reporting Annex included in this Proxy Statement for related definitions and reconciliations to the most directly comparable U.S. GAAP financial measures.

For more information on our 2022 results and other related financial measures, see our 2022 Annual Report, which can be found under the Financial Information tab of our website at www.pkhotelsandresorts.com/investors.

PARK CORPORATE RESPONSIBILITY

Faced with the challenging economic backdrop during the last few years, Park was able to capitalize on the temporary slowdown in travel to focus our efforts on critical thinking and strategic planning for environmental, social and governance (“ESG”) initiatives, both near term and longer term in nature. We remain dedicated to our strategic ESG priorities as we continue to believe that consistently upholding our corporate responsibilities is critical to supporting both our business and our stakeholders.

OUR CORPORATE RESPONSIBILITY FRAMEWORK AND STRATEGY

Park’s corporate responsibility strategy has been formalized based on the identification of both (i) pertinent risks and opportunities to our business and (ii) an obligation to act responsibly as a company. Effectively managing these risks and opportunities helps Park achieve operational excellence through active asset management. We organize the ESG risks and opportunities that we focus on into three main categories– Responsibility in Risk Management, Social Commitment and Environmental Management – which align with our selected UN Sustainable Development Goals.

2022 COMPANY HIGHLIGHTS

For more information on Park’s corporate responsibility initiatives, see our 2022 Annual Corporate Responsibility Report, which can be found under the Responsibility page of our website at www.pkhotelsandresorts.com/responsibility.

RISK MANAGEMENT

Park aims to mitigate the various risks associated with its business and evaluate ESG-related opportunities that support Park’s business strategy through its established risk management reporting structure. In 2022, in order to further strengthen and clarify our decision-making framework, Park formed an Environmental, Social & Governance Committee (the “ESG Committee”), which currently includes four members of our management committee comprised of department leaders (our “Executive Committee”), is subject to the oversight by the Board’s Nominating, Governance & Corporate Responsibility Committee (the “Governance Committee”) and is tasked with developing, implementing and monitoring the Company’s ESG initiatives and policies.

As set forth in the illustration below, each ESG-initiative begins with analysis and work being performed by one of Park’s three dedicated ESG working committees – the Green Park Committee, the Park Cares Committee and the Diversity and Inclusion Steering Committee. Each of these committees is comprised of a cross-departmental team of associates and senior leaders, including at least one Executive Committee leader. Each committee specializes in specific ESG matters and provides both written and verbal updates to our ESG Committee on at least a quarterly basis. In addition, at least annually, a member of the ESG Committee provides ESG updates to the Governance Committee, which was also renamed in 2022 in order to formalize and expand on its role in overseeing the Company’s ESG performance, disclosure, strategies, goals and objectives and reflect their ESG mandates.

SOCIAL COMMITMENT

Park’s associates make up the fabric of our organization and are critical to ensuring the success of our Company. As our most valuable corporate assets, it is imperative that we provide a safe, supportive and inclusive working environment for all our associates. Through the work of our Human Resources department and our Diversity and Inclusion Steering Committee, we have developed and implemented programs that support these characteristics, including our health and well-being program and our annual trainings. Furthermore, Park places high importance on cultivating a strong and positive relationship with the local communities where we work and own properties. We seek to engage with the community through volunteering as well as in-kind and cash donations as identified by the Park Cares Committee.

Spotlight on Associate Diversity, Equity and Inclusion

We continue to prioritize the advancement of diversity, equity and inclusion at Park. We pride ourselves on creating a respectful, professional and inclusive workplace for everyone, and we value the unique perspectives that a workforce with diverse cultures, ages, genders, races and ethnicities brings to our Company.

Spotlight on Don Bosco Work Study Program

To help develop the working experience of students from underprivileged areas in the Washington, D.C. community, Park has routinely provided work study opportunities for students organized through Don Bosco Cristo Rey High School. Don Bosco Cristo Rey’s Corporate Work Study Program (CWSP) prepares dedicated students for college and careers while also fulfilling real work responsibilities for a company. Don Bosco work study students come exclusively from families of limited economic means. On top of their regular high school studies, these students conduct a rotation among various Park departments. Students work one day a week, earning nearly 60 percent of the cost of their education, and in turn gain valuable on-the-job experience in highly professional settings. In 2022, Park partnered with Don Bosco Cristo Rey High

School to sponsor four students who completed work study with Park. Additionally, Park made an annual contribution to Don Bosco Cristo Rey’s scholarship fund to help support student educational costs.

ENVIRONMENTAL MANAGEMENT & PERFORMANCE

Park seeks to minimize its environmental footprint through all phases of the Company’s business, from acquisition to disposition. In coordination with the Green Park Committee, Park aims to minimize its environmental footprint through the following measures:

•	Implementing sustainability best practices portfolio-wide, as detailed in Park’s proprietary Green Park Playbook and communicated through Green Park webinars and newsletters;
•

Undertaking energy, water and waste efficiency projects, such as AquaRecycle laundry water recycling systems, LED lighting upgrades and Melink cooking exhaust controls to reduce run times and energy intensity;

•	Monitoring, analyzing and benchmarking environmental data at each property through the Resource Advisor platform, an enterprise-level software management system aligned to ISO 14001;
•	Developing annual utility cost guidance with accurate baselining, commodity rate adjustments and efficiency project impacts;
•	Procuring renewable energy as available in our jurisdictions and conducting further exploration into VPPAs and PPAs; and
•	Aiming for the properties within our portfolio to attain recognized sustainability certifications as an external acknowledgement of Park’s efforts.

Park discloses its environmental data in its annual corporate responsibility report, under the Responsibility tab of its website and through voluntary ESG frameworks including the Global Real Estate Sustainability Benchmark (“GRESB”) Real Estate Assessment, Global Reporting Initiative (“GRI”), Sustainability Accounting Standards Board (“SASB”) and Task Force on Climate-related Financial Disclosures (“TCFD”). Park continues to work toward publicly disclosing measurable, meaningful and strategic environmental and emissions reduction targets within the context of pending SEC legislation.

Spotlight on Efficiency Projects

The Green Park Committee focuses on increasing efficiency across Park’s portfolio by identifying strategic opportunities for improvement. As the effects of climate change continue to impact utility consumption and costs as well as water stress levels in certain geographic areas, it is imperative that Park develop a long-term plan to address these changes. In 2021, Park began conducting intensive ASHRAE Level II energy audits of specific assets in order to generate long-term efficiency and decarbonization strategies for each asset. The results of these audits help inform the Company’s budgeted capital expenditures for efficiency-related projects for the current and future years. Eighteen audits were completed by the end of 2022, and Park expects to evaluate its entire portfolio by no later than 2025.

As part of Park’s focus on efficiency projects, the Company is very pleased to report that five of its properties achieved the U.S. EPA’s ENERGY STAR® Certification for Superior Energy Efficiency in 2022.

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement, which is first being distributed or made available on or about March 17, 2023. This summary does not contain all the information you should consider, so please review the Company’s 2022 Annual Report and this entire Proxy Statement before voting.

ANNUAL MEETING OF STOCKHOLDERS

Date and Time	Record Date
April 26, 2023 at 8:00 a.m. (Eastern Time)	March 2, 2023

Location	Number of Shares of Common Stock Outstanding and Eligible to Vote at the Meeting as of the Record Date
1775 Tysons Blvd., Tysons, Virginia 22102	221,904,338 shares of common stock

PROXY VOTING ROADMAP

The following table summarizes the items that will be brought to a vote of our stockholders at the 2023 annual meeting of stockholders, along with voting recommendations of our Board of Directors (the “Board”).

Proposal 1

Election of Directors

➢   The Board, acting upon the recommendation of the Governance Committee, has nominated all nine of the directors currently serving on the Company’s Board for re-election.

➢   Through their experience, skills and perspectives, which span various industries and organizations, these director nominees represent a Board that is diverse and possesses the appropriate collective qualifications, skills, knowledge and attributes to provide effective oversight of the Company’s business and quality advice and counsel to the Company’s management.

The Board recommends a vote FOR each director nominee See page 15

Proposal 2

Vote to Approve the 2017 Omnibus Incentive Plan (as Amended and Restated)

➢   We believe that the amendment and restatement of the 2017 Omnibus Incentive Plan to, among other changes, increase the number of shares of the Company’s common stock available for issuance under such plan will enable the Company to continue to attract and retain talented associates that will propel the Company’s future growth.

The Board recommends a vote FOR See page 39

Proposal 3

Advisory Vote on Executive Compensation

(Say-on-Pay Vote)

➢   We believe our compensation program provides the appropriate mix of fixed and at-risk compensation.

➢   Both the executive short- and long-term incentive programs reward achievement of financial and operational goals, relative TSR and encourage individual performance that is in line with our long-term strategy, is aligned with stockholder interests and remains competitive with our industry peers.

The Board recommends a vote FOR See page 49

Proposal 4

Advisory Vote to Determine Frequency of Future Say-On-Pay Votes (Say-on-Frequency Vote)

➢   We believe an advisory say-on-pay vote should be conducted every year so that our stockholders may annually provide us with direct input on our compensation program.

➢   Such annual feedback from stockholders enhances our stockholder communication efforts and allows us to react quickly to stockholders’ concerns.

The Board recommends a vote for ONE YEAR See page 84

Proposal 5

Ratification of the Appointment of Ernst & Young LLP

➢   The Audit Committee has appointed Ernst & Young LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2023.

➢   This appointment is being submitted to stockholders for ratification.

The Board recommends a vote FOR See page 86

DIRECTOR NOMINEE HIGHLIGHTS

Director Nominees and Committees

			Committee Memberships
Name	Independent	Director Since	AC	CC	GC	Other Public Company Boards

Thomas J. Baltimore, Jr. (Chairman)	--	2016				2

Patricia M. Bedient	✓	2017				2

Thomas D. Eckert	✓	2019				1

Geoffrey M. Garrett	✓	2017				--

Christie B. Kelly	✓	2016				1

Sen. Joseph I. Lieberman	✓	2017				1

Thomas A. Natelli	✓	2019				--

Timothy J. Naughton	✓	2017				1

Stephen I. Sadove	✓	2017				3

AC	Audit Committee	CC	Compensation & Human Capital Committee

GC	Nominating, Governance & Corporate Responsibility Committee		Chair of the Committee

Snapshot of Director Nominees

Our director nominees each exhibit an effective mix of skills, experience, diversity and judgement.

*Information in charts above calculated as of March 17, 2023.

Experience/Qualifications/Skills of Director Nominees

CORPORATE GOVERNANCE

Park has a history of strong corporate governance. The Company is committed to sound governance practices designed to promote the long-term interests of stockholders and strengthen Board and management accountability. Our Board regularly evaluates our governance profile against best practices to identify areas for improvement. The Board also leverages our stockholder engagement to gather insights on key areas of stockholder interest and emerging trends to evaluate. Key elements of our corporate governance policies and practices include:

CORPORATE GOVERNANCE HIGHLIGHTS

2022

Board Independence

Independent Director
9 of 10

Fully Independent Board Committees
All

Lead Independent Director with Expansive Duties
Stephen I. Sadove

Board & Committee Meetings in Fiscal Year 2022

Full Board Meetings
5
including one full meeting focused on strategy

Regular Executive Sessions of Independent Directors at Board & Committee Meetings

Audit Committee Meetings
4

Compensation & Human Capital Committee Meetings
5

Nominating, Governance & Corporate Responsibility Committee Meetings
2

Director Elections

Frequency of Board Elections
Annual

Voting Standard for Uncontested Elections
Majority

Proxy Access for Director Nominations

Ownership Threshold: **3%**

Holding Period: **3 years**

Nominees:
Greater of 2 or 20% of Board

Group Formation:
Up to 20 stockholders

Evaluating and Improving Board Performance

Board & Committee Evaluations
Annually

Aligning Director and Stockholder Interests

Meaningful Director Stock Ownership Guidelines
Yes

STOCKHOLDER ENGAGEMENT

Throughout the year, our investor relations team regularly communicates with investors, prospective investors and investment analysts. Meetings include in-person, telephone and video conferences. These meetings often include participation by our Chief Executive Officer, Chief Financial Officer and other members of our Executive Committee, and they are generally focused on the Company performance, strategy and plans for future growth. Once investor feedback is collected, we share such feedback with our Board as part of our annual corporate governance cycle. For additional information about our corporate governance cycle, see the discussion under the caption “Corporate Governance Matters—Annual Stockholder Engagement Cycle.”

Outreach in Response to Say-On-Pay Vote

Additionally, every year, Park provides stockholders with the opportunity for an annual vote to approve its executive compensation program on an advisory basis. Following such advisory vote, we conduct stockholder outreach with our largest investors. In response to the disappointing say-on-pay vote at our 2021 annual meeting of stockholders, we conducted even more extensive stockholder outreach and engagement in order to better understand our investors’ views. Starting in the fourth quarter of 2021 and continuing into 2022, we reached out to 30 stockholders representing approximately 69% of our outstanding shares of common stock to invite them to participate in calls. Ultimately, stockholders representing 38% of our outstanding shares of common stock accepted our invitation to share feedback – with calls with stockholders representing 23% of our outstanding shares of common stock taking place during the first quarter of 2022.

In February 2022, following this outreach effort but prior to our 2022 annual meeting of stockholders, the Compensation Committee made significant changes to our executive compensation program in direct response to the stockholder feedback. Thereafter, at the 2022 annual meeting of stockholders, stockholders recognized these efforts with approximately 83% of the votes cast approving our advisory vote on executive compensation.

We believe our engagement approach has resulted in constructive feedback and input from stockholders and we intend to continue these efforts.

Engagement in 2022 and 2023	Participants	Response to Stockholder Feedback in 2022

As part of our regular stockholder outreach and in response to our say-on-pay vote in 2021, we engaged with our largest stockholders. During the first quarter of 2022, we held calls with stockholders representing 23% of our outstanding shares of common stock.

In February 2022, following this outreach effort but prior to our 2022 annual meeting of stockholders, the Compensation Committee made significant changes to our executive compensation program in direct response to the stockholder feedback received.

Following our 2022 say-on-pay vote, we reached out to stockholders representing approximately 43% of our outstanding shares of common stock to invite them to participate in calls with members of the Company’s senior management team. However, as we had just recently spoken to a significant number of our larger stockholders, many of our investors declined our invitation to speak.

Outreach was conducted by a cross-functional team including our:

•  Chair of the Compensation Committee – lead all meetings in first quarter of 2022

•  EVP & General Counsel

•  SVP, Corporate Strategy and Investor Relations

•  EVP, Design and Construction

•  VP & Assistant General Counsel – Corporate

Stockholder feedback was communicated to our Board.

We received valuable feedback from our stockholders during our 2022 stockholder outreach. In response to the stockholder feedback received during the winter of 2021 and the first quarter of 2022, the Compensation Committee and the Board took certain actions in February 2022, including:

•  NO SPECIAL AWARDS. The Compensation Committee confirmed its firm commitment not to make any special or one-time awards to its executive officers absent extraordinary circumstances (outside of new hires and promotions)

•  PAY FOR PERFORMANCE. Starting in fiscal year 2022, the Compensation Committee increased the performance-based portion for executive’s target annual equity award:

-  from 60% to 65% for our Chief Executive Officer

-  from 50% to 60% for our other named executive officers

•  RETURN TO TRADITIONAL FRAMEWORK/ RIGOR OF TARGETS. Starting in fiscal year 2022, the Compensation Committee confirmed a return to Park’s traditional executive compensation framework, with enhanced disclosure outlining the rigor of the STIP corporate objectives and new limitation on the payout of PSUs in the event of negative TSR during the applicable performance period

•  ESG, HUMAN CAPITAL AND CYBERSECURITY OVERSIGHT. The Board expanded the Governance Committee’s oversight of ESG matters; the Compensation Committee’s oversight of Human Capital matters; and the Audit Committee’s oversight of cybersecurity matters

HOW OUR EXECUTIVE COMPENSATION PROGRAM SUPPORTS OUR BUSINESS STRATEGY

Our executive compensation program is designed to support the longevity and stability of the Company by driving long-term business outcomes, promoting strong governance practices and discouraging irresponsible risk-taking. This is achieved by structuring individual pay to align with the Company’s performance. All senior executives have a large portion of their compensation that is variable and covers multi-year performance periods. Our long-term incentive awards are designed to align executives with the Company’s long-term performance using performance-based equity awards in the form of restricted stock awards and performance stock units. For example, in fiscal year 2022, 87.5% of our Chief Executive Officer’s target annual total direct compensation was variable and “at-risk” based on the Company’s performance of the Company. Furthermore, as a result of our extensive stockholder outreach program in 2022 and to establish an even greater emphasis on pay for performance, the Compensation Committee increased the performance-based portion of the target annual equity award from 60% to 65% for our Chief Executive Officer and from 50% to 60% for our other named executive officers starting in fiscal year 2022.

In addition, executive compensation is also increasingly linked to our ESG goals. In 2022, in response to stockholder feedback, the Compensation Committee established an ESG scorecard, incorporating key ESG initiatives into our executive compensation program.

Our executive compensation program, including compensation principles and strategy, is discussed in detail under the Compensation Discussion and Analysis section of this Proxy Statement.

PROPOSAL 1 ELECTION OF DIRECTORS

INTRODUCTION

Upon the recommendation of the Governance Committee, the Board has nominated the nine persons identified on the following pages for election at the 2023 annual meeting of stockholders. If elected, each nominee will hold office as a director from election until the next annual meeting of stockholders and until their successor has been duly elected and qualified or until their death, resignation or removal. All of the nominees are currently Park directors who were elected by stockholders at the 2022 annual meeting of stockholders.

Each of our nominees has agreed to be named in this Proxy Statement and to serve if elected. The Board anticipates that the nominees will serve, if elected, as directors. However, if any person nominated by the Board ceases to be a candidate for election by the time of the 2023 annual meeting of stockholders, the proxies will be voted for the election of such other person as the Board may recommend.

VOTE REQUIRED

Under our by-laws, in an uncontested election, directors must be elected by a majority of all the votes cast. This means that the number of votes cast “FOR” a director nominee must exceed the number of votes cast “AGAINST” that nominee. There is no cumulative voting. Abstentions and broker non-votes (if any) are not counted as votes cast.

In addition, under our by-laws and Corporate Governance Guidelines, if a director nominee who is already serving as a director does not receive a majority of the votes cast, the director must tender his or her resignation to our Board and our Governance Committee, or such other committee designated by the Board, may consider any relevant factors and make a recommendation to the Board on whether to accept or reject the resignation or take other action. The Board is required to take action with respect to this recommendation within 90 days following certification of the election results.

BOARD RECOMMENDATION

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH

OF THE DIRECTOR NOMINEES NAMED BELOW.

DIRECTOR NOMINEES

Our Governance Committee and our Board have determined that the director nominees possess a diverse and balanced mix of attributes, viewpoints and experiences to effectively oversee Park’s long-term business strategy.

Biographical information about each director nominee, as well as highlights of certain notable qualifications, experience, skills and attributes that contributed to the director nominee’s selection for election at our 2023 annual meeting of stockholders, are included on the following pages. The self-identified gender and race/ethnicity and other diverse characteristics of each director nominee is also provided below under “Summary of Director Nominees’ Skills and Experience.”

Thomas J. Baltimore, Jr. Chairman of the Board, President and Chief Executive Officer of Park Hotels & Resorts Inc.
Director since: 2016 Age: 59 Other Current Public Company Boards: ➣ American Express Company ➣ Comcast Corporation

Professional Experience

Mr. Baltimore joined the Company in May 2016 and has served as our President and Chief Executive Officer and as a director and the Chairman of the Board since December 2016. Prior to joining the Company, Mr. Baltimore served most recently as the President and Chief Executive Officer of RLJ Lodging Trust (NYSE: RLJ) (“RLJ”), a lodging REIT, and as a member of its board of trustees from RLJ’s formation on January 31, 2011 until May 11, 2016. Prior to that, Mr. Baltimore co-founded RLJ Development and served as its president from 2000 to 2011. During this time period, RLJ Development and affiliates raised and invested more than $2.2 billion in equity. Previously, Mr. Baltimore served as vice president of gaming acquisitions of Hilton Hotels Corporation from 1997 until 1998 and later as vice president of development and finance from 1999 until 2000. He also served in various management positions with Marriott Corporation and Host Marriott Services Corporation, including vice president of business development. Mr. Baltimore currently serves on the board of directors of American Express Company (NYSE: AXP) and Comcast Corporation (Nasdaq: CMCSA). Previously, Mr. Baltimore served on the board of directors of Prudential Financial, Inc. (NYSE: PRU) until March 2023, the board of directors of AutoNation, Inc. (NYSE: AN) until January 2021, the board of directors of Duke Realty Corporation (NYSE: DRE) until April 2017, the board of trustees of RLJ until May 2016 and the board of directors of Integra Life Sciences Company (NASDAQ: IART) until August 2012. Mr. Baltimore is also one of the Co-Chairs of the National Association of Real Estate Investment Trusts’ (“Nareit”) Dividends Through Diversity, Equity & Inclusion CEO Council. Mr. Baltimore received his Bachelor of Science degree from the McIntire School of Commerce, University of Virginia and his Master of Business Administration degree from the Colgate Darden School of Business, University of Virginia.

Key Qualifications and Experience

Mr. Baltimore’s knowledge of and extensive experience in various senior leadership roles in the lodging real estate industry provides the Board valuable industry-specific knowledge and expertise. In addition, Mr. Baltimore’s role as our President and Chief Executive Officer brings management perspective to Board deliberations and provides beneficial information about the status of our day-to-day operations.

Patricia M. Bedient Former Executive Vice President and Chief Financial Officer Weyerhaeuser Company
INDEPENDENT Director since: 2017 Committees: Audit; Governance Age: 69 Other Current Public Company Boards: ➣ Alaska Air Group, Inc. ➣ Suncor Energy Inc.

Professional Experience

Ms. Bedient has served as a director on the Board since January 2017. Ms. Bedient most recently served as Executive Vice President for Weyerhaeuser Company (NYSE: WY), one of the world’s largest integrated forest products companies, from 2007 until her retirement in July 2016. Ms. Bedient also served Weyerhaeuser as Chief Financial Officer from 2007 until February 2016. Prior to that, Ms. Bedient served as Senior Vice President, Finance and Strategic Planning of Weyerhaeuser from 2006 until 2007 and as Vice President, Strategic Planning from 2003, when Ms. Bedient joined Weyerhaeuser, until 2006. A certified public accountant (“CPA”) since 1978, Ms. Bedient served as managing partner of the Seattle office of Arthur Andersen LLP prior to joining Weyerhaeuser. Ms. Bedient also worked at Arthur Andersen’s Portland and Boise offices as a partner and as a CPA during her 27-year career with that firm. Ms. Bedient currently serves on the board of directors of Alaska Air Group, Inc. (NYSE: ALK), where she serves as the Non-executive Board Chair, and Suncor Energy Inc. (NYSE: SU), where she serves as the Chair of the Audit Committee. Ms. Bedient received her Bachelor of Science degree in Business Administration with concentrations in Finance and Accounting from Oregon State University. She is a member of the American Institute of CPAs.

Key Qualifications and Experience

Ms. Bedient brings to the Board her extensive financial and management experience, including service as a REIT chief financial officer. In addition, Ms. Bedient brings to the Board her public company directorship experience.

Thomas D. Eckert Former Chairman of the Board, Chief Executive Officer and President of Capital Automotive Real Estate Services, Inc.
INDEPENDENT Director since: 2019 Committees: Audit; Compensation (Chair) Age: 75 Other Current Public Company Boards: ➣ NVR, Inc.

Professional Experience

Mr. Eckert has served as a director on the Board since September 2019. Mr. Eckert previously served at Capital Automotive Real Estate Services, Inc., a privately owned real estate company that owns and manages net-leased real estate for automotive retailers, as President and Chief Executive Officer from 2005 until 2011 and as Chairman of the board of directors from 2011 until 2014. Prior to that, Mr. Eckert served as President, Chief Executive Officer and a trustee of Capital Automotive REIT (Nasdaq: CARS) from its founding in 1997 until it was taken private in 2005. Prior to his tenure at Capital Automotive, Mr. Eckert served at Pulte Home Corporation, a U.S. homebuilder company, from 1983 until 1997. Prior to working at Pulte, Mr. Eckert spent over seven years with the public accounting firm of Arthur Andersen LLP. Mr. Eckert currently serves on the board of directors of NVR, Inc. (NYSE: NVR). In addition, Mr. Eckert formerly served on the board of trustees of Chesapeake Lodging Trust (“Chesapeake”) (NYSE: CHSP) from 2010 until Park’s acquisition of Chesapeake in 2019; on the board of directors of Dupont-Fabros Technologies, Inc. (NYSE: DFT) from 2007 until 2017; as the Chairman on the board of directors of The Munder Funds, a $10 billion mutual fund group, from 2006 until 2014; on the board of trustees of The Victory Funds, a $20 billion mutual fund group, from 2014 until 2015; and on the board of trustees of Gramercy Property Trust from 2015 until 2018. Additionally, Mr. Eckert is currently an Emeritus Trustee of The College Foundation at the University of Virginia. Mr. Eckert received a Bachelor degree in Business Administration from the University of Michigan.

Key Qualifications and Experience

Mr. Eckert brings to the Board his extensive financial and leadership experience, including service as a chief executive officer of a publicly-traded REIT. In addition, Mr. Eckert brings to the Board his public company directorship experience.

Geoffrey M. Garrett Dean of Marshall School of Business of the University of Southern California
INDEPENDENT Director since: 2017 Committee: Audit; Compensation Age: 64 Other Current Public Company Boards: None

Professional Experience

Mr. Garrett has served as a director of the Board since June 2017. Mr. Garrett currently serves as dean of the University of Southern California’s Marshall School of Business (“Marshall”). Prior to his appointment as dean of Marshall in July 2020, Mr. Garrett served as the dean of the Wharton School of Business at the University of Pennsylvania from 2014 to 2020, the dean of the business school at University of New South Wales in Australia from January 2013 until June 2014 and the dean of the business school at the University of Sydney, Australia from January 2013 until December 2013. From 2008 until 2012, Mr. Garrett served as the Founding Chief Executive Officer and a Professor of Political Science at the United States Studies Centre in Sydney, Australia. Prior to that, Mr. Garrett served as President of the Pacific Council of International Policy in Los Angeles from 2005 until 2009 and the dean of the UCLA International Institute from 2001 until 2005. Mr. Garrett previously served as a professor at Oxford University, Stanford University, Yale University and as a member of the faculty in the Management Department at Wharton. Mr. Garrett received a Bachelor of Arts degree with Honors from the Australian National University and a Master of Arts and Doctor of Philosophy degrees from Duke University where he was a Fulbright Scholar.

Key Qualifications and Experience

Mr. Garrett brings to the Board his extensive leadership and management experience, as well as a diverse perspective gained from serving as the dean of one of the most prominent business schools in the United States.

Christie B. Kelly Executive Vice President, Chief Financial Officer and Treasurer of Realty Income Corporation
INDEPENDENT Director since: 2016 Committees: Audit (Chair); Compensation Age: 61 Other Current Public Company Boards: ➣ Kite Realty Group Trust

Professional Experience

Ms. Kelly has served as a director on the Board since December 2016. Ms. Kelly currently serves as the Executive Vice President, Chief Financial Officer and Treasurer of Realty Income Corporation (NYSE: O), a REIT focused on investing in free-standing, single-tenant commercial properties that are subject to triple-net leases. Prior to her appointment as Chief Financial Officer of Realty Income in January 2021, Ms. Kelly served as Executive Vice President and Chief Financial Officer of Jones Lang LaSalle Incorporated (NYSE: JLL) (“JLL”), a publicly traded financial and professional services firm specializing in real estate, from July 2013 until September 2018. Prior to her tenure at JLL, Ms. Kelly served as Executive Vice President and Chief Financial Officer of Duke Realty Corporation (NYSE: DRE) (“Duke”) from 2009 until June 2013. From 2007 until she joined Duke in 2009, Ms. Kelly served as Senior Vice President, Global Real Estate at Lehman Brothers, where she led real estate equity syndication in the United States and Canada. Prior to that, Ms. Kelly served at General Electric Company (NYSE: GE) from 1983 to 2007 in numerous finance and operational financial management positions in the United States, Europe and Asia that included responsibility for mergers and acquisitions, process improvements, internal audit and enterprise risk management. Ms. Kelly currently serves on the board of directors of Kite Realty Group Trust (NYSE: KRG) and Gilbane, Inc., a private global development company. Ms. Kelly served on the board of directors of Realty Income Corporation from November 2019 until January 2021. Ms. Kelly received her Bachelor of Arts degree in Economics from Bucknell University. She has been recognized as one of the Women of Influence by the Indianapolis Business Journal.

Key Qualifications and Experience

Ms. Kelly brings to the Board financial and industry-specific expertise, including as chief financial officer of a REIT, as well as her public company directorship experience. Additionally, the Board values Ms. Kelly’s extensive network in the REIT-industry. The Board believes that the combination of Ms. Kelly’s experience, network and dedication, which she has consistently demonstrated by, among other things, her exemplary engagement and attendance at Board meetings since joining the Board, is a valuable asset to our Company.

Sen. Joseph I. Lieberman Former U.S. Senator of the State of Connecticut and Current Senior Counsel at Kasowitz, Benson & Torres LLP
INDEPENDENT Director since: 2017 Committees: Audit; Governance Age: 81 Other Current Public Company Boards: ➣ L&F Acquisition Corp.

Professional Experience

Sen. Lieberman has served as a director on the Board since January 2017. Sen. Lieberman has been Senior Counsel at Kasowitz, Benson & Torres LLP, a national law firm focusing on complex commercial litigation, since 2013. Prior to joining Kasowitz, Sen. Lieberman, the Democratic nominee for Vice President of the United States in the 2000 presidential election, served 24 years in the U.S. Senate, retiring in January 2013 following the end of his fourth term. During his tenure in the U.S. Senate, Sen. Lieberman helped shape legislation in areas of public policy, including national and homeland security, foreign policy, fiscal policy, environmental protection, human rights, health care, trade, energy, cyber security and taxes. Sen. Lieberman served the U.S. Senate in many leadership roles, including as the Chairman of the Committee on Homeland Security and Government Affairs. Prior to being elected to the U.S. Senate, Sen. Lieberman served as the Attorney General of the State of Connecticut from 1983 until 1988. From 1970 until 1980, Sen. Lieberman also served in the Connecticut State Senate, including three terms as majority leader. Sen. Lieberman currently serves on the board of directors of L&F Acquisition Corp. (NYSE: LNFA.U.), where he serves as the Chair of the Compensation Committee. Sen. Lieberman received his Bachelor of Arts degree in Political Science and Economics and his Juris Doctorate degree from Yale University.

Key Qualifications and Experience

Sen. Lieberman brings to the Board extensive public policy and government relations experience, including as U.S. Senator of the State of Connecticut, and legal experience in his current role as Senior Counsel.

Thomas A. Natelli President and Chief Executive Officer of Natelli Communities
INDEPENDENT Director since: 2019 Committees: Audit; Governance Age: 62 Other Current Public Company Boards: None

Professional Experience

Mr. Natelli has served as a director on the Board since September 2019. Mr. Natelli has served as President and Chief Executive Officer of Natelli Communities, a privately held real estate investment and development company, since 1987. In July 2021, Mr. Natelli joined the Board of Quantum Loophole, Inc., a privately held developer of data center campuses. Mr. Natelli is the past chairman and has served on the board of the School of Engineering at Duke University since 2006. He has served on the President’s Council of Catholic Charities of Washington DC since 2014. Previously, Mr. Natelli served on the board of directors of Chesapeake Lodging Trust (NYSE: CHSP) from 2010 until Park’s acquisition of Chesapeake in 2019; on the board of directors of Highland Hospitality Corporation (NYSE: HIH) from 2003 until 2007; on the board of trustees of Suburban Hospital Healthcare System from 1993 until 2006; and on the board of directors of FBR National Bank and Trust, a wholly-owned affiliate of Friedman, Billings, Ramsey Group, Inc. (NYSE: FBR) from 2001 until 2005. Mr. Natelli served as President of the Board of the Montgomery County Chamber of Commerce in 1993, and played a central role in creating the Montgomery Housing Partnership in 1989, a non-profit organization created to preserve and expand the supply of affordable housing in Montgomery County, Maryland. Mr. Natelli received his Bachelor of Science degree in Mechanical Engineering from Duke University in 1982.

Key Qualifications and Experience

Mr. Natelli brings to the Board industry-specific experience in the real estate sector, as well as his public company directorship experience.

Timothy J. Naughton Executive Chairman of the Board and Former Chief Executive Officer of AvalonBay
INDEPENDENT Director since: 2017 Committees: Governance (Chair); Compensation Age: 61 Other Current Public Company Boards: ➣ AvalonBay Communities, Inc.

Professional Experience

Mr. Naughton has served as a director on the Board since January 2017. Mr. Naughton currently serves as the Non-Executive Chairman of the Board of Directors of AvalonBay Communities, Inc. (NYSE: AVB) (“AvalonBay”), a REIT focused on multifamily communities. Joining AvalonBay’s predecessor entity in 1989, Mr. Naughton served as Chairman of the board of directors for AvalonBay from May 2013 until January 2022, as Chief Executive Officer from January 2012 until January 2022, as President from February 2005 until February 2021, as Chief Operating Officer from 2001 until 2005, as Senior Vice President, Chief Investment Officer from 2000 until 2001 and as Senior Vice President and Vice President, Development and Acquisitions from 1993 until 2000. Mr. Naughton served on the board of directors of Welltower Inc. (NYSE: WELL) from 2013 until 2019, previously served on the executive board of Nareit, is a member of The Real Estate Round Table, is a member and past Chairman of the Multifamily Council of the Urban Land Institute and is a member of the Real Estate Forum. Mr. Naughton received his Master of Business Administration from Harvard Business School and received his Bachelor of Arts degree in Economics with High Distinction from the University of Virginia, where he was elected to Phi Beta Kappa.

Key Qualifications and Experience

Mr. Naughton brings to the Board industry-specific experience in the real estate sector, including as chief executive officer of a REIT, as well as his extensive public company directorship experience.

Stephen I. Sadove Founding Partner of JW Levin Management Partners LLC and Former Chairman of the Board and Chief Executive Officer of Saks Inc.
INDEPENDENT Director since: 2017 Committees: Compensation; Governance Age: 71 Other Current Public Company Boards: ➣ Colgate-Palmolive Company ➣ Aramark ➣ Movado Group, Inc.

Professional Experience

Mr. Sadove has served as a director on the Board since January 2017. Mr. Sadove has served as a founding partner of JW Levin Management Partners LLC, a private management and investment firm, since 2015. Mr. Sadove has also served as principal of Stephen Sadove and Associates, which provides consulting services to the retail industry, since 2014. From 2007 until 2013, Mr. Sadove served as Chairman and Chief Executive Officer of Saks Incorporated (“Saks”), an owner and operator of high-end department stores in the United States. Prior to that, Mr. Sadove served Saks as Vice Chairman from January 2002 until March 2004, as Chief Operating Officer from March 2004 until January 2006 and was named Chief Executive Officer in 2006. Prior to his tenure with Saks, Mr. Sadove served Bristol-Myers Squibb Company (NYSE: BMY) from 1991 until 2001, as President, Clairol from 1991 until 1996, as President, Worldwide Beauty Care from 1996 until 1997, as President, Worldwide Beauty Care and Nutritionals from 1997 until 1998 and as Senior Vice President of Bristol-Myers Squibb and President, Worldwide Beauty Care from 1997 until 2001. Mr. Sadove currently serves on the board of directors of Colgate-Palmolive Company (NYSE: CL), where he will continue to serve as the Lead Director until March 1, 2023, Aramark (NYSE: ARMK), where he is also Non-Executive Chairman of the Board, Movado Group, Inc. (NYSE: MOV) and Waterloo Sparkling Water, a privately-held sparkling water producer, where he serves as Non-Executive Chairman of the Board. Mr. Sadove served on the board of directors of J.C. Penney Company, Inc. (NYSE: JCP) until May 2016 and Ruby Tuesday, Inc. (NYSE: RT) until December 2017. Mr. Sadove received his Master of Business Administration degree with Distinction from Harvard Business School and received his Bachelor’s degree in Government from Hamilton College. He currently is a life trustees of Hamilton College.

Key Qualifications and Experience

Mr. Sadove brings to the Board extensive operations and management experience, including as chief executive officer of a large, national retailer, as well as his extensive public company directorship experience.

SUMMARY OF DIRECTOR NOMINEES’ SKILLS AND EXPERIENCE

	Baltimore, Thomas J., Jr.	Bedient., Patricia M.	Eckert, Thomas D.	Garrett, Geoffrey M.	Kelly, Christie B.	Lieberman, Sen. Joseph I.	Natelli, Thomas A.	Naughton, Timothy J.	Sadove, Stephen I.

SKILLS AND EXPERIENCE

ACCOUNTING / FINANCIAL EXPERTISE enables an in-depth understanding of our financial reporting and internal controls, ensuring transparency and accuracy		•	•		•

ACCOUNTING / FINANCIAL LITERACY enables a general understanding of our financial reporting and internal controls, ensuring transparency and accuracy	•	•	•	•	•	•	•	•	•

BOARD OF DIRECTORS experience in serving on public sector, private sector or non-profit boards	•	•	•	•	•	•	•	•	•

BUSINESS OPERATIONS experience provides directors with a practical understanding of developing, implementing and evaluating our operating plans and strategies	•	•	•	•	•		•	•	•

EXECUTIVE experience in leadership role as a company executive officer or head of a government or academic organization	•	•	•	•	•	•	•	•	•

FINANCIAL/CAPITAL MARKETS experience is important to raising the capital needed to fund our business	•	•	•		•		•	•	•

LODGING knowledge of the lodging industry and the issues facing hotels, brands and owners	•		•				•

MANAGEMENT experience provides directors a practical undertsanding of developing, implementing and assessing our operating plan and business strategy	•	•	•	•	•		•	•	•

REAL ESTATE experience is important to understanding the business and strategy of a real estate company	•	•	•	•	•		•	•	•

REITS prior knowledge of the issues facing real estate investment trusts including taxation and public markets	•	•	•		•		•	•	•

RETAIL experience is important in understanding hospitality as a retail platform and also the retail that exists in many hotels within the Company’s portfolio	•		•		•		•	•	•

RISK MANAGEMENT experience is critical to the Board’s role in overseeing the risks facing the Company	•	•	•	•	•	•	•	•	•

TECHNOLOGY / CYBER SYSTEMS relevant to the Company as it looks to enhance internal operations and assess cyber issues		•			•				•

DEMOGRAPHICS

RACIAL / ETHNICITY / OTHER FORMS OF DIVERSITY

AFRICAN AMERICAN / BLACK	•

ALASKAN NATIVE / NATIVE AMERICAN

ASIAN / PACIFIC ISLANDER

HISPANIC / LATINX

TWO OR MORE RACES OR ETHNICITIES

WHITE / CAUCASIAN		•	•	•	•	•	•	•	•

LGBTQ+

GENDER

FEMALE		•			•

MALE	•		•	•		•	•	•	•

NON-BINARY

INDEPENDENCE

INDEPENDENT DIRECTOR		•	•	•	•	•	•	•	•

CORPORATE

GOVERNANCE MATTERS

INTRODUCTION

Our Board is responsible for providing governance and oversight over the strategy, operations and management of Park. The primary mission of the Board is to represent and protect the interests of our stockholders and other stakeholders. The Board oversees our senior management, to whom it has delegated the authority to manage the day-to-day operations of the Company. We believe good governance strengthens the Board and management’s accountability. The following sections provide an overview of our corporate governance structure, including corporate governance highlights, stockholder outreach cycle, director independence, Board leadership structure and the responsibilities of the Board and each of its committees.

Annual election of directors	All of our directors are elected annually.

Majority voting/director resignation policy	Each director nominee must be elected by a majority of votes cast in uncontested elections. This majority voting standard complements our policy that requires any director nominee in an uncontested election who fails to receive a majority of the votes cast to promptly tender his or her resignation to the Board for the Board’s consideration.

Independent Board	All of our directors are independent except for our Chief Executive Officer.

100% independent Board committees	Each of our three Board committees consists solely of independent directors. Each standing committee operates under a written charter, that has been approved by the Board and which is reviewed annually.

Strong Lead Independent Director, elected by the independent directors	We have a Lead Independent Director of the Board who has comprehensive duties, including leading regular executive sessions of the Board.

Annual Board and committee evaluation process	The Governance Committee conducts an anonymous survey of the Board and its committees each year.

“Opted out” of certain Delaware anti-takeover protections	We have expressly elected that the Company not be governed by the anti-takeover protections provided by Section 203 of the Delaware General Corporation Law.

Director selection process	Our Board has a rigorous director selection process resulting in a diverse Board in terms of gender, experience, perspectives, skills and tenure. Additionally, our Board has approved a Policy Regarding Diversity as a Consideration for Board Nominations demonstrating its commitment to actively seeking out diverse candidates.

Authority to call special meetings	Stockholders holding 25% or more of our outstanding share capital have the right to convene a special meeting.

No stockholder rights plan (“Poison Pill”)	The Company does not have a poison pill.

Proxy access right	Eligible stockholders can (subject to certain requirements) include their own qualified director nominees in our proxy materials.

Active stockholder engagement	We regularly engage with our stockholders, with such engagement often including independent directors, to better understand their perspectives and provide received feedback to the Board.

Authority to amend by-laws	Stockholders consisting of at least a majority of the outstanding share capital are entitled to amend the Company’s by-laws.

Clawback policy	We maintain a clawback policy applicable to our senior leaders, which provides for the recoupment of annual and/or long-term incentive compensation under specified circumstances as further described under “Compensation Discussion and Analysis—Other Compensation Program Elements.”

Director and executive officer equity ownership requirements	Each Park officer is required to hold Park equity with a value equal to six times his compensation for our Chief Executive Officer and three times his/her compensation for Executive Committee members by the fifth anniversary of becoming subject to such policy. Each director is required to hold Park equity having a fair market value equal to five times the value of his or her annual cash retainer within five years of joining the Board.

Prohibition on hedging or pledging of company stock	Our directors and executive officers are prohibited from entering into hedging and pledging transactions.

ANNUAL STOCKHOLDER ENGAGEMENT CYCLE

Each year, our goal is to improve our ongoing, proactive outreach effort with our stockholders. Throughout the year, our investor relations team regularly communicates with investors, prospective investors and investment analysts. Meetings include in-person, telephone and video conferences. These meetings often include participation by our Chief Executive Officer, Chief Financial Officer and other members of our Executive Committee. Additionally, we engage in meaningful year-round public communications, including our quarterly earnings calls. Furthermore, as reflected in our Corporate Governance Guidelines, our Lead Independent Director is available for consultation and direct communication with stockholders. During 2022 and continuing into 2023, we engaged with stockholders on the following topics:

•	Our financial performance and market positioning in 2022

•	Our response in navigating macro-economic events and concerns

•	Our corporate responsibility programs and initiatives, including emergency response readiness

•	Our leadership and diversity commitment and initiatives
•	Board oversight, including related to ESG, human capital and cybersecurity matters

•	Our growth strategy

•	Our executive compensation program

•	Our climate-related risks and opportunities

•	Board governance, including our Board leadership structure

The feedback received from our stockholder outreach efforts is communicated to and considered by the Board, and our engagement activities have produced valuable insights that help inform our decisions and our strategy, when appropriate.

BOARD LEADERSHIP STRUCTURE

Park believes that independent board oversight is an essential component of strong corporate performance. We also believe that the decision as to whether the positions of Chairman and Chief Executive Officer should be combined or separated, and whether an executive or an independent director should serve as the Chairman should be based upon the circumstances facing the Company. Maintaining flexibility on this policy allows the Board to choose the leadership structure that will best serve the interests of the Company and its stockholders at any particular time.

The Right Structure for Right Now

The Board continues to believe that its current leadership structure, which has a combined role of Chairman and Chief Executive Officer, counterbalanced by a strong independent Board led by an experienced and empowered Lead Independent Director and independent directors chairing each of the Board Committees, provides the optimal balance between independent oversight of management and unified leadership. In the Board’s view, this structure allows Mr. Baltimore, as Chairman and Chief Executive Officer, to drive strategy at the Board level, while maintaining responsibility for executing on that strategy as Chief Executive Officer. At the same time, our Lead Independent Director works with Mr. Baltimore to set the agenda for the Board and also exercises additional oversight on behalf of the independent directors.

The Board expects to continue to periodically review the appropriateness of this structure and consider feedback from our ongoing stockholder engagements to determine the structure that is in the best interests of the Company and its stockholders. If in the future the Board, after considering relevant facts and circumstances at that time, appoints an independent Chairman, we will promptly publicly disclose the appointment.

How We Select the Lead Independent Director

Our Corporate Governance Guidelines requires the independent directors to elect a Lead Independent Director on an annual basis. In April 2022, Mr. Sadove, an independent, non-employee board member, was elected by the independent directors of the Board to serve as Lead Independent Director.

LEAD INDEPENDENT DIRECTOR’S ROLE

BOARD LEADERSHIP. Provides leadership to the Board in any situation where the Chairman’s role may be perceived to be in conflict	LEADERSHIP OF INDEPENDENT DIRECTOR MEETINGS. Presides at all independent director meetings at which the Chairman is not present, including executive sessions of the independent directors

BOARD AGENDA, SCHEDULE & INFORMATION. Approves the agenda (with the ability to add agenda items), schedule and information sent to directors and calls additional meetings as needed	CHAIRMAN / DIRECTOR LIAISON. Regularly meets with the Chairman and serves as liaison between the Chairman and the independent directors (although every director has direct access to the Chairmen)

STOCKHOLDER COMMUNICATIONS. Makes himself/herself available, if requested, by stockholders for consultation and direct communication

DIRECTOR INDEPENDENCE AND INDEPENDENCE DETERMINATIONS

Under our Corporate Governance Guidelines and the New York Stock Exchange (“NYSE”) rules, a director is not independent unless the Board affirmatively determines that he or she does not have a direct or indirect material relationship with us or any of our subsidiaries. In addition, the director must meet the bright-line tests for independence set forth by the NYSE rules.

Our Corporate Governance Guidelines define independence in accordance with the independence definition in the current NYSE corporate governance rules for listed companies. Our Corporate Governance Guidelines require the Board to review the independence of all directors at least annually.

In the event a director has a relationship with the Company that is relevant to his or her independence and is not addressed by the objective tests set forth in the NYSE independence definition, the Board will determine, considering all relevant facts and circumstances, whether that relationship is material.

As a result of its review process, the Board has affirmatively determined that each of Ms. Bedient, Mr. Eckert, Mr. Garrett, Ms. Kelly, Sen. Lieberman, Mr. Natelli, Mr. Naughton and Mr. Sadove is independent under the guidelines for director independence set forth in our Corporate Governance Guidelines and under all applicable NYSE guidelines, including with respect to committee membership. The Board had also previously affirmatively determined that Mr. Gordon Bethune, who served on the Board until April 2022, was independent during his time on the Board. The only member of the Board that is not independent is Mr. Baltimore, President and Chief Executive Officer of the Company.

BOARD COMMITTEES

Charters for each of the Board’s three standing committees can be found on the Corporate Governance—Governance Documents page of our website at www.pkhotelsandresorts.com/investors. All members of the Board’s standing committees are independent directors.

Audit Committee

MEMBERS All Independent	Christie B. Kelly, CHAIR Patricia M. Bedient Thomas D. Eckert	Geoffrey M. Garret Sen. Joseph I. Lieberman Thomas A. Natelli

ATTENDANCE 100%		MEETINGS IN 2022 4 Executive Sessions 4	REPORT Page 87

The Audit Committee’s duties and responsibilities include (without limitation) the following:

➣  Oversee the Company’s financial reporting, audit process, internal controls and legal, regulatory and ethical compliance

➣  Appoint the Company’s independent registered public accounting firm, approve its services and fees and establish and review the scope and timing of its audits

➣  Review and discuss the Company’s financial statements with management and the independent registered public accounting firm, including critical accounting policies and practices, material alternative financial treatments within GAAP and any disagreements with management and other material written communications between the independent registered public accounting firm and management

➣  Oversee the Company’s compliance with applicable laws and regulations and with the Company’s Code of Conduct

➣  Review and oversee the Company’s data privacy, information technology and security and cybersecurity risk exposures and the guidelines, programs and steps implemented by management to assess, manage and mitigate any such exposures

➣  Discuss the Company’s major enterprise and financial risk exposures and the steps management has taken to monitor and control such exposures

The Board has determined that each of the members of the Audit Committee is independent as defined by our Corporate Governance Guidelines and the NYSE listing standards applicable to boards of directors generally and audit committees in particular.

The Board has also determined that each of the members of the Audit Committee is financially literate within the meaning of the NYSE listing standards and that Mmes. Bedient and Kelly and Mr. Eckert qualify as “audit committee financial experts” as defined under applicable SEC rules and regulations.

Compensation & Human Capital Committee (“Compensation Committee”)

MEMBERS All Independent	Thomas D. Eckert, CHAIR Geoffrey M. Garrett Christie B. Kelly	Timothy J. Naughton Stephen I. Sadove

ATTENDANCE 100%		MEETINGS IN 2022 5 Executive Sessions 4	REPORT Page 70

The Compensation Committee’s duties and responsibilities include (without limitation) the following:

➣  Oversee, review and approve the goals, objectives, compensation and benefits of our Chief Executive Officer and other executive officers

➣  Evaluate the performance of our Chief Executive Officer and other executive officers at least annually

➣  Review and approve compensation plans and programs, including performance-based compensation, equity-based compensation programs and perquisites

➣  Review and make recommendations to the Board with respect to director compensation

➣  Coordinate succession planning as it relates to the Chief Executive Officer

➣  Review and assess the incentives and the risks arising from the Company’s compensation policies, particularly performance-based compensation, as it relates to risk management practices and/or risk-taking incentives

➣  Review and discuss with management the Compensation Discussion and Analysis in the Company’s proxy statement

➣  Review reports from management related to the Company’s demographics, pay equity, personnel appointments and practices and the Company’s employee engagement and retention, diversity and inclusion and workplace environment, safety and culture initiatives

The Board has determined that each of the members of the Compensation Committee is independent as defined by our Corporate Governance Guidelines and the NYSE listing standards applicable to boards of directors generally and compensation committees in particular.

Pursuant to its Charter, and subject to compliance with applicable laws of our state of jurisdiction, the Compensation Committee may not delegate its authority to approve executive compensation or grant equity awards to directors or executive officers of the Company, except to subcommittees comprised solely of Committee members. The Compensation Committee also has the authority under its charter to retain outside consultants or advisors, as it deems necessary or advisable. A more detailed discussion of the Compensation Committee’s use of outside advisors with respect to 2022 compensation matters is provided under the caption “Compensation Discussion and Analysis—Role of Compensation Consultant.”

Nominating, Governance & Corporate Responsibility Committee (“Governance Committee”)

MEMBERS All Independent	Timothy J. Naughton, CHAIR Patricia M. Bedient Sen. Joseph I. Lieberman	Thomas A. Natelli Stephen I. Sadove

ATTENDANCE 100%		MEETINGS IN 2022 2 Executive Sessions 2

The Governance Committee’s duties and responsibilities include (without limitation) the following:

➣  Recommend Board size and membership criteria and identify, evaluate and recommend qualified candidates to serve on the Board

➣  Review and make recommendations regarding Board and committee composition

➣  Oversee the Company’s corporate governance programs, policies and practices

➣  Review and recommend updates to the Corporate Governance Guidelines

➣  Oversee annual evaluation of the Board and its committees

➣  Review all “related party transactions”

➣  Oversee, review and discuss with management the Company’s activities related to corporate responsibility, sustainability and ESG matters

The Board has determined that each of the members of the Governance Committee is independent as defined by our Corporate Governance Guidelines and the NYSE listing standards.

The rotation of committee chairs and members is considered on an annual basis to ensure diversity of Board member experience and variety of perspectives across the committees, but there is no strict committee rotation policy. Changes to committee assignments are made based on committee needs, director interests, experience and availability, and applicable regulatory and legal considerations. Moreover, the value of rotation is weighed carefully against the benefit of committee continuity and experience.

MEETINGS

The Board, in accordance with our Corporate Governance Guidelines, expects that all directors make every effort to attend all meetings of the Board and the committees on which the director serves as well as the annual stockholder meeting. Mr. Baltimore is invited to attend meetings of the Board committees, but he does not have a vote on any committee matter. The Board and the Board committees regularly meet in executive sessions, at which no management representative is present.

In 2022, the Board held five meetings, the Audit Committee held four meetings, the Compensation Committee held five meetings and the Governance Committee held two meetings. In 2022, each of our directors attended at least 75% of the aggregate of: (i) the total number of meetings of the Board and (ii) the total number of meetings held by all committees of the Board on which he or she serves during his or her period of service as a director. Eight of our directors then serving attended the 2022 annual meeting of stockholders in person.

CORPORATE GOVERNANCE GUIDELINES

Our commitment to good corporate governance is reflected in our Corporate Governance Guidelines, which describe the Board’s views on a wide range of governance topics. Our Corporate Governance Guidelines are reviewed from time to time by the Governance Committee and revised as it considers appropriate, upon recommendation to and approval by the Board. Our Corporate Governance Guidelines can be found on the Corporate Governance—Governance Documents page of our website at www.pkhotelsandresorts.com/investors.

CODE OF CONDUCT & WHISTLEBLOWER POLICY

The Board has adopted a Code of Conduct, which can be found on the Corporate Governance—Governance Documents page of our website at www.pkhotelsandresorts.com/investors.

The Code of Conduct applies to all our directors, officers and employees, including our Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer and Controller, and sets forth our policies and expectations on a number of topics, including conflicts of interest, compliance with laws, use of our assets and business conduct and fair dealing. This Code of Conduct also satisfies the requirements for a code of ethics, as defined by Item 406 of Regulation S-K promulgated by the SEC. Any substantive amendment to, or waivers from, certain provisions of our Code of Conduct for the Company’s Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Controller or persons performing similar functions or any director will be posted on the Company’s website, at the address and location specified above.

The Company also maintains a Whistleblower Policy that establishes procedures for the receipt, retention and treatment of complaints received by us regarding questionable accounting or auditing matters or practices that may include or result in any such questionable accounting or auditing matters.

RISK MANAGEMENT OVERSIGHT

Board of Directors

The Board has overall responsibility for risk oversight. A fundamental part of this risk oversight is not only understanding the material risks that Park faces and the steps management is taking to manage those risks, but also understanding what level of risk is appropriate for Park.

While the full Board has overall responsibility for risk oversight, it is supported in this function by the Audit Committee, the
Compensation Committee and the Governance Committee. Throughout the year, the Board and the relevant Committees receive updates from management with respect to various enterprise risk management issues and dedicate a portion of their meetings to reviewing and discussing specific risk topics in greater detail, including risks related to capital allocation, transaction execution, environmental/climate events, tax/REIT compliance, cybersecurity, human capital management, including diversity, equity and inclusion, and business continuity and disaster recovery.

Audit Committee	Compensation & Human Capital Committee	Nominating, Governance & Corporate Responsibility Committee

•  Responsible for reviewing the Company’s accounting reporting and financial practices, including the integrity of its financial statements and the surveillance of administrative and financial controls

•  Responsible for reviewing the Company’s major enterprise and financial risk exposures, including business continuity and operational risks and cybersecurity, and the steps management has taken to monitor and control such exposures

•  Oversees the Company’s risk assessment, risk management and risk mitigation policies and programs, including with respect to enterprise risk management, data privacy and cybersecurity risk exposures

•  Receives and reviews periodic compliance reports from management regarding the Company’s compliance with applicable laws and regulations and with the Company’s Code of Conduct

•  Responsible for reviewing and overseeing the management of any potential material risks related to Park’s compensation structure and compensation programs, including the formulation, administration and regulatory compliance with respect to compensation matters

•  Oversees the development, implementation and effectiveness of the Company’s practices, policies and strategies relating to human capital and talent management and matters relating to the Company’s demographics, pay equity, personnel appointments and practices and the Company’s employee engagement and retention, diversity and inclusion and workplace environment, safety and culture initiatives

•  Oversees Chief Executive Officer succession planning

•  Oversees risks associated with the Company’s corporate governance programs, policies and practices

•  Oversees and reviews the Company’s activities related to corporate social responsibility and sustainability matters, including Park’s overall ESG strategies, policies, practices, goals and programs

In 2022, the Board updated each of its committee’s charters to formalize and/or expand on certain oversight responsibilities for each committee, including enterprise risk management and cybersecurity oversight by the Audit Committee, human capital and talent management oversight by the Compensation Committee and sustainability, corporate responsibility and ESG oversight by the Governance Committee.

BOARD OVERSIGHT OF STRATEGY AND CYBERSECURITY RISK

Our Board is deeply engaged and involved in overseeing the Company’s long-range strategy, including evaluating key market opportunities and financial developments. This also includes aspects of our corporate responsibility initiatives and agenda that relate to our strategy. Strategy-related matters are regularly discussed at Board meetings and, when relevant, at Committee meetings. We also dedicate at least one Board meeting every year to an even more intensive review and discussion of the Company’s strategic plan. Matters of strategy also inform Committee-level discussions of many issues, including business risk. Each director is expected to and does bring to bear their own talents, insights, and experiences to these strategy discussions.

Cybersecurity Risk Oversight

We maintain comprehensive technologies and programs to ensure our systems are effective and prepared for data privacy and cybersecurity risks, including oversight of our programs for security monitoring for internal and external threats to ensure the confidentiality, availability and integrity of our information assets.

We continue to invest in our capabilities to keep our information assets safe. Our Chief Financial Officer is the executive officer that oversees our cybersecurity program, which includes the implementation of controls to identify threats, detect attacks and protect our information assets. We have implemented security monitoring capabilities designed to alert us to suspicious activity and developed an incident response program that is designed to restore business operations as quickly and as orderly as possible in the event of a breach. In addition, we have undertaken table-top risk exercises and associates participate in mandatory annual trainings and receive communications regarding the cybersecurity environment to increase awareness throughout the Company.

Our Audit Committee oversees cybersecurity risk matters. Management will report security instances to the Audit Committee as they occur, if material. We carry insurance that provides protection against the potential losses arising from our cybersecurity incidents.

BOARD OVERSIGHT OF MANAGEMENT
SUCCESSION PLANNING AND TALENT
DEVELOPMENT

Our Board and management consider succession planning and leadership development to be an integral part of the Company’s long-term strategy. Our Compensation Committee is required under its charter to oversee the evaluation of the Company’s executive officers, including the nature and frequency of the evaluation process. As well, the Compensation Committee is required to coordinate succession planning as it relates to the Chief Executive Officer.

At least annually, our Board receives an update on the Company’s multi-faceted approach to improving the capabilities of our existing leaders and nurturing our next generation of high-performers. The Company’s development programs include a continuous feedback and review process, a manager development series, lunch & learn sessions and executive mentors. Additionally, the Company selects approximately four or five high-performing leaders from within the organization each year to participate in a formal and intensive Leadership Development Program that lasts for approximately six months. It is the Company’s intention that these various programs will ensure continuity of leadership over the long term and form the basis on which the Company may make ongoing leadership assignments.

BOARD AND COMMITTEE SELF-EVALUATION PROCESS

Our Board and each of its committees have a robust annual self-evaluation process.

1

DETERMINE FORMAT

The Governance Committee oversees the annual self-evaluation process on behalf of the Board, which involves the completion of a written questionnaire by each director. Each year, the Governance Committee reviews and updates the tailored assessment focusing on various topics, including Board and committee composition, processes, dynamic, performance, effectiveness and contributions to the Company.

2	CONDUCT BOARD AND COMMITTEE EVALUATIONS Members of the Board and each committee participate in the formal evaluation process by anonymously completing the approved written questionnaire.

3

REVIEW FEEDBACK IN EXECUTIVE SESSION

The Lead Independent Director receives a memo summarizing and tabulating the results of the questionnaires in order to ensure that responses remain anonymous. The Lead Independent Director leads a discussion in executive session with the full Board to review the results of the self-evaluation and identify follow up items.

The committee self-evaluation process involves a review and discussion for each committee. The process is led by the chair of each committee and is conducted in executive session.

4

RESPOND TO DIRECTOR INPUT

In response to feedback from the evaluation process, the Board and committees work with management to consider adjustments or enhancements to further Board and committee effectiveness.

As a result of the Board’s self-evaluation processes in recent years, the Board has adopted certain improvements, including adjusting meeting schedules to allow more time at certain committee meetings throughout the year, evaluating Board materials to determine the most efficient and effective way to provide materials to facilitate a robust discussion, adding to the Board’s annual calendar a comprehensive Board meeting dedicated to corporate strategy and reviewing and updating agenda items to be considered at meetings to use the Board’s time most effectively.

BOARD CANDIDATE QUALIFICATION AND SELECTION PROCESS

When evaluating candidates for nomination to the Board, the Governance Committee considers the factors set forth in our Corporate Governance Guidelines, as amended from time to time. Our Corporate Governance Guidelines currently provide as follows:

The Governance Committee is responsible for reviewing the qualifications of potential director candidates and recommending to the Board those candidates to be nominated for election to the Board, subject to any obligations and procedures governing the nomination of directors to the Board that may be set forth in any agreement or arrangement to which the Company is party. The Governance Committee may consider:

a.

relevant experience, skills and knowledge as well as minimum individual qualifications, including strength of character, judgment, industry knowledge or experience and an ability to work collegially with the other members of the Board; and

b.

all other factors it considers appropriate, which may include existing commitments to other businesses, potential conflicts of interest with other pursuits, legal considerations, corporate governance background, financial and accounting background, executive compensation background and the size, composition and combined expertise of the existing Board.

The Board should monitor the mix of skills and experience of its directors in order to assure that the Board, as a whole, has the necessary tools to perform its oversight function effectively.

The Governance Committee expects to identify potential candidates through referrals and recommendations, including by incumbent directors, management and stockholders, as well as through business and other organizational networks. The Governance Committee may also retain and compensate third parties, including executive search firms, to help identify, evaluate and conduct due diligence on potential director candidates. Using a professional search firm may support the Governance Committee in conducting a broad search and looking at a diverse pool of potential candidates.

The Governance Committee expects to consider current Board members by balancing the value of the director’s continuity of service and familiarity with the Company with that of obtaining a new perspective. The Governance Committee also expects to consider each individual’s contributions, performance and level of participation, the current composition of the Board, and the Company’s needs. If any existing director does not want to continue in service or if the Governance Committee decides not to re-nominate a director, the Governance Committee will identify and evaluate new candidates based on the qualifications set forth in our Corporate Governance Guidelines. Prior to recommending a new candidate to the Board, the Governance Committee will (i) request that one or more of its members (or other members of the Board) interview the candidate, (ii) conduct an appropriate review of the background of the candidate and (iii) discuss the candidate. Once the Governance Committee selects a slate of Board candidates, it will present and recommend the slate to the full Board. The Governance Committee will evaluate candidates for nomination for election to the Board recommended by stockholders on a substantially similar basis as it considers other nominees.

BOARD DIVERSITY POLICY

The Governance Committee is committed to enhancing the diversity of our Board. The Governance Committee believes that a balance of director diversity and tenure is a strategic asset to our investors. Pursuant to the Board’s Policy Regarding Diversity as a Consideration for Board Nominations, the Governance Committee and Board consider diversity – in terms of age, experience, industry, gender and ethnicity – to be an important factor in the consideration of candidates for nomination to the Board. However, no new candidates have been nominated for the Board since the adoption of this policy (other than Mr. Garrett, who was originally nominated by a large former stockholder pursuant to a then-existing stockholder agreement, and Messrs. Eckert and Natelli, who were both originally nominated in September 2019 pursuant to and in accordance with the terms of that certain Merger Agreement with Chesapeake Lodging Trust). So, while the Board has not yet had an opportunity to evaluate the effectiveness of this policy, the Governance Committee is of the belief that it is of critical importance to the Company that when a Board position becomes available that the Governance Committee recruit directors who help achieve the goal of a well-rounded, diverse Board that functions respectfully as a unit.

Currently two of our nine directors, or 22% of the Board, identify as diverse in terms of gender identity. The Board is committed to identifying an additional person with a diverse gender identity as a nominee and anticipates appointing or nominating such person to the Board by the end of 2024.

STOCKHOLDER NOMINATIONS AND RECOMMENDATIONS FOR BOARD NOMINATIONS

The Governance Committee will accept for consideration qualified candidates properly recommended by stockholders. Stockholders who wish to recommend qualified candidates must do so by notifying the Company in writing, by notice delivered to the attention of the Secretary of the Company at the address of the Company’s executive offices as set forth in the Company’s periodic reports, of a recommended director candidate. Submissions may be by mail, overnight courier or personal delivery. E-mail submissions will not be considered. In order to ensure meaningful consideration of candidates, notice must be received not less than 90 calendar days and not more than 120 calendar days prior to the first anniversary of the date of the proxy statement for the prior year’s annual meeting of stockholders. In the event that the annual meeting date is advanced by more than 20 calendar days or delayed by more than 70 calendar days from the anniversary date of the previous year’s meeting, then notice must be received no earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or, if later, the 10th calendar day following the day on which public announcement of the date of such meeting is first made.

The notice must set forth as to each recommended candidate all information required under our by-laws and any other information relating to the recommended candidate that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder, including the recommended candidate’s written consent to being named in the Company’s proxy statement as a nominee and to serving as a director if elected. The Company may require any recommended candidate to furnish such other information as may reasonably be required to determine the eligibility of the nominee to serve as a director, as well as a consent to be interviewed by the Governance Committee.

Submissions received through this process will be forwarded to the Governance Committee for review. Only those nominees whose submissions comply with these procedures and who satisfy the qualifications determined by the Governance Committee for directors of the Company will be considered by the Governance Committee. Acceptance of a recommendation for consideration does not imply the Governance Committee will nominate or recommend for nomination the recommended candidate. Nominees for director who are recommended by stockholders will be evaluated in the same manner as any other nominee for director. In addition, stockholders may nominate directors for election to the board by following the procedures in our by-laws, as described below under “Other Matters—Stockholder Proposals for 2024 Annual Meeting.”

Stockholders who would like to nominate a candidate for director by providing advance notice of the nomination pursuant to our by-laws must comply with the requirements described in this Proxy Statement and the Company’s by-laws.

PROXY ACCESS

Our by-laws contain a proxy access provision to permit a stockholder, or a group of up to 20 stockholders, meeting specified eligibility requirements, to nominate and include director candidates constituting up to the greater of two nominees or 20% of the number of directors then in office in the Company’s proxy materials for any annual meeting of stockholders. In order to be eligible to utilize these proxy access provisions, a stockholder, or group of stockholders, must, among other requirements:

•	have owned 3% or more of the Company’s outstanding common stock continuously for at least three years;

•

represent that such shares were acquired in the ordinary course of business and not with the intent to change or influence control at the Company and that such stockholder or group does not presently have such intent; and

•

provide a notice requesting the inclusion of director candidates in the Company’s proxy materials and provide other required information to the Company not less than 120 days nor more than 150 days prior to the first anniversary of the date of the Company’s proxy statement for the preceding year’s annual meeting (with adjustments if the date for the upcoming annual meeting of stockholders is advanced or delayed by more than 30 days from the anniversary date of the preceding year’s annual meeting).

Stockholders who would like to nominate a candidate for director via proxy access must comply with the requirements described in this Proxy Statement and the Company’s by-laws.

POLICY REGARDING STOCKHOLDER RIGHTS PLANS

The Board affirms as a matter of corporate policy that it will not authorize or adopt any stockholder rights plan or similar plan or agreement without the prior approval of the Company’s stockholders, unless any such plan or agreement would be submitted to the Company’s stockholders to be ratified or, in the absence of such stockholder approval or ratification, would expire within one year of its adoption.

COMMUNICATIONS WITH THE BOARD

As described in our Corporate Governance Guidelines, stockholders and other interested parties who wish to communicate with our Lead Independent Director, the chairperson of the Audit, Compensation or Governance Committees, or to the non-management or independent directors as a group, may do so by addressing such communications or concerns to the Secretary of the Company, c/o Park Hotels & Resorts Inc., 1775 Tysons Blvd, 7th Floor, Tysons, Virginia 22102, who will forward all such communication to the appropriate party.

DIRECTOR

COMPENSATION

COMPENSATION PROGRAM

Introduction

Our director compensation program is designed to compensate independent, non-employee directors fairly for work required for a company of our size, complexity and scope and to align their interests with the interests of our stockholders. The program reflects our desire to attract, retain and use the expertise of highly-qualified people serving on our Board. In considering and ultimately recommending the compensation for our non-employee directors, the Compensation Committee reviewed and considered peer data and analysis and recommendation from the Compensation Committee’s independent compensation consultant.

Program Details

Our independent directors receive director compensation for the period from the annual meeting at which they are elected until the next annual meeting. For the 2022-2023 period, our annual compensation program for independent directors is summarized below:

Our Chairman and Chief Executive Officer does not receive any additional compensation for serving as a director. On April 27, 2022, each independent director received a grant of restricted stock in an amount equal to the annual equity award for the service period from April 28, 2022 until April 26, 2023, the date of our 2023 annual meeting, with such awards vesting on the date of the 2023 annual meeting. Our directors, as holders of restricted stock, will receive dividends, if any, on such restricted stock at the same time that regular dividend payments are made on the Company’s common stock. We do not expect any changes to the director compensation program for the 2023-2024 period. The next equity award grant to our independent directors is expected to be made on or around the date of our 2023 annual meeting of stockholders and will represent the directors’ annual grant for their services as a director until the 2024 annual meeting of stockholders.

All cash retainers will be paid to each independent director in quarterly installments. Any independent director may elect to receive all or a portion of his or her cash Board fees in fully vested shares of the Company’s common stock of an equivalent value, which have a grant date that is five business days before the regular quarterly payment date of such cash fees. Additionally, all of our directors will be reimbursed for reasonable travel and related expenses associated with attendance at our Board or committee meetings.

Program Rationale

The Company is the third-largest publicly-traded lodging REIT by enterprise value in the United States and was spun-off as a separate public company from Hilton to own complex lodging real estate held by Hilton in many instances for decades. In recommending director compensation, the Compensation Committee considered the complexity of issues overseen by the Board that are not commensurate with smaller, less complex lodging REITs. In particular, the Compensation Committee considered the following when determining the appropriate level of director compensation –

•

the complexity of matters that arise from the Company’s origin from a “propco/opco” Spin-off from Hilton, including commercial, governance and tax matters that require ongoing Board awareness and attention;

•	the additional challenges faced from running a large, geographically dispersed portfolio;

•	the sophistication of the Company’s portfolio, including joint venture and ground-leased assets; and

•

the potential for substantial transactions in the future (including additional complex portfolio dispositions, joint ventures, mergers or portfolio acquisitions) requiring substantial Board attention in order to effect meaningful portfolio transformation and growth for Park – and the related time commitment and expertise to advise on such transactions and related integration matters.

As a result, the Company’s director compensation was established in recognition of the amount of time and attention required of Board members in order for them to fulfill their responsibilities to the Company. In 2019, the Company acquired Chesapeake, which was an example of the type of significant transactional work expected by the Company’s directors to meaningfully effect Park’s transformation and growth. Despite this transaction and other complex issues recently faced by the Company that have required significant time and attention from the Board, the Compensation Committee has not adjusted director compensation since 2018.

The benefits that the Company gains from having such experienced and sophisticated directors have never been more valued than during the last few turbulent years. From the outset of the COVID-19 pandemic, our Board has been focused on its oversight and risk management responsibilities. Throughout the crisis and subsequent economic recovery, our Board has been in regular contact with management. Among other topics, the Board has reviewed and advised on our key strategic initiatives to increase and preserve our liquidity and financial flexibility, fortify our balance sheet, manage the suspension and reopening of various hotels in our portfolio and mitigate the unique risks presented by recent macro-economic events and their effects on the lodging and hospitality industry.

STOCK OWNERSHIP POLICY

To align the interests of directors with stockholders, the Board has adopted a requirement that each of our independent directors will be required to own stock in an amount equal to five times his or her annual cash retainer (exclusive of any additional cash retainer payable for service on a committee or as Lead Independent Director or a chairperson of the Board or committee). For purposes of this requirement, a director’s holdings include shares held directly or indirectly, individually or jointly, shares underlying unvested time-vesting restricted stock and shares held under a deferral or similar plan. Independent directors are expected to meet this ownership requirement within five years of the later of (a) February 23, 2017 (i.e., the date on which the Company made its first broad-based equity incentive grants following the Spin-off) or (b) the date he or she first becomes subject to this stock ownership policy (the “Initial Compliance Deadline”).

Following a director’s Initial Compliance Deadline, compliance with this policy is measured annually on the first business day of each calendar year, using the annual cash retainer then in effect and the average closing stock price of the Company’s common stock as reported on the NYSE during the immediately ended prior calendar year. As of January 3, 2023, each of our independent directors satisfied this requirement.

DIRECTOR TRAVEL

In order to encourage our independent directors to better understand our hotel assets and provide feedback on our portfolio, our independent directors are entitled to up to 30 complimentary room nights per calendar year (including associated room taxes and fees) at properties owned by the Company for their own use or use by family members accompanying them. Direct, incremental costs of the director’s room stay charge (i.e., the cost of cleaning the room daily) are considered compensatory to the director and the Company does not provide tax gross-ups to the directors with respect to these benefits.

DIRECTOR COMPENSATION FOR 2022

The table below sets forth information regarding non-employee director compensation for the fiscal year ended December 31, 2022. Mr. Baltimore is compensated as an executive officer and did not receive any compensation from the Company for serving as a director during fiscal year 2022.

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	All Other Compensation(3) ($)	Total ($)
Patricia M. Bedient	94,973	139,990	-	234,963
Gordon M. Bethune(4)	41,315	-	-	41,315
Thomas D. Eckert	103,527	139,990	540	244,057
Geoffrey M. Garrett	92,616	139,990	1,085	233,691
Christie B. Kelly	112,483	139,990	-	252,473
Sen. Joseph I. Lieberman	95,000	139,990	-	234,990
Thomas A. Natelli	94,973	139,990	-	234,963
Timothy J. Naughton	107,463	139,990	-	247,453
Stephen I. Sadove	122,823	139,990	1,170	263,983

(1)

The following directors elected to receive all or a portion of their respective cash compensation in the form of fully vested shares of the Company’s common stock, which election resulted in the following number of fully vested shares being granted during fiscal year 2022, which number of shares were determined using the closing price of Park’s common stock on the NYSE on the applicable grant date: Ms. Bedient, 7,151; Ms. Kelly, 8,469; Mr. Natelli, 7,151; Mr. Naughton, 8,091; and Mr. Sadove, 9,371.

(2)

Amounts shown in the Stock Awards column reflect the aggregate grant date fair value of each director’s restricted stock award granted in fiscal year 2022, computed in accordance with Financial Accounting Standards Board and Accounting Standards Codification (“FASB ASC”) Topic 718. The grant date fair value of such awards is determined using the fair value of the underlying common stock on the grant date. As of December 31, 2022, each of our non-employee directors held 7,010 restricted shares in relation to their unvested annual restricted stock award granted in April 2022.

(3)	Amounts shown in the All Other Compensation column reflect the complimentary rooms, valued at the incremental cost to Park of the hotel room stay, for directors staying at properties owned by Park.
(4)

Mr. Bethune did not stand for reelection at the 2022 annual meeting, resulting in his tenure as a director ending on April 26, 2022. The compensation received by Mr. Bethune is for his service as a director from January 1, 2022 until April 26, 2022.

PARK’S

EXECUTIVE OFFICERS

EXECUTIVE OFFICER BIOGRAPHIES

Set forth below is certain information regarding each of our current executive officers as of March 2, 2023, other than Mr. Baltimore, whose biographical information is presented under “Proposal 1: Election of Directors – Director Nominees.”

Sean M. Dell’Orto Executive Vice President, Chief Financial Officer and Treasurer Age 48

Professional Experience

Mr. Dell’Orto has served as our Executive Vice President and Chief Financial Officer since December 2016 and also as our Treasurer from December 2016 until February 2020 and then again starting in January 2022. Prior to joining the Company, Mr. Dell’Orto served as Senior Vice President, Treasurer of Hilton Worldwide Holdings Inc. (NYSE: HLT), a global hospitality company, from September 2012 until December 2016. Prior to that, Mr. Dell’Orto served as Vice President, Corporate Finance of Hilton from February 2010 to September 2012, leading corporate forecasting and capital markets activities including debt fundraising and refinancing, loan workouts and modifications, strategic planning and debt compliance. Prior to his tenure at Hilton, Mr. Dell’Orto held similar management roles at Barceló Crestline Corporation and Highland Hospitality Corporation. Mr. Dell’Orto received his Bachelor of Science degree from University of Virginia and his Master of Business Administration degree from the Wharton School, University of Pennsylvania. Mr. Dell’Orto served on the pre-Spin-off Board of the Company from December 2016 until January 3, 2017. Mr. Dell’Orto currently serves on the board of directors for the University of Virginia Foundation.

Carl A. Mayfield Executive Vice President, Design and Construction Age 59

Professional Experience

Mr. Mayfield has served as our Executive Vice President, Design and Construction since September 2018. Prior to joining the Company, Mr. Mayfield served most recently as the Senior Vice President of Design & Construction at RLJ Lodging Trust (NYSE: RLJ), a lodging REIT, and RLJ Development, LLC from February 2004 to September 2018. Prior to his tenure at RLJ, Mr. Mayfield served as the Project Executive for Georgetown University’s $300 million, mixed-use campus expansion project and held senior positions representing Washington Sports and Entertainment and The World Bank. Mr. Mayfield received his Bachelor of Science degree in Civil Engineering from University of Delaware and his Master of Science degree in Real Estate Development from Johns Hopkins University. Mr. Mayfield currently serves on the board of directors of the American Red Cross of the National Capital Region and the Montgomery County Boys and Girls Club. He is also an executive mentor to graduate students at the Georgetown University McDonough School of Business.

Thomas C. Morey Executive Vice President and Chief Investment Officer Age 51

Professional Experience

Mr. Morey joined the Company in August 2016 and has served as our Executive Vice President and Chief Investment Officer since January 2020. From December 2016 until February 2018, he served as our Senior Vice President and General Counsel. From February 2018 until January 2020, he served as our Executive Vice President and General Counsel (and he continued to serve as our General Counsel on an interim basis from January 2020 until October 2020 when his successor was appointed). Prior to joining the Company, Mr. Morey served as Senior Vice President and General Counsel of Washington Real Estate Investment Trust, a multifamily, office and retail REIT, from October 2008 until July 2016. Prior to that, he served in a business role as Chief Operating Officer of Medical Funding Services, Inc., a provider of financial and administrative services to healthcare companies, from February 2006 to September 2008. Previously, Mr. Morey was a corporate partner with Hogan & Hartson LLP, a multi-national law firm (now known as Hogan Lovells US LLP), where he focused on capital markets transactions, mergers and acquisitions, strategic investments and general business matters for national and regional lodging, residential, office, retail and other REITs. From 1997 to 1998, Mr. Morey was a corporate attorney with Jones Day in Dallas, Texas. Mr. Morey is a former member of the board of directors of the Maryland Chamber of Commerce and also previously served on the Executive Committee of the Maryland Chamber of Commerce. Mr. Morey received his Bachelor of Arts degree from Princeton University and his Juris Doctor degree from Duke Law School. Mr. Morey served on the pre Spin-off Board of the Company from December 2016 until January 3, 2017.

Jill C. Olander Executive Vice President, Human Resources Age 49

Professional Experience

Ms. Olander has served as our Executive Vice President, Human Resources since February 2018 and, prior to that, as our Senior Vice President, Human Resources from January 2017 until February 2018. Prior to joining the Company, Ms. Olander served as Vice President, Human Resources Consulting with Hilton (NYSE: HLT), a global hospitality company, from July 2013 until December 2016. Prior to that, Ms. Olander served as Senior Director of Human Resources Consulting with Hilton from April 2010 to July 2013. Prior to that, she served as Vice President of Human Resources for Allied Capital (acquired by Ares Capital Management in 2010), a private equity investment firm and mezzanine capital lender, from April 2006 to January 2010. Previously, Ms. Olander also held various Human Resources management roles at Chevy Chase Bank (now Capital One Bank), Deloitte & Touche and Capital One Financial. Ms. Olander received her Bachelor of Science degree from Vanderbilt University.

Nancy M. Vu Executive Vice President, General Counsel and Secretary Age 47

Professional Experience

Ms. Vu joined the Company in October 2016 and has served as our Executive Vice President, General Counsel and Secretary since October 2022. From October 2016 until January 2020, she served as our Assistant General Counsel – Real Estate, from January 2020 until October 2020, she served as Senior Vice President and Deputy General Counsel and from October 2020 until October 2022, she served as our Senior Vice President, General Counsel and Secretary. Prior to joining the Company, Ms. Vu served as Senior Director, Asset Management at Choice Hotels International (NYSE: CHH) from 2014 to 2016, leading and managing real estate, joint venture and capital transactions and investments for her assigned portfolio of assets. Ms. Vu previously served as Senior Counsel at RLJ Lodging Trust (NYSE: RLJ) from 2013 to 2014 and as Senior Counsel at Choice Hotels International from 2010 to 2013. Ms. Vu received her Bachelor of Science degree from Georgetown University and her Juris Doctor degree from the University of San Diego.

There are no family relationships among any of our directors or executive officers.

PROPOSAL 2

APPROVAL OF THE 2017 OMNIBUS INCENTIVE PLAN (AS AMENDED AND RESTATED)

INTRODUCTION

The Company is seeking stockholder approval of the 2017 Omnibus Incentive Plan (as Amended and Restated) (the “A&R Plan”). On February 17, 2023, our Board adopted, subject to stockholder approval, the A&R Plan, which increases the number of shares available under the 2017 Omnibus Incentive Plan currently in place (the “Current Plan”) by 6,070,000 additional shares, from 8,000,000 shares to 14,070,000 shares, and makes the following additional changes:

•	Adds LTIP Units (as described below under “—Types of Awards”) as a type of Award (as defined below under “—Types of Awards”) covered by the A&R Plan;

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Removes certain provisions which were otherwise required for awards intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”) prior to its repeal under the Tax Cuts and Jobs Act of 2017;

•

Provides that, in the discretion of the Compensation Committee, certain Awards may be transferred by a participant (as defined below under “—Eligibility”) to a family member, family-owned trust, a beneficiary to whom donations are eligible to be treated as charitable contributions under the Internal Revenue Code or a partnership or limited-liability company wholly-owned by the participant or such participant’s family;

•	Provides for a “best net” 280G cutback provision, which provides the terms under which any “parachute payment” under 280G of the Internal Revenue Code will be paid;

•	Extends the right to grant Awards (other than incentive stock options (“ISOs”)) under the A&R Plan through April 26, 2033 and the right to grant ISOs under the A&R Plan through February 17, 2033; and

•	Makes certain other immaterial and conforming changes.

If approved by our stockholders, the A&R Plan will become effective as of the date of stockholder approval.

If our stockholders do not approve the A&R Plan pursuant to this Proposal 2, the proposed additional shares will not become available for issuance; the Current Plan will continue in full force and effect; and we may not have enough shares in the reserve to grant awards to our employees in 2024 at the same level at which we have historically granted, which could materially impact our ability to attract and retain employees, require us to use additional cash to compensate employees in lieu of equity awards and put us at a competitive disadvantage compared to peer companies.

PROTECTION OF STOCKHOLDER INTERESTS AND ALIGNMENT WITH COMPENSATION PRINCIPLES

Other provisions of the Current Plan, including the good corporate governance features of the Current Plan designed to protect stockholder interests and reflect our compensation principles, will remain, including:

•	No “evergreen” provision to automatically increase the number of shares available for issuance without stockholder approval;

•	Awards granted pursuant to the A&R Plan will be subject to our clawback policy;

•	No repricing or below-market grants of options and stock appreciation rights (“SARs”);

•	No liberal share recycling;

•	Double-trigger change in control provisions that limit acceleration in a change in control unless the employee was also terminated other than for cause or due to death or disability;

•	No liberal change in control definition;

•	Minimum one-year vesting requirement that applies to 95% of the shares authorized for grant; and

•	No payment of dividends on performance awards before performance standards are met.

PROPOSED SHARE RESERVE INCREASE, HISTORICAL BURN RATE, POTENTIAL DILUTION AND SHARES AVAILABLE FOR ISSUANCE

The A&R Plan increases the number of shares available under the Current Plan by 6,070,000 additional shares, from 8,000,000 shares to 14,070,000 shares. In its determination to approve the A&R Plan, the Board considered the key metrics, factors and philosophies, including our historical grant rates, the shares remaining available for issuance under the Current Plan and the potential dilution associated with the Current Plan. The average rate at which we grant equity awards is well below the “burn rate” benchmark that Institutional Shareholder Services (“ISS”) has set for our industry. The following table sets forth information relating to our historical burn rate under the Current Plan over the last three years:

	2020	2021	2022	Three Year Average
RSAs Granted	452,402	352,898	375,301	393,534
PSUs Vested(1)	973,891	428,255	-	467,382
Total Shares(2)	1,426,293	781,153	375,301	860,916
PSUs Granted(3)	1,413,052	304,060	393,225	703,446
Weighted Average Shares Outstanding - Basic	235,583,373	235,563,252	227,717,075	232,954,567
Burn Rate(4)	0.6%	0.3%	0.2%	0.4%

(1)    Performance-based restricted stock units (“PSUs”) that vested in the applicable year, including annual awards of PSUs and the November Performance PSUs (each as defined and discussed under the Compensation Discussion and Analysis section of this Proxy Statement).

(2)    Reflects the aggregate number of time-based restricted stock awards (“RSAs”) granted and PSUs vested in the applicable year.

(3)    Reflects PSUs granted in the applicable year based on the target levels of performance applicable to the PSUs. For a reconciliation of PSUs granted and vested for the periods presented above, refer to Note 11: Share-based Compensation footnote to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on February 23, 2023.

(4)    Burn Rate is calculated by dividing (a) the number of Total Shares by (b) the Weighed Average Shares Outstanding-Basic.

The total number of additional shares requested under the A&R Plan represents a reserve pool of approximately 2.7% of our common stock outstanding, which we believe puts us in line with market practices for share reserves based on a review of share reserve requests over the past two years among similar companies. The following table sets forth information regarding the potential dilution resulting from the A&R Plan as of the record date, March 2, 2023.

Number of securities remaining available for issuance under the Current Plan as of March 2, 2023 (#)	Number of additional securities requested to be made available for grant under the A&R Plan (#)	Shares of common stock outstanding as of March 2, 2023 (#)	Dilution (%)(1)
1,429,141	6,070,000	221,904,338	4.3%
(1)

Dilution is calculated by dividing (a) the sum of (1) the number of securities to be issued upon vesting of all outstanding RSAs and PSUs granted (but not yet vested) in the applicable year based on the target levels of performance applicable to the PSUs, (2) the 1,429,141 shares remaining available for grant under the Current Plan and (3) the 6,070,000 additional shares requested to be made available for grant if this proposal is approved by stockholders by (b) the sum of (1), (2) and (3) above and the number of shares of common stock outstanding as of March 2, 2023.

SUMMARY OF THE MATERIAL TERMS OF THE A&R PLAN

The following summary of the material terms of the A&R Plan is qualified in its entirety by reference to the complete text of the A&R Plan, which is attached to this proxy statement as Exhibit A.

PURPOSE OF THE A&R PLAN

The main purpose of the A&R Plan is to promote the success and enhance the value of the Company by linking the individual interests of participants to those of the Company’s stockholders through compensation that is based on the value of our common stock, thus providing such individuals with an incentive for outstanding performance to generate superior returns to the Company’s stockholders. The A&R Plan is further intended to assist us in attracting, motivating and retaining highly qualified individuals whose judgment, interest and special effort is critical to our success.

ELIGIBILITY

The A&R Plan permits grants of Awards to any (i) employee (except those covered by a collective bargaining agreement unless and to the extent that such eligibility is set forth in such collective bargaining agreement) of the Company and its subsidiaries and (ii) consultant or advisor to the Company or its subsidiaries who may be offered securities registrable pursuant to a registration statement on Form S-8 under the Securities Act (such grantee individually a “participant” and collectively, the “participants”).

The Compensation Committee, in its discretion, will approve awards to be granted under the A&R Plan. We expect that substantially all Award grants pursuant to the A&R Plan will be made to the Company’s officers, employees, consultants and advisors. As of March 2, 2023, the Company had 91 employees, including 13 senior officers who are eligible to participate in the A&R Plan. The approximate number of total persons eligible to participate in the A&R Plan is 91.

TERM

The A&R Plan will expire on, and no more Awards (other than ISOs) may be granted thereunder, on or after, April 26, 2033; ISOs may not be granted after February 17, 2033. The expiration of the A&R Plan will not affect Awards then outstanding and the terms and conditions of the A&R Plan will continue to apply to such Awards.

ADMINISTRATION

The Compensation Committee will administer the A&R Plan and will have the authority to make all determinations that it deems necessary or desirable for the administration of the A&R Plan. The Compensation Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members or delegate all or any of its responsibilities to the officers of the Company or its subsidiaries or any other person selected by the Compensation Committee.

The Compensation Committee may also delegate to one or more officers of the Company or its subsidiaries the authority to act on behalf of the Compensation Committee with respect to any matter, right, obligation, or election which is the responsibility of, or which is allocated to, the Compensation Committee, and which may be so delegated as a matter of law, subject to certain limitations that may be imposed under Section 16 of the Exchange Act.

SHARES SUBJECT TO THE A&R PLAN; OTHER LIMITATIONS OF AWARDS

An aggregate of 8,000,000 shares of our common stock were reserved for issuance under awards granted pursuant to the Current Plan, which shares may be authorized but unissued shares or shares purchased in the open market. As of March 2, 2023, there were 1,429,141 shares remaining available for grant under the Current Plan (assuming the payout of outstanding PSUs at target levels of performance applicable to the PSUs). If this Proposal 2 is approved, then an aggregate of 14,070,000 shares of our common stock will be reserved for issuance under awards granted pursuant to the A&R Plan, which includes 7,499,141 shares available for future issuance.

The following additional limitations will apply to Awards:

•	Grants of stock options or SARs in respect of no more than 1,500,000 shares of common stock may be made to any individual participant during any single fiscal year of the Company;

•

No more than 1,500,000 shares of common stock may be issued in respect of performance compensation awards denominated in shares of common stock granted under the A&R Plan to any individual participant for a single fiscal year during a performance period;

•	The maximum amount that can be paid to any individual participant during a performance period pursuant to a performance compensation award denominated in cash will be $10,000,000; and

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No more than 5% of the shares of common stock reserved for issuance under the Current Plan may be granted pursuant to Awards which do not satisfy the Minimum Vesting Condition (the “Minimum Vesting Condition Limit”).

If an Award expires or is canceled, forfeited or terminated without issuance to the participant of the full number of shares of common stock to which the Award related, then such unissued shares will again be available for awards under the A&R Plan.

However, the number of shares of common stock issuable under the A&R Plan will not be increased by the number of shares of common stock (i) with respect to Substitute Awards (as defined below), (ii) tendered or not issued upon exercise of a stock option or other Award for the payment of the exercise or purchase price or withholding taxes, (iii) tendered or not issued upon the net settlement of a stock-settled SAR, (iv) repurchased by the Company using stock option proceeds, (v) of such shares for which the fair market value equivalent was paid in cash (except no shares will be deemed to have been issued in settlement of a SAR or RSU that only provides for settlement in cash and settles only in cash or in respect of any other cash-based award) and (v) of such other shares as described in the A&R Plan.

Awards may, in the sole discretion of the Compensation Committee, be granted in assumption of, or in substitution for, outstanding awards previously granted by an entity directly or indirectly acquired by the Company or with which the Company combines (“Substitute Awards”). Substitute Awards will not be counted against the Minimum Vesting Condition Limit, subject to certain restrictions as described in the A&R Plan.

TYPES OF AWARDS

The A&R Plan provides for grants of the following types of awards and other equity-based or equity-related awards (each, an “Award” and, collectively, “Awards”). Awards will be evidenced by an award agreement which will govern that award’s terms and conditions.

•

Stock Options. Stock options provide for the purchase of shares of our common stock in the future at an exercise price set on the grant date. The term of a stock option will not exceed ten years from the date of the grant (five years in the case of ISOs granted to a participant who on the date of the grant owns stock representing more than 10% of the voting power of all classes of stock of the Company or its subsidiaries). The exercise price of a stock option may not be less than 100% of the fair market value of the underlying share on the date of grant (110% in the case of ISOs granted to a participant who on the date of the grant owns stock representing more than 10% of the voting power of all classes of stock of the Company or its subsidiaries). Stock options will vest and become exercisable in such manner and on such date as determined by the Compensation Committee.

•

Stock Appreciation Rights. An SAR entitles its holder, upon exercise, to receive from us an amount in cash or shares of common stock (or part cash and part shares of common stock, as the case may be) on the exercise date having a value equal to the number of shares subject to the SAR that is being exercised multiplied by the excess of the fair market value of one share of common stock on the exercise date over the strike price, less an amount equal to any applicable taxes required to be withheld. An SAR granted in connection with a stock option will become exercisable and will expire according to the same vesting schedule and expiration provisions as the corresponding stock option. An SAR granted independent of a stock option will vest and become exercisable in such manner and on such date or dates or upon such event or events as determined by the Compensation Committee. The term of an SAR may not be longer than ten years.

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Restricted Stock. RSAs are shares of common stock that is registered in the participant’s name but that is subject to transfer restrictions and other conditions as reflected in an award agreement. Generally, the participant of a restricted stock has the rights of a stockholder, including voting rights, subject to any restrictions and conditions specified in the award agreement.

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RSUs. An RSU is an unfunded, unsecured obligation to deliver a share of common stock (or cash or other securities or property) at a future date upon satisfaction of the conditions specified in the award agreement. Delivery of shares of common stock (or cash or part cash and part shares of common stock, as the case may be) may be deferred if such deferral would not cause adverse tax consequences under Section 409A of the Internal Revenue Code. A holder of an RSU will have no rights or privileges as a stockholder.

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LTIP Units. LTIP Units are units of Park Intermediate Holdings LLC (the “Operating Company”) intended to constitute “profits interests” within the meaning of the Internal Revenue Code. The Compensation Committee may grant LTIP Units to a participant in such participant’s capacity as a partner of the Operating Company, in anticipation of the participant becoming a partner of the Operating Company or as otherwise determined by the Compensation Committee.

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Other Equity-Based Awards and Other Cash-Based Awards. The Compensation Committee may grant other equity-based awards and other cash-based awards, alone or in tandem with other Awards, in such amounts and dependent on such conditions as the Compensation Committee will from time to time in its sole discretion determine. Each other equity-based awards granted under the A&R Plan will be evidenced by an award agreement, and each other cash-based award will be evidenced in such form as the Compensation Committee may determine from time to time.

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Dividends and Dividend Equivalents. Dividend equivalents represent the right to receive the equivalent value of dividends paid on shares of our common stock and may be granted alone or in tandem with Awards other than stock options, SARs or unearned performance compensation awards (including PSUs) or other unearned Awards subject to performance conditions.

AMENDMENT

Our Board may amend, alter, suspend, discontinue, or terminate the A&R Plan or any portion thereof at any time, except that no such amendment, alteration, suspension, discontinuance or termination will be made without stockholder approval if (i) such approval is necessary to comply with any regulatory requirement applicable to the A&R Plan (including any rules or regulations of any securities exchange or inter-dealer quotation system on which the securities of the Company may be listed or quoted) or for changes in GAAP to new accounting standards, (ii) it would materially increase the number of securities which may be awarded under the A&R Plan that have not been described in the Amended, (iii) it would materially modify the requirements for participation in the A&R Plan, or (iv) except as permitted under the A&R Plan, take any action which is considered a “repricing” for purposes of the stockholder approval rules of any securities exchange or inter-dealer quotation system on which the securities of the Company are listed or quoted. Any amendment, alteration, suspension, discontinuance or termination that would materially and adversely affect the rights of any participant or any holder or beneficiary of any Award will not be effective without the consent of the affected participant, holder or beneficiary.

The Compensation Committee may, to the extent consistent with the terms of the A&R Plan and any applicable award agreement, waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any Award, prospectively or retroactively, except that such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely affect the rights of any participant with respect to any Award will not be effective without the consent of the affected participant. The Compensation Committee may not alter the Minimum Vesting Condition.

MINIMUM VESTING CONDITION

The minimum vesting period for any Award is the one-year anniversary of the date of the grant, other than in connection with a change in control or a participant’s death or disability. In addition, up to 5% of the shares authorized under the A&R Plan are exempt from the one-year minimum vesting requirement.

CHANGE IN CONTROL AND INTERNAL REORGANIZATION

A change in control occurs under the A&R Plan upon any of the following (except if the following occurs as a result of an internal reorganization):

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The acquisition by any person of beneficial ownership of more than 30% of either (i) the then outstanding shares of common stock, taking into account as outstanding for this purpose such common stock issuable upon the exercise of options or warrants, the conversion of convertible stock or debt and the exercise of any similar right to acquire such common stock; or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors;

•	During any period of twenty-four months, individuals who, at the beginning of such period, constitute the Board cease for any reason to constitute at least a majority of the Board;

•	The sale, transfer or other disposition of all or substantially all of the business or assets of the Company (taken as a whole) to any person that is not an affiliate of the Company; or

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The consummation of a reorganization, recapitalization, merger, consolidation, or other similar transaction involving the Company (a “Business Combination”), unless immediately following such Business Combination, 50% or more of the total voting power of the entity resulting from such Business Combination is held by the holders of the outstanding voting securities of the Company immediately prior to such Business Combination.

The following acquisitions will not constitute a change in control: (i) any acquisition by the Company or any affiliate, (ii) any acquisition by any employee benefit plan sponsored or maintained by the Company or any affiliate, or (iii) in respect of an Award held by a particular participant, any acquisition by the participant or any group of persons including the participant.

Subject to certain provisions regarding performance compensation awards as described in the A&R Plan, in the event a participant’s employment or service is terminated other than for cause or due to death or disability, in each case within twelve months following a change in control, each outstanding stock option, SAR, restricted stock, RSU and LTIP Unit will become fully vested and immediately exercisable as of the date of such termination.

No payments or benefits or acceleration of payments, benefits or vesting will become payable or accelerated, as applicable, hereunder or under any award agreement or be triggered for any purpose in the event of any internal reorganization or restructuring involving the Company or any of its affiliates. Additionally, in connection with any internal reorganization, the Compensation Committee will have the authority to transfer and assign the A&R Plan and all related agreements, including award agreements, to a direct or indirect subsidiary of the Company, and if any internal reorganization results in a transfer of a participant’s service from the Company to one of its direct or indirect subsidiaries, such a transfer will not be considered or interpreted as a termination of employment.

MANDATORY REPAYMENT AND CLAWBACK

All Awards will be subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with (i) any clawback, forfeiture or other similar policy adopted by the Board or the Compensation Committee and as in effect from time to time; and (ii) applicable law. Further, to the extent that the participant receives any amount in excess of the amount that the participant should otherwise have received under the terms of the Award for any reason (including, without limitation, by reason of a financial restatement, mistake in calculations or other administrative error), the participant will be required to repay any such excess amount to the Company.

PERFORMANCE-BASED COMPENSATION

The Compensation Committee may designate whether any Award will be made subject to the achievement of certain performance goals within a particular period. The Compensation Committee has the sole discretion to select the length of the performance period, the type of Awards to be granted, the performance criteria that is used to establish the performance goals and the performance goals that are to apply. The performance goals used for such awards may be based on any one or more of the following performance measures (or other criteria as the Compensation Committee deems appropriate), which may reflect objective or subjective criteria, as selected by the Compensation Committee: (i) net earnings or net income, (ii) basic or diluted earnings per share, (iii) net revenue or net revenue growth, (iv) gross revenue or gross revenue growth, gross profit or gross profit growth, (v) net operating profit, (vi) return measures, (vii) cash flow measures, (viii) total capital invested in assets, (ix) earnings before or after interest, taxes, depreciation and/or amortization and earnings as a percentage of average capital, earnings as a multiple of interest expense, or business unit economic earnings, (x) funds from operations (as determined by NAREIT or otherwise), adjusted or core funds from operations, funds available for distribution, adjusted or core funds available for distribution, cash available for distribution, or adjusted or core cash available for distribution, (xi) asset acquisition or disposition volume, (xii) gross or net operating margins and productivity ratios, (xiii) share price, (xiv) expense targets or cost reduction goals, general and administrative expense savings, (xv) operating efficiency or productivity, (xvi) measures of customer satisfaction, (xvii) working capital targets, (xviii) measures of economic value added or other ‘value creation’ metrics, (xix) enterprise value, (xx) revenue and sales, (xxi) stockholder return, (xxii) competitive market metrics and market share or penetration, (xxiii) employee retention, (xxiv) timely opening of new facilities, (xxv) hotel occupancy rates and revenue per available room and related penetration ratios, (xxvi) measures of personal targets, goals or completion of projects, (xxvii) comparisons of continuing operations to other operations, (xxviii) cost of capital, debt leverage, year-end cash position or book value, (xxix) strategic objectives, (xxx) international operations, (xxxi) capital expenditures, (xxxii) financial ratios as provided in credit agreements of the Company, and (xxxiii) environmental, social or governance criteria.

These performance measures may apply to an individual, business unit, specified subsidiary or the Company as a whole, may be expressed on an absolute basis or relative to an index, budget or other standard specified by the Compensation Committee and will be calculated in accordance with generally accepted accounting principles (“GAAP”), if applicable, or on a non-GAAP basis and subject to any adjustments or modifications the Compensation Committee, in its sole discretion, may specify.

CERTAIN TRANSACTIONS

In the event of (each, an “Adjustment Event”):

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Any dividend (other than regular cash dividends) or other distribution, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, split-off, spin-off, combination, repurchase or exchange of shares of common stock or other securities of the Company, issuance of warrants or other rights to acquire shares of common stock or other securities of the Company, or other similar corporate transaction or event that affects the shares of common stock (including a change in control); or

•

Unusual or nonrecurring events affecting the Company that the Compensation Committee determines, in its sole discretion, could result in substantial dilution or enlargement of the rights intended to be granted to, or available for, participants, the Compensation Committee will make such proportionate substitution or adjustment as it deems equitable to any or all of (i) any limit applicable under the A&R Plan with respect to the number of Awards which may be granted, (ii) the number of shares of common stock or other securities of the Company which may be awarded in respect of Awards or with respect to which Awards may be granted under the A&R Plan and (iii) the terms of any outstanding Award.

The Compensation Committee may also substitute or assume Awards, accelerate the vesting of exercisability of, lapse of restrictions on, or termination of, Awards or establish a period of time for participants to exercise outstanding Awards, cancel outstanding Awards or convert or replace any Award that is not vested.

In addition, in the event of any internal reorganization, the Compensation Committee will have the authority to transfer and assign the A&R Plan and related agreements to a direct or indirect subsidiary as part of such reorganization.

FOREIGN PARTICIPANTS

The Compensation Committee may amend the terms of the A&R Plan and amend outstanding Awards with respect to participants who reside or work outside of the U.S. to conform such terms with the requirements of local law or to obtain more favorable tax or other treatment for a participant.

TRANSFERABILITY

Except as allowed by the Compensation Committee, with limited exceptions for transfers by will or by the laws of descent and distribution, awards under the A&R Plan are generally non-transferable.

FEDERAL INCOME TAX CONSEQUENCES

The following general discussion of the federal income tax consequences of awards to be granted under the A&R Plan is based on current federal tax laws and regulations, does not purport to be a complete description of the federal income tax laws and does not purport to be a representation as to the actual tax consequences that any participant or the Company may in fact incur. Participants may also be subject to certain employment, state and local taxes, which are not described below.

Non-qualified Stock Options. If the award granted is a non-qualified stock option, no income is realized by the participant at the time of grant of the option, and no deduction is available to the Company at such time. At the time of a cash-out or exercise, ordinary income is realized by the participant in an amount equal to the excess of the fair market value of the common stock on the date of exercise over the option exercise price, and the Company receives a tax deduction for the same amount, subject to the limitations imposed by Section 162(m) of the Internal Revenue Code. Upon disposition, any difference between the participant’s tax basis in the common stock and the amount realized on disposition of the shares is treated as a capital gain or loss.

Incentive Stock Options. If the award granted is an incentive stock option, no income is realized by the participant upon grant or exercise of the option and no compensation deduction is available to the Company at such times. If the common stock purchased upon the exercise of an incentive stock option is held by a participant for at least two years from the date of the grant of such option and for at least one year after exercise, any resulting gain is taxed, upon disposition of the common stock, at long-term capital gains rates. If the common stock purchased pursuant to the option is disposed of before the expiration of that period, any gain on the disposition, up to the excess of the fair market value of the common stock at the time of exercise over the option exercise price, is taxed at ordinary income rates as compensation paid to the participant, and the Company is entitled to a compensation deduction for an equivalent amount. Any further gain (or loss) that the participant realizes upon the disqualified disposition of the common stock will be taxed as short-term or long-term capital gain (or loss), depending on how long the participant held the shares, and such gains will not result in any further tax deduction for the Company.

Stock Appreciation Rights. If the award granted is a stock appreciation right, the participant realizes no income at the time a stock appreciation right is granted, and no deduction is available to the Company at such time. When the right is exercised, ordinary income is realized by the participant in the amount of the cash and/or the fair market value of the common stock received by the participant, and the Company will be entitled to a deduction of the same amount subject to the limitations imposed by Section 162(m) of the Internal Revenue Code.

Restricted Stock. If the award is granted as shares of restricted stock, the Company receives a deduction, subject to the limitations imposed by Section 162(m) of the Internal Revenue Code, and the participant recognizes taxable income equal to the fair market value of the restricted stock award at the time the restrictions on the stock awarded lapse, unless the participant elects to recognize such income immediately by so electing, within 30 days after the date of grant by the Company to the participant of a restricted stock award, as permitted under Section 83(b) of the Internal Revenue Code, in which case both the Company’s deduction and the participant’s inclusion in income occur on the grant date. A Section 83(b) election may not be made without the prior consent of the Company.

Restricted Stock Units. If the award granted is a restricted stock unit, the participant will not realize any income for federal income tax purposes when restricted stock units are granted because restricted stock units are not considered to be “property” for purposes of the Internal Revenue Code and no deduction is available to the Company at such time. After the restricted stock units vest and are settled, ordinary income is realized by the participant in an amount equal to the fair market value of the shares of common stock and/or any cash received, the Company receives a tax deduction in the same amount, subject to the limitations imposed by Section 162(m) of the Internal Revenue Code. Upon disposition, the participant generally will have a taxable capital gain (or loss). If a participant forfeits his or her restricted stock unit award, no gain or loss is recognized and no deduction is allowed.

LTIP Units. Profits interest units, including LTIP Units, generally should not be taxable upon grant as long as the profits interest units only grant the participant the right to profits accruing after the date of grant and do not provide an interest in any capital of the operating partnership.

Dividends and Dividend Equivalents. Recipients who receive dividend equivalent rights or cash awards under the A&R Plan will be required to recognize ordinary income in an amount distributed to the recipient pursuant to the award. If we comply with applicable reporting requirements, we will be entitled to a business expense deduction in the same amount and generally at the same time as the recipient recognizes ordinary income.

Other Equity-Based Awards and Other Cash-Based Awards. Other types of awards are generally subject to income tax at the time of payment, vesting or settlement based on the fair market value of the award on that date. Compensation otherwise effectively deferred will generally be subject to income taxation when paid. In each of the foregoing cases, we will generally have a corresponding deduction at the time the participant recognizes income, subject to the limitations imposed by Section 162(m).

Section 409A of the Internal Revenue Code. Section 409A of the Internal Revenue Code (“Section 409A”) covers certain nonqualified deferred compensation arrangements and generally establishes rules that must be followed with respect to covered deferred compensation arrangements in order to avoid the imposition of an additional 20% tax (plus interest) on the service provider who is entitled to receive the deferred compensation. Certain awards that may be granted under the A&R Plan may constitute “deferred compensation” within the meaning of and subject to Section 409A. While the Compensation Committee intends to administer and operate the A&R Plan and establish terms (or make required amendments) with respect to awards subject to Section 409A in a manner that will avoid the imposition of additional taxation under Section 409A upon a participant, there can be no assurance that additional taxation under Section 409A will be avoided in all cases.

NEW PLAN BENEFITS

The number of awards that participants may receive under the A&R Plan in the future will be determined at the discretion of our Compensation Committee, and the Compensation Committee has not made any determination to make future grants to any participant under the A&R Plan as of the date of this Proxy Statement. Therefore, it is not possible to determine the future benefits that will be received by these participants under the A&R Plan.

The following table below sets forth summary information concerning the number of shares of RSAs and PSUs granted to certain persons under the Current Plan during fiscal year 2022, which were valued using the market value of our stock on the record date of March 2, 2023, $13.98. Certain awards set forth in this table for the named executive officers were granted in 2022 and therefore also are included in the “2022 Summary Compensation Table” and in the “2022 Grants of Plan Based Awards Table” below and are not additional awards.

Name and Position	RSAs		PSUs
	($)	(#)	($)	(#)

Thomas J. Baltimore, Jr. President and Chief Executive Officer	1,387,054	99,217	2,575,955	184,260

Sean M. Dell’Orto Executive Vice President, Chief Financial Officer and Treasurer	456,685	32,667	685,034	49,001

Carl A. Mayfield Executive Vice President, Design and Construction	276,077	19,748	414,130	29,623

Thomas C. Morey Executive Vice President and Chief Investment Officer	365,339	26,133	548,016	39,200

Nancy M. Vu Executive Vice President, General Counsel and Secretary	131,342	9,395	197,006	14,092

All Current Executive Officers as a Group(1)	2,720,662	194,611	4,576,395	327,353

All Current Non-Executive Directors as a Group(2)	—	—	—	—

All Employees as a Group, excluding Executive Officers	2,526,046	180,690	920,891	65,872
(1)	Includes amounts granted to another executive officer of the Company.
(2)	Non-employee directors are compensated pursuant to the Non-Employee Director Stock Plan. See the section entitled “Director Compensation – Director Compensation for 2022” above.

VOTE REQUIRED

Under our by-laws, approval of the A&R Plan requires the affirmative vote of a majority of the votes cast. This means that the number of votes cast “FOR” the proposal must exceed the number of votes cast “AGAINST” the proposal. Abstentions and broker non-votes, if any, are not counted as votes “FOR” or “AGAINST” and will have no effect on the result of this vote.

A copy of the A&R Plan is included as Exhibit A to this Proxy Statement.

BOARD RECOMMENDATION

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE 2017 OMNIBUS INCENTIVE PLAN (AS AMENDED AND RESTATED).

PROPOSAL 3

ADVISORY VOTE TO APPROVE COMPENSATION OF NAMED EXECUTIVE OFFICERS

INTRODUCTION

We are asking stockholders to vote, on an advisory (non-binding) basis, to approve the compensation of our named executive officers, as required by Section 14A of the Exchange Act, and related SEC rules. This non-binding advisory vote is commonly referred to as a “say-on-pay” vote.

The Company has in place a comprehensive executive compensation program. Please refer to the Compensation Discussion and Analysis section of this Proxy Statement for a detailed discussion of the Company’s executive compensation program, practices and philosophy. The Compensation Committee intends to continually monitor executive compensation programs and adopt changes to reflect the dynamic marketplace in which the Company competes for talent, as well as general economic developments affecting executive compensation.

You have the opportunity to vote “for,” “against” or “abstain” from voting on the following resolution relating to executive compensation:

“RESOLVED, that the holders of common stock of Park Hotels & Resorts Inc. approve, on an advisory (non-binding) basis, the compensation of the Company’s named executive officers as disclosed in the Company’s Proxy Statement, pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and related material disclosed in the Proxy Statement.”

As provided by the Dodd-Frank Act, this vote is advisory, and therefore not binding on the Company, the Board or the Compensation Committee. However, the Board and the Compensation Committee value the views of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this Proxy Statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

VOTE REQUIRED

Under our by-laws, approval of the say-on-pay proposal requires the affirmative vote of a majority of all the votes cast. This means that the number of votes cast “FOR” the proposal must exceed the number of votes cast “AGAINST” the proposal. Abstentions and broker non-votes, if any, are not counted as votes “FOR” or “AGAINST” and will have no effect on the result of this vote.

Our current policy is to provide our stockholders with an opportunity to approve the compensation of our named executive officers each year at the annual meeting of stockholders. As set forth in Proposal 4 in this Proxy Statement, our Board has recommended that stockholders vote to continue to approve the compensation of our named executive officers each year at the annual meeting of stockholders. Accordingly, and assuming our stockholders support continuing this practice each year, we anticipate that the next such vote will occur at the 2024 annual meeting of stockholders.

BOARD RECOMMENDATION

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

COMPENSATION

DISCUSSION AND ANALYSIS

INTRODUCTION

This Compensation Discussion and Analysis (“CD&A”) provides an overview of the compensation for each of Park’s named executive officers (“NEOs”) under the executive compensation programs adopted by the Compensation & Human Capital Committee (in this section, the “Committee”). For fiscal year 2022, our NEOs were:

Thomas J. Baltimore, Jr.	Chairman of the Board, President and Chief Executive Officer

Sean M. Dell’Orto	Executive Vice President, Chief Financial Officer and Treasurer

Carl A. Mayfield	Executive Vice President, Design and Construction

Thomas C. Morey	Executive Vice President and Chief Investment Officer

Nancy M. Vu	Executive Vice President, General Counsel and Secretary

INDUSTRY AND COMPANY PERFORMANCE HIGHLIGHTS

2022 was a year of transition and recovery for the travel industry generally and for Park in particular. While we continued to experience strength in leisure demand, we saw business travel and city-wide conferences begin to support improvements in group and business transient demand. In 2022, we remained focused on our strategic priorities, including operational excellence in terms of realizing operational efficiencies, prudent balance sheet management and investing in value enhancing projects. Key actions taken in 2022 include:

•	successfully reopening all previously suspended hotels by May 2022;

•

reinstating our quarterly dividend in the first quarter of 2022, declaring a total of $0.28 per share to stockholders for the year, including a dividend of $0.25 per share declared for the fourth quarter of 2022;

•	converting the Casa Marina Key West from a Waldorf Astoria Resort to a Curio in March 2022;

•	repurchasing a total of 12.7 million shares of our common stock at an average price of $17.82 per share, or $227 million;

•

amending and restating our revolving credit facility in December 2022, which increased the total capacity from $901 million to $950 million, extended the maturity date by three years to December 2026 and released all collateral securing the credit facility and our senior notes consisting of pledges of equity interests in Park-affiliated entities owning certain unencumbered properties;

•	fully repaying the remaining $78 million balance on our unsecured delayed draw term loan facility, further strengthening our liquidity position by the end of fiscal year 2022;

•	opening the newly constructed 13,000 square foot ballroom at the Waldorf Astoria Bonnet Creek in Orlando in December 2022; and

•	completing the sales of seven non-core hotels for total gross proceeds of approximately $317 million.

In fiscal year 2022, as described in the preceding section and in more detail below under “—Compensation Framework—Short-Term Incentive—Individual Performance Objectives”, our NEOs showed exceptional performance and leadership both in managing the Company and in strengthening the Company’s fundamentals and operating efficiencies, which we believe will enable the Company to build long-term value.

Throughout the pandemic and its subsequent recovery, we have remained focused on our ultimate mission of delivering superior, risk-adjusted returns for stockholders. However, as our strategy regarding group and business transient segments was acutely impacted by the COVID-19 pandemic, Park’s relative total stockholder return for fiscal year 2022 continues to lag many of its comparable companies (see Total Stockholder Return – 2022 chart below), particularly those that do not target the group and business segments. Despite these continuing challenges, we remain confident that by maintaining our focus on our key priorities, which includes aggressive asset management, prudent capital allocation and the de-leveraging of our balance sheet, we will be able to create sustained, long-term value and returns for our stockholders.

*Source: FactSet data as of December 31, 2022. Peer group in chart above consists of companies that comprise the FTSE Nareit Lodging Resorts Index and that have a market capitalization in excess of $1 billion as of December 31, 2022.

For more information on our 2022 results and other related financial measures, see our 2022 Annual Report.

SAY-ON-PAY

Every year, Park provides stockholders with the opportunity for an advisory (non-binding) vote on our executive compensation program (a “say-on-pay” vote). At our 2022 annual meeting of stockholders, approximately 83% of our stockholders supported our advisory vote on executive compensation.

Both prior to and following this vote, the Company undertook an extensive stockholder outreach and engagement initiative in order to better understand our investors’ views regarding the Company’s executive compensation program. During the first quarter of 2022, we spoke with stockholders representing 23% of our outstanding shares of common stock. In February 2022, following those initial stockholder meetings and in direct response to our stockholders’ feedback, the Committee made significant changes to our executive compensation program. Thereafter, at the 2022 annual meeting of stockholders, stockholders recognized these efforts with approximately 83% of the votes cast approving our advisory vote on executive compensation.

We continued to actively seek feedback from our stockholders even after our improved say-on-pay vote at the 2022 annual meeting of stockholders. After the 2022 annual meeting of stockholders, we reached out to stockholders representing approximately 43% of our outstanding shares of common stock to invite them to participate in calls with members of the Company’s senior management team. However, as we had just recently spoken to many of these stockholders, many of our investors declined our invitation to speak.

We believe our proactive engagement approach has resulted in constructive feedback and input from stockholders and we intend to continue these efforts.

Key Themes from Stockholder Engagement in Early 2022

While our stockholders were generally in favor of the design of our executive compensation program, many expressed concern with previous special award grants that were outside of our annual compensation program and requested (i) a return to the rigorous and measurable targets that had been in place prior to adjusting the program in response to the impact from the COVID-19 pandemic and (ii) enhanced disclosure around the achievement of short-term incentive awards. Our Committee is committed to implementing compensation programs that align with the interests of our stockholders. As a result and in direct response to the feedback received from stockholders, our Committee (i) made a firm commitment not to make future special or one-time awards to our executive officers absent extraordinary circumstances and (ii) returned the executive compensation programs to a more traditional framework – with measurable targets, increased rigor and pay for performance alignment.

What We Heard	What We Did

Special Awards/One-Time Grants – Strong opposition to special or one-time awards; should only be used in very limited instances	Committee made firm commitment not to make any special or one-time awards to its executive officers absent extraordinary circumstances.

Executive Compensation Framework/Structure – Very supportive of the framework and design of our traditional (pre COVID-19) executive compensation program	Committee returned to Park’s normal LTIP (as defined below under “–Compensation Framework–Long-Term Incentive”) compensation structure and, as discussed below, increased the rigor of the program by adding a new downside modifier.

Pay for Performance Alignment – Stressed that executive compensation should have strong linkage of pay for performance alignment

In February 2022, in response to stockholder feedback, the Committee amended the LTIP to increase the performance-based portion for an executive’s target annual equity award:

-    from 60% to 65% for CEO; and

-    from 50% to 60% for Executive Committee members and/or Section 16 officers (other than CEO) – this being the first increase in the amount of LTIP tied to performance since the Spin-off.

Rigor of Targets – Request for STIP corporate objectives to be set at rigorous levels and for individual performance objectives to be more clearly defined

While highly supportive of relative total shareholder return (“TSR”) to other hotel REITs as the primary metric for LTIP awards, request to consider a limitation on PSU payout in the event that the Company’s TSR is negative or a possible additional metric for LTIP awards

There was a return to traditional rigorous objectives with measurable targets. Enhanced disclosure detailing the corporate objectives is provided in this CD&A under the discussion “—Compensation Framework – Short-Term Incentive.”

The Committee implemented a modifier to the NEO’s PSU awards beginning with 2022 that adjusts PSU payout in the event that the Company’s TSR is negative for the applicable PSU award’s performance period.

ESG Metrics Tied to Compensation – Request for a portion of executive compensation be tied to ESG metrics – which metrics should be specific, material to the Company, objective and measurable	While ESG metrics had already been included in certain executive officer’s individual objectives for the STIP, the Committee introduced a formal ESG scorecard that was implemented for 2022.

The Committee expects to continue to consider future annual say-on-pay votes and investor feedback when making decisions relating to our executive compensation program, policies and practices.

EXECUTIVE COMPENSATION KEY ATTRIBUTES

Set forth below is a summary of some of the key attributes that define our executive compensation program.

What We Do	What We Don’t Do

✓ Maintain a short-term incentive program that is performance oriented and is based on rigorous and measurable Company performance metrics and individual performance objectives	× No guaranteed minimum short-term incentive or long-term incentive payouts or annual salary increases

✓ Use total stockholder return as the sole performance metric for our performance stock units that are tied to multi-year performance	× No tax gross-ups upon a change in control

✓ Maintain meaningful executive and independent director stock ownership policy • 6x for our Chief Executive Officer • 3x for other executive officers • 5x annual cash retainer for directors

×    No employment agreements with executives (other than our Chief Executive Officer, whose employment agreement was required in order to bring him to our Company from another chief executive officer position)

✓ Engage an independent compensation consultant	× No pledging or hedging activities permitted by our executives and directors

✓ Conduct an annual peer group review to ensure total compensation is properly benchmarked	× No plan design features that encourage excessive or imprudent risk taking

✓ Offer limited perquisites	× No dividends on unearned performance stock units

✓ Maintain an incentive compensation clawback policy, allowing the Company to recover annual and/or long-term incentive compensation in certain situations

COMPENSATION PROCESS AND PHILOSOPHY

Our executive compensation programs are designed and administered under the direction and control of the Committee. The Committee is comprised solely of independent directors who review and approve our overall executive compensation programs and practices and set the compensation of our executive officers. In determining compensation for our executive officers, the Committee, among other things, reviews at least annually external market data with the assistance of the Company’s independent compensation consultant, takes into consideration internal pay equity and, for executive officers other than our Chief Executive Officer, considers the recommendations of our Chief Executive Officer. The Committee is, however, solely responsible for making the final decisions on compensation for the Chief Executive Officer and other executive officers.

The Company’s executive compensation programs strive to achieve the following philosophy, principles and business objectives:

•	To align the interests of our executives with those of our stockholders to maximize stockholder value;

•	To attract and retain top talent;

•	To reinforce our business objectives and the Company’s values;

•	To motivate management to balance short-term objectives with long-term value creation to the stockholders; and

•	To provide competitive compensation to management based on the marketplace in which the Company competes for talent.

ROLE OF COMPENSATION CONSULTANT

In 2017, following the Spin-off, the Committee engaged the services of Ferguson Partners Consulting L.P. (“FPC” – formerly known as FPL Associates L.P.) as its independent compensation consultant. FPC provides the Committee with advice and resources to help it assess the effectiveness of the Company’s executive compensation strategy and programs. A representative of FPC typically attends meetings of the Committee and communicates with the Committee Chair between meetings. FPC reports directly to the Committee, and the Committee has the sole power to terminate or replace FPC at any time. The Committee assessed the independence of FPC in 2022 in accordance with the applicable rules of the SEC and the NYSE. After considering the foregoing, the Committee determined that it was appropriate to engage FPC as its independent compensation consultant.

During 2022, FPC did not work for management and did not receive any compensation from the Company other than for its work in advising the Committee.

USE OF PEER GROUP DATA

The Committee uses compensation data compiled from Park’s peer group of companies for benchmarking purposes. The Committee reviews such data annually. In addition, the Committee updates, as necessary and upon recommendation of FPC, the companies in our peer group. Prior to 2022, in recognition of the size and complexity of the Company, the Committee, at FPC’s recommendation, utilized two peer groups — one for size and one for the lodging industry — in designing and administering the Company’s compensation programs. However, in January 2022, after noting the overlap that had developed between the two peer groups over time, upon the recommendation of FPC, the Committee approved transitioning to a single peer group beginning in fiscal year 2022 for executive compensation benchmarking purposes. The approved single peer group consists of companies primarily operating in the real estate and/or hotel/lodging industries that are between 0.5x and 2.0x the size of the Company (as defined by total capitalization).

In January 2022 and consistent with the newly approved parameters, the Committee approved the 14-company peer group set forth below. Of the companies previously included in one or both of the size-based peer group and the lodging REIT-based peer group prior to 2022, only DiamondRock Hospitality Company and Summit Hotel Properties, Inc. were removed from the 2022 single peer group as neither of those companies fit within the size threshold. The Committee expects to continue to annually review the composition of our peer group and make changes when appropriate.

Peer	Peer	Industry	Total Capitalization ($MM) as of December 31, 2022
H	Hyatt Hotels Corporation	Hotel	$43,106
HST	Host Hotels & Resorts, Inc.	Hotel	$16,566
CPT	Camden Property Trust	Multifamily	$15,789
FRT	Federal Realty Investment Trust	Shopping Center	$13,097
CUBE	CubeSmart	Self-Storage	$12,222
AIRC	Apartment Income REIT Corp.	Multifamily	$9,093
WH	Wyndham Hotels & Resorts, Inc.	Hotel	$8,249
RHP	Ryman Hospitality Properties, Inc.	Hotel	$7,773
PK	Park Hotels & Resorts Inc.	Hotel	$7,445
PEB	Pebblebrook Hotel Trust	Hotel	$5,247
APLE	Apple Hospitality REIT, Inc.	Hotel	$5,098
JBGS	JBG SMITH Properties	Diversified	$4,924
RLJ	RLJ Lodging Trust	Hotel	$4,394
SHO	Sunstone Hotel Investors, Inc.	Hotel	$3,135
XHR	Xenia Hotels & Resorts, Inc.	Hotel	$2,995
	Source: S&P Capital IQ as of December 31, 2022.

We believe the peer group companies represent the size and industry with which we currently compete for executive talent. The peer group companies also include many of our principal business peers. FPC’s benchmarking compared the compensation of our executive officers based on base salary and total target compensation (including base salary, target short-term annual incentive compensation and target long-term incentive compensation) with that of executive officers of similar titles and job roles across the peer companies. The Committee considered and expects to continue to consider the amount and mix of base and variable compensation by referencing, for each executive officer position, the prevalence of each element and the level of compensation that is provided in the market based on FPC’s comparison analysis.

In January 2023, the Committee again reviewed the composition of our peer group. Based on the recommendation from FPC, no changes were made to the peer group for fiscal year 2023 executive compensation benchmarking purposes.

ROLE OF EXECUTIVES

The Committee believes management input is important to the overall effectiveness of the Company’s executive compensation programs. The Committee believes the advice of an independent compensation consultant should be combined with management input and the business judgment of the Committee members to arrive at a proper alignment of our compensation philosophy, principles and business objectives.

The Chief Executive Officer, the General Counsel, the Chief Financial Officer and the Executive Vice President, Human Resources are the officers of the Company who interact most closely with the Committee. These individuals work with the Committee to provide their perspective on aligning executive compensation strategies with our business objectives. When determining compensation for our executive officers, other than the Chief Executive Officer, the Committee considered individual performance as summarized and assessed by the Chief Executive Officer. The performance of the Chief Executive Officer is assessed directly by the Committee in executive session without the Chief Executive Officer present.

COMPENSATION FRAMEWORK

The primary components of our 2022 executive compensation program are base salary, short-term incentive compensation (cash) and long-term incentive compensation (equity). These components are described in more detail below.

Compensation and Performance Alignment

The Committee takes seriously its responsibility to maintain appropriate pay for performance alignment and has structured the executive compensation program so that the vast majority of compensation value delivered to our executives is in the form of compensation that is variable or “at-risk” based on Park’s performance or relative total stockholder return. The following charts illustrate the mix between the compensation elements (base salary, annual short-term incentive in the form of cash and annual long-term incentive in the form of RSAs and PSUs) for our Chief Executive Officer and the average of our other NEOs, in each case based on target levels of compensation. Consistent with our compensation philosophy, approximately 87.5% of our Chief Executive Officer’s compensation was performance-based or at-risk and approximately 74.6% of the average compensation of our other NEOs was performance-based or at-risk.

Base Salary

Structure

The base salary payable to each executive officer provides a fixed component of compensation that reflects the executive’s position and responsibilities. Base salary levels are intended to be comparable with the competitive market, as determined by the Committee in its judgment, but are not targeted to specific market levels. The Committee expects to review base salaries annually and may make adjustments to better match competitive market levels or to recognize an executive’s professional growth and development or increased responsibilities.

2022 Actual Base Salaries

For 2022, the Committee reviewed and approved the base salaries shown below:

	Base Salary(1) ($)
Name	2022(2)(3)		2021	% Change

Thomas J. Baltimore, Jr.	1,000,000		1,000,000	0%

Sean M. Dell’Orto	550,000		500,000	10%

Carl A. Mayfield	522,500		475,000	10%

Thomas C. Morey	550,000		500,000	10%

Nancy M. Vu	442,014	(4)	375,000	27%

(1)	The amounts shown reflect annualized base salary amounts.
(2)

In February 2022, the Committee approved increasing the annual base salary starting in February 2022 to $550,000 for Mr. Dell’Orto, $522,500 for Mr. Mayfield, $550,000 for Mr. Morey and $435,000 for Ms. Vu. Mr. Baltimore did not receive any increase to his annual base salary.

(3)

In February 2023, the Board approved increasing annual base salary starting in February 2023 to $572,000 for Mr. Dell’Orto, $543,400 for Mr. Mayfield, $572,000 for Mr. Morey and $494,000 for Ms. Vu. Mr. Baltimore did not receive any increase to his annual base salary.

(4)

In October 2022, Ms. Vu was promoted to Executive Vice President, General Counsel & Secretary, and the Committee approved increasing her annual base salary starting in October 2022 to $475,000. As noted above, in February 2023, the Board approved increasing her annual base salary to $494,000 starting in February 2023.

Short-Term Incentive

Structure

The Company’s executive short-term incentive program (as amended, the “STIP”) is designed to reward Company executives designated at the level of senior vice president and above based on our Company’s overall performance and the individual’s contribution to that performance. Pursuant to the STIP, each fiscal year, the Committee will determine a target bonus (the “Target Bonus”) for each participant who is a member of the Executive Committee or is subject to Section 16 of the Exchange Act. Under the terms of the STIP and unless otherwise determined by the Committee, the Target Bonus for each such participant will be in the amount or within the range set forth in the table below.

Participant Level	Target Bonus(1)
Chief Executive Officer	175% of base salary
Executive Vice President	100% of base salary
Senior Vice President	Up to 75% of base salary

(1)

The threshold and maximum amounts of the Chief Executive Officer’s bonus under the STIP will be 87.5% and 350%, respectively, of base salary (with the Committee having discretion to set a higher threshold amount and/or a higher maximum amount; however, such discretion to set a higher threshold and/or maximum amount was not used in 2022). The threshold and maximum amounts for each other NEO will be determined by the Committee each fiscal year.

Under the Company’s normal pre-pandemic compensation practices, each fiscal year, annual STIP bonuses will be earned based on the achievement of (i) individual performance objectives and (ii) company performance objectives as determined by the Committee at the beginning of such fiscal year, with such allocation between individual and corporate performance objectives determined by the participant’s level as

	Target Bonus
Participant Level	Individual Performance Objective	Company Performance Objective
Chief Executive Officer	10%	90%
Executive Vice President	20%	80%
Senior Vice President	25%	75%

reflected in the corresponding table. As discussed below, for 2022, given the uncertainty of the macro-economy as it continued to recover from the COVID-19 pandemic and absorb the impact from other macro-economic factors (including inflation, increases in interest rates, potential economic slowdown or a recession and geopolitical conflicts), company performance objectives were set in two phases for the year. Additionally, in 2022, to highlight our continued commitment to our ESG strategy, the Committee approved an ESG scorecard to be included as part of the 2022 annual STIP for each of our NEOs, including the Chief Executive Officer. The metrics that will be measured by the Committee will be based on the achievement of goals for each ESG category. The Committee determined that this ESG scorecard will be evaluated as a component of each NEO’s individual performance objectives achievement.

Generally, to receive an award, participants must be employed by the Company through December 31 of the relevant fiscal year. Notwithstanding the foregoing, in the event of a participant’s termination of employment (other than with respect to Mr. Baltimore whose payments upon termination of employment are set forth pursuant to the terms of his Executive Employment Agreement with the Company, dated April 26, 2016 (the “CEO Employment Agreement”)) prior to December 31 of the relevant fiscal year (i) due to death or “disability” (as defined in the Company’s 2017 Omnibus Incentive Plan), the participant will receive a bonus for such fiscal year based on achievement of target performance but prorated for the actual days worked during such year, or (ii) due to “retirement” (as defined in the STIP), the participant will receive a bonus for such fiscal year based on actual achievement but prorated for the actual days worked during such year. In the event of a participant’s termination of employment by the Company for “cause” (as defined in the Company’s 2017 Omnibus Incentive Plan) following the end of the relevant fiscal year but prior to the payment of STIP bonuses for such fiscal year, the participant will forfeit his or her right to receive an annual STIP bonus for such fiscal year.

2022 Target STIP Awards

In February 2022, the Committee approved a target bonus for fiscal year 2022 for Mr. Baltimore of 175% of his base salary, with his bonus range being set at 87.5% to 350% of his base salary. The Committee also approved 2022 target bonuses of

100% of base salary (with bonus ranges of 50% to 200% of base salary) for each of Messrs. Dell’Orto, Mayfield and Morey. For Ms. Vu, the Committee approved a 2022 target bonus of 75% of base salary (with a bonus range of 37.5% to 150% of base salary) in February 2022 and her 2022 target bonus was increased to 100% of base salary (with a bonus range of 50% to 200%) in October 2022 at the time of her promotion to Executive Vice President. The chart below sets forth the target bonus opportunity as a percent of base salary and actual STIP bonus opportunity in dollars for each NEO at the threshold, target and high level for fiscal year 2022:

Name	Target STIP Opportunity (as a % of base salary)	STIP Bonus Opportunity ($)
		Threshold ($)	Target ($)	High ($)

Thomas J. Baltimore, Jr.	175%	875,000	1,750,000	3,500,000

Sean M. Dell’Orto	100%	275,000	550,000	1,100,000

Carl A. Mayfield	100%	261,250	522,500	1,045,000

Thomas C. Morey	100%	275,000	550,000	1,100,000

Nancy M. Vu(1)	79%	188,536	377,072	754,144

(1)

In October 2022, Ms. Vu was promoted to Executive Vice President and her STIP was pro-rated between the time during the year that she served as Senior Vice President (from January 1, 2022 through October 28, 2022) and Executive Vice President (from October 29, 2022 through December 31, 2022). The amount reflected is a blended presentation of her 2022 Target Bonus opportunity.

2022 Company Performance Objectives

In February 2022, given the continued uncertainty of the recovery from the effects of the COVID-19 pandemic and its effects on the Company and its business and the rapidly evolving nature of other macro-economic factors (including inflation, increases in interest rates, potential economic slowdown and geopolitical conflicts), the Committee approved continuing to split determination of the performance levels for the 2022 corporate performance objectives into two phases, with the first phase corporate performance objectives (the “Phase I Corporate Objectives”) being approved by the Committee in March 2022 and the second phase corporate performance objectives (the “Phase II Corporate Objectives”) being approved by the Committee in August 2022 when the Company and the Committee hoped to have greater visibility into the timing and trajectory of the Company’s recovery and the general economy. The Committee also concluded that, for the purpose of annual STIP bonuses, the final 2022 corporate performance objectives would be calculated as follows: (i) the Phase I Corporate Objectives would be collectively weighted 50% and (ii) the Phase II Corporate Objectives would be collectively weighted 50%.

PHASE I CORPORATE OBJECTIVES – 50% weight

In March 2022, the Committee adopted the following Phase I Corporate Objectives for the first half of 2022. The Committee also assigned each performance objective a relevant weighting, which would be consistent between the Phase I Corporate Objectives and the Phase II Corporate Objectives. The Committee selected the specific performance objectives because they complement various parts of the Company’s overall strategy and business goals as explained further below. The following chart sets forth the description and weighting of each Phase I Corporate Objective, as well as the threshold, target and high levels for such objectives and the achievement results in the first half of 2022.

Phase I Corporate Objective (50%)	Allocation	Description	Measurement			Achievement
			Threshold	Target	High

Consolidated Portfolio RevPAR	20%	Focuses on revenue within our portfolio—one of the Company’s core pillars of aggressive asset management	$123.45	$130.95	$138.45	$145.42

Hotel Adjusted EBITDA Margin	30%	Focuses on “margin improvement”—as expense reduction is another of our core pillars of aggressive asset management	15.8%	18.8%	21.8%	26.1%

Adjusted EBITDA	30%	Focuses on the Company’s overall earnings profile, which is affected by both asset management and acquisition and disposition activity	$142M	$182M	$222M	$288.7M

Net Debt / Adjusted EBITDA	20%	Focuses on our overall net leverage position to align with maintaining a strong, conservative balance sheet	15.00x	12.00x	9.00x	6.94x

Based on the above achievements, the NEOs had an achievement level of 200% with respect to the Phase I Corporate Objectives.

PHASE II CORPORATE OBJECTIVES – 50% weight

In August 2022, based on visibility gained through the first half of 2022, the Committee adopted the following Phase II Corporate Objectives for the second half of 2022. The following chart sets forth the description and weighting of each Phase II Corporate Objective, as well as the threshold, target and high levels for such objectives and the achievement results.

Phase II Corporate Objective (50%)	Allocation	Description	Measurement			Achievement
			Threshold	Target	High

Consolidated Portfolio RevPAR	20%	Focuses on revenue within our portfolio—one of the Company’s core pillars of aggressive asset management	$162	$178	$186	$167.04

Hotel Adjusted EBITDA Margin	30%	Focuses on “margin improvement”—as expense reduction is another of our core pillars of aggressive asset management	24.5%	27.5%	31.0%	25.88%

Adjusted EBITDA	30%	Focuses on the Company’s overall earnings profile, which is affected by both asset management and acquisition and disposition activity	$289M	$350M	$410M	$317.3M

Net Debt / Adjusted EBITDA	20%	Focuses on our overall net leverage position to align with maintaining a strong, conservative balance sheet	7.25x	6.5x	5.75x	6.39x

Based on the above achievements, the NEOs had an achievement level of 79.93% with respect to the Phase II Corporate Objectives. After applying the applicable 50% weighting to each of the two phases for the corporate objectives, the NEOs had an achievement level of 139.97% with respect to the final aggregate 2022 corporate performance objective.

Individual Performance Objectives

Each February, as part of the Company’s compensation cycle, the Committee sets individual performance objectives for the full year for Mr. Baltimore. Thereafter, Mr. Baltimore sets individual performance objectives for each other executive officer. At the end of each compensation cycle, Mr. Baltimore reviews and determines each executive officer’s individual performance rating and the Committee reviews and determines Mr. Baltimore’s individual performance rating. The following table highlights the assessed achievements for each NEO. When determining individual performance ratings, Mr. Baltimore or the Committee (as applicable) considers the impact each individual had on the Company’s overall goals and their respective departments, including the key performance highlights below.

Named Executive Officer	Individual Highlights
Thomas J. Baltimore, Jr.

•   Increased the Company’s stability by advancing key strategic objectives like effectively cutting operational costs and maintaining a strong balance sheet and sufficient liquidity

•   Reinstated the Company’s dividend payment, ensuring stockholders benefited from return of capital

•   Oversaw the reopening of all previously suspended hotels by May 2022

•   Aggressively led the Company to implement plans to activate real estate within the portfolio, including the conversion at the Casa Marina Key West and the acquisition of an adjacent parcel of land at Hilton Hawaiian Village

•   Worked with operators to ensure that the operating model efficiencies created during the pandemic remained in effect and are fully integrated for the long-term

•   Strengthened the Company’s commitment to elevating its people through succession planning and talent development, fostering an inclusive, equal and diverse culture and ensuring effective governance

•   Successfully managed external investor relationships and communications

•   Focused and enhanced ESG initiatives and disclosures

Named Executive Officer	Individual Highlights
Sean M. Dell’Orto

•   Led the negotiations and successful execution of the amendment and restatement of our credit facility in 2022, which increased total capacity from $901 million to $950 million, extended the maturity date by three years to December 2026 and released all collateral securing the credit facility and Park’s senior notes consisting of pledges of equity interests in Park-affiliated entities owning certain unencumbered properties

•   Further fortified the balance sheet and Company’s liquidity position, including by structuring the full repayment of (i) the remaining $78 million balance on the unsecured delayed draw term loan facility using $50 million from the credit facility and available cash on hand as well as (ii) the $26 million mortgage loan secured by the Hilton Checkers

•   Successfully utilized the Company’s stock repurchase program, a return of capital to stockholders, with the repurchase of a total of 12.7 million shares at an average price of $17.82 per share, or $227 million, occurring in 2022

•   Led the renewal of the Company’s property insurance policies

•   Oversaw enhanced disclosure related to ESG, including publication of the 2022 Annual Corporate Responsibility Report and disclosure under TCFD

Carl A. Mayfield

•   Overseeing the $110 million Bonnet Creek meeting space platform expansion project and hotel complex renovation, including overseeing the successful opening of the newly constructed 13,000 square foot ballroom at the Waldorf Astoria Bonnet Creek in Orlando in December 2022

•   Initiating and overseeing the $70 million renovation of all 311 guestrooms, public spaces and hotel infrastructure at our Casa Marina Key West, Curio Collection

•   Developed and updated five-year capitalization plan and age relevancy plan across our portfolio

•   Oversaw the work of the Green Park Committee, ensuring that the Company remains focused on climate and environmental short-term and long-term goals

Thomas C. Morey

•   Successfully led the negotiations and completion of the disposition of seven hotels in 2022, generating total gross proceeds of approximately $317 million

•   Oversaw the development and refinement of an active “ready list” of potential acquisition opportunities in target markets

•   Oversaw the continued refinement of a comprehensive portfolio management platform, allowing the Company to develop a common vision, strategic plan and capital plan for each asset in the portfolio

•   Oversaw the continued updating of the Company’s comprehensive framework for the various ongoing development projects

Nancy M. Vu

•   Oversaw and advised on all legal aspects of the Company’s transactions, including the recasting of the Company’s credit facility, the structuring of the Company stock repurchase program and the disposition of seven hotels, and regulatory matters

•   Assisted the CEO with Board communication

•   Oversaw the legal analysis, negotiation and communication of key operational matters with operators

•   Advised on all legal aspects of the Company’s return-on-investment projects, including the Bonnet Creek meeting space expansion project

•   Oversaw the establishment of the Company’s enhanced ESG framework focused on transparent and clear executive and board-level involvement and oversight of ESG matters, including the establishment of new ESG Committee

Beginning with the fiscal year 2022, the Committee added an ESG scorecard to motivate executives to achieve goals related to the Company’s commitment to driving sustainability and engagement throughout our business and to provide a discrete incentive for management to execute on our ESG strategy. While the Company’s ESG goals are long-term in nature, the

Committee believes that it is important to annually review, measure and assess progress towards those goals. As a result, the Company included ESG objectives in the annual incentive program, rather than in the long-term incentive awards. The following chart sets forth the description and possible points for each ESG goal for 2022, as well as the achievement results. In March 2022, the Committee approved that a total performance level of 21 points would result in a “high” score, 18 points would result in a “target” score and 15 would result in a “threshold” score.

MEASURE	RESULTS	POSSIBLE POINTS	ACTUAL POINTS
Monitor, aggregate and report on 2022 Sustainability (i.e., energy, greenhouse gases, and water performance) metrics	Completed and included in Corporate Responsibility Report.	2	2
Publish annual Corporate Responsibility Report inclusive of GRI, SASB and TCFD reporting standards	Published in December 2022.	2	2
Increase GRESB score by 3%	Park’s score declined by 2 points compared to prior year and resulted in an overall score of 77, driven by Y/Y changes in utility intensities from hotel re-openings in 2021 versus 2020. Park’s score was above GRESB benchmarks and averages, coming in within the top 35% of all Americas participating companies / entities.	2	0
Achieve an “A” GRESB Public Disclosure Score	Achieved an “A” GRESB Public Disclosure Score	1	1
Continue to achieve Newsweek recognition as one of America’s Most Responsible Companies	Ranked 161/499 overall and 5/15 in the Hotels, Dining & Leisure industry group.	3	3
Conduct at least three (3) pulse surveys to gauge associate sentiment regarding front of mind issues	1. COVID Response - 80% participation 2. Total Rewards (Park’s benefit package) - 91% participation 3. Rewards & Recognition - 86% participation	1	1
Maintain overall employment engagement score above Professional Services benchmark average	Achieved +7 point score above Professional Services benchmark.	2	2
Establish a formal ESG Committee with executive level decision making authority to develop, implement and monitor the Company’s ESG Initiatives and policies	Formed in early 2022 and committee meets quarterly.	2	2
Ensure 95% of associates complete diversity, equity, inclusion and unconscious bias training	100% of associates participated in DEI and unconscious bias training.	2	2
Ensure 95% or higher completion of annual Code of Conduct training by associates	100% of associates completed annual Code of Conduct training.	2	2
Maintain average ISS Monthly score of “3” for each of Governance, Environment and Social pillars	Through December, average scores are: 1. Governance - 2.42 2. Environment - 3.5 3. Social - 3.33	2	1.6
TOTAL ACHIEVEMENT		21	18.6

Based on the above achievements, the NEOs had an achievement level of “target” with respect to the ESG Scorecard.

2022 Actual STIP Awards

Based on the above individual performance scores and the achievement of the corporate performance objectives set forth above, the Committee approved the following 2022 actual STIP awards:

Name	Corporate Objective Payout ($)	Individual Performance Payout ($)	Total 2022 STIP Award ($)	Percentage of Target Paid Out

Thomas J. Baltimore, Jr.	2,204,488	306,250	2,510,738	143%

Sean M. Dell’Orto	615,857	220,000	835,857	152%

Carl A. Mayfield	585,064	156,750	741,814	142%

Thomas C. Morey	615,857	165,000	780,857	142%

Nancy M. Vu(1)	401,662	135,156	536,818	142%

(1)

In October 2022, Ms. Vu was promoted to Executive Vice President and her STIP was pro-rated between the time during the year that she served as Senior Vice President (from January 1, 2022 through October 28, 2022) and Executive Vice President (from October 29, 2022 through December 31, 2022). The amount reflected is a blended presentation of her STIP Award and Percentage of Target Paid Out.

Long-Term Incentive

Structure

The Company’s LTIP executive long-term incentive program (the “LTIP”) is intended to focus our executive officers and other eligible employees on, and reward them for, achieving our long-term goals and enhancing stockholder value. Each fiscal year, the Committee will determine an aggregate target value (the “Aggregate Target Value”) under the LTIP for each participant who is a member of the Executive Committee or is subject to Section 16 of the Exchange Act. Pursuant to the LTIP, unless otherwise determined by the Committee, the Aggregate Target Value of each such participant, and the allocation of such Aggregate Target Value between a LTIP award granted in shares of RSAs and a LTIP Award granted in PSUs, will be in the amount or within the range set forth in the table below.

Participant Level	Aggregate Target Value	Allocation of Aggregate Target Value*
		RSAs	PSUs

Chief Executive Officer	$5,250,000 or more	35%	65%
Executive Vice President	Up to 275% of base salary	40%	60%
Senior Vice President	Up to 100% of base salary	40%	60%
*	In February 2022, the Committee amended the Executive LTIP to increase the PSU portion of the overall LTIP award granted (i) to Mr. Baltimore from 60% to 65% and (ii) to other NEOs from 50% to 60%.

The illustration below sets forth the structure of our LTIP in fiscal year 2022:

The terms of each RSA award and PSU award are described below.

•

Each fiscal year’s RSA award will vest ratably on each of the first three anniversaries of the grant date, subject to the continued employment of the participant through the applicable vesting date. In the event of a participant’s termination of employment (i) without “cause” (as defined in the Company’s 2017 Omnibus Incentive Plan) or due to “retirement” (as defined in the RSA award agreement), in each case after the first anniversary of the grant date, all of the remaining unvested shares will become vested, (ii) without cause within 12 months following a “change in control” (as defined in the Company’s 2017 Omnibus Incentive Plan), all of the remaining unvested shares will become vested and (iii) due to death or “disability” (as defined in the Company’s 2017 Omnibus Incentive Plan), a prorated amount of the shares will vest based on the actual days worked during the vesting period. With respect to the Chief Executive Officer’s RSA awards, the vesting upon termination of employment will be as set forth in the CEO Employment Agreement, as described below. Participants will receive dividends on the RSAs at the same time that regular dividend payments are made on the Company’s common stock.

•

Each fiscal year’s PSU award will vest based on the Company’s total stockholder return relative to the total stockholder returns of the companies that comprise the FTSE Nareit Lodging Resorts Index and that have a market capitalization in excess of $1 billion as of the first day of the applicable performance period (the “PSU TSR metric”), in each case over a three-year performance period beginning on January 1 of the fiscal year of such grant (each a “Performance Period”), subject to the participant’s continued employment through the end of the Performance Period. As set forth in the chart below, the number of PSUs that may become vested will range from 0% to 200% of the number of PSUs granted to the participant, based on the level of achievement of the foregoing performance measure, as determined by the Committee. However, in the event that the Company’s TSR is negative for the applicable PSU award’s performance period for NEO’s PSU awards granted in 2022 or thereafter and the payment otherwise would have been above 100% of target, the payout of each such PSU Award will be decreased by 10% (but not below the target award amount).

PSU Performance Metrics	Relative TSR Hurdles	LTIP Payout Levels	Modifier for PSU Awards To NEOs(1)

Relative TSR vs. FTSE Nareit Lodging	Threshold: 25th Percentile	Threshold: 25%	PSU award payout decreased by 10% if the Company’s TSR is negative for the applicable performance period
Resorts Index	Target: 50th Percentile	Target: 100%
(Constituents with Market Cap.> $1B)	Maximum: 80th Percentile	Maximum: 200%

(1)	Modifier only applies to NEO’s PSU awards granted in 2022 or thereafter.

In the event of a participant’s termination of employment (i) without cause, due to retirement or due to death or disability, a prorated amount of the PSUs will vest based on the actual days worked from the award grant date until the NEO’s employment termination date (and calculated based on actual performance through the end of the Performance Period) and (ii) without cause within 12 months following a change in control, the PSUs will vest based on actual performance through the end of the Performance Period and will not be prorated based on actual days worked during the Performance Period, provided that if the PSUs are not substituted or assumed following a change in control, then the PSUs will vest on the day immediately prior to the consummation of such change in control based on actual performance through such day. With respect to the Chief Executive Officer’s PSU awards, the vesting upon termination of employment will be as set forth in the CEO Employment Agreement, as described below. After the end of the Performance Period once the Committee has determined total stockholder return performance and the actual number of PSUs that have vested based on such performance, participants will receive accrued dividends on the shares underlying the vested PSUs based on each regular cash dividend declared on the Company’s common stock during the Performance Period.

2022 Target LTIP Awards

The following table presents the dollar value of the LTIP awards granted to each NEO in February 2022, including for each NEO the specific threshold, target and high PSU opportunities, the value of the RSAs granted and the Aggregate Target Value. PSU awards are denominated in units that convert into shares of our common stock upon vesting (rather than being denominated as a dollar value). As a result, the actual value received by the NEO upon vesting will take into account the value of our common stock at such time.

	Performance-based PSUs
Name	Threshold ($)	Target ($)	High ($)	Time-based RSAs ($)	LTIP Award Aggregate Target Value ($)
Thomas J. Baltimore, Jr.	853,125	3,412,500	6,825,000	1,837,500	5,250,000
Sean M. Dell’Orto	226,875	907,500	1,815,000	605,000	1,512,500
Carl A. Mayfield	137,156	548,625	1,097,250	365,750	914,375
Thomas C. Morey	181,500	726,000	1,452,000	484,000	1,210,000
Nancy M. Vu	65,250	261,000	522,000	174,000	435,000

2022 and 2023 Vesting of Previously-Granted PSUs Pursuant to Annual LTIP Awards

2019-2021 PSU Awards: In January 2022, the Committee reviewed and certified achievement of the PSU TSR metric for the 2019-2021 PSU awards granted as a component of the 2019 annual LTIP awards. These 2019-2021 PSU awards had a TSR performance period that commenced on January 1, 2019 and ended on December 31, 2021. Relative TSR for this 3-year performance period was at the 12.9th percentile, which is below the threshold level. Consequently, none of the target number of 2019-2021 PSU awards granted in February 2019 were earned.

2020-2022 PSU Awards: In January 2023, the Committee reviewed and certified achievement of the PSU TSR metric for the 2020-2022 PSU awards granted as a component of the 2020 annual LTIP awards. These 2020-2022 PSU awards had a TSR performance period that commenced on January 1, 2020 and ended on December 31, 2022. Relative TSR for this 3-year performance period was at the less than one percentile, which is below the threshold level. Consequently, none of the target number of 2020-2022 PSU awards granted in February 2020 were earned.

The PSU awards granted as a component of the annual LTIP awards in fiscal years 2021 and 2022 are currently projecting achievement at the below-threshold level, which would result in no shares vesting.

2023 COMPENSATION ACTIONS

In February 2023, the Committee determined to provide Mr. Baltimore with a grant under the LTIP for fiscal year 2023 with an Aggregate Target Value of $5,750,000.

In addition, in February 2023, the Committee approved increasing the annual base salaries for the NEOs starting in February 2023 (other than the Chief Executive Officer who did not receive any increase to his annual base salary). See “—Compensation Framework – 2022 Actual Base Salaries” for further information.

CEO EMPLOYMENT AGREEMENT

We have an employment agreement with our Chief Executive Officer, pursuant to which he is entitled to receive severance benefits in connection with certain terminations of employment and we are provided with the protections of certain restrictive covenants. The material terms of this agreement are described below in the section entitled “Compensation Tables—Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table—CEO Employment Agreement.”

OTHER COMPENSATION PROGRAM ELEMENTS

Other Benefits and Perquisites

We maintain medical and dental insurance, accidental death insurance and disability insurance for all of our employees. Executives are generally eligible to participate in the same welfare benefit plans as our other employees. However, in fiscal year 2020, the Company adopted a new flexible paid time off policy applicable to the Company’s executive committee members (exclusive of Mr. Baltimore whose paid time off arrangements are set forth in his CEO Employment Agreement) that sets no specific limit for paid time off, resulting in paid time off no longer being accrued for such officers.

Additionally, our executives may participate in hotel operator-sponsored arrangements and programs, which depending on the hotel operator’s program may include discounted rates, guaranteed room access, room upgrades, a dedicated reservation line and discounted food and beverage. We also provide our executive officers with the opportunity for an annual physical examination at our expense. We also may pay for or reimburse our executives for insurance covering losses they may suffer as a result of their service as Company executives.

Severance Benefits

In April 2017, the Committee adopted and approved the Park Hotels & Resorts Inc. Executive Severance Plan (the “Executive Severance Plan”) for employees of the Company at the level of senior vice president and above as designated for participation by the Committee. Each of the NEOs has been designated by the Committee as a participant of the Executive Severance Plan, other than the Chief Executive Officer whose severance arrangements are governed by the terms of the CEO Employment Agreement. For a further description of the Chief Executive Officer’s severance and change in control terms, see the discussion under the caption “Compensation Tables—Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table—CEO Employment Agreement.”

The Executive Severance Plan sets forth the terms for payment of severance and other benefits to participants in the event of a termination of employment with the Company under certain circumstances. In the event of a termination of employment “without cause” (other than due to death or disability) or for “good reason” (each as defined in the Executive Severance Plan), the participant is entitled to the following payments and benefits:

•

A cash payment, payable in a single lump sum payment, equal to 2.0x (for executive vice presidents) or 1.5x (for senior vice presidents who are also members of the Company’s Executive Committee) the sum of the participant’s annual base salary and his or her average annual bonus for the most recent two fiscal years (or one fiscal year if applicable). A participant who was not eligible for a bonus in the prior fiscal year will remain eligible to receive an actual bonus for the year of termination (prorated for the actual period of service during such year).

•

The vesting of the participant’s outstanding equity and equity-based awards in accordance with the Company’s 2017 Omnibus Incentive Plan (or any successor plan) and applicable award agreements. A participant’s termination of employment for good reason will be treated as a termination by the Company without cause under the 2017 Omnibus Incentive Plan (or any successor plan) and applicable award agreement.

•

A cash amount equal to the difference between the participant’s monthly COBRA premium cost and the monthly contribution paid by similarly situated active Company executives for the same coverage, payable in equal installments over a twelve-month period following the participant’s termination date. These payments will cease earlier than the expiration of such twelve-month period if the participant becomes eligible to receive group health coverage from another employer or ceases to be eligible to receive COBRA coverage.

•	A cash payment of the participant’s accrued pay through the date of termination.

Receipt of all severance payments and benefits under the Executive Severance Plan is contingent upon the NEO complying with various requirements, including non-solicitation and non-competition obligations to the Company (which apply for a period of twelve-months following the NEO’s termination of employment) and the NEO’s timely execution and delivery to the Company of an effective release of claims. Subject to certain exceptions, the Company shall pay or commence providing all severance benefits within 10 days following the effectiveness of the required release of claim.

Stock Ownership Policy

Our minimum stock ownership guidelines
require each executive officer to maintain
equity investment in the Company based
upon a multiple (six times, in the case of
the Chief Executive Officer, and three
times, in the case of all other executive
officers) of his or her base salary. For
purposes of this requirement, an executive
officer’s holdings include shares held
directly or indirectly, individually or
jointly; shares underlying unvested time-
vesting restricted stock; and shares held		Stock Ownership Requirement (Multiple of Base Salary)	Value of Stock Ownership Towards Requirement (as of March 2, 2023)	Actual Stock Ownership as Multiple of Base Salary
	Thomas J. Baltimore, Jr.	6x	$16,564,441	16.6x
	Sean M. Dell’Orto	3x	$4,990,874	9.1x
	Carl A. Mayfield	3x	$2,041,919	3.9x
	Thomas C. Morey	3x	$3,154,391	5.7x
	Nancy M. Vu*	3x	$908,239	2.1x
	* Pursuant to the stock ownership guidelines, Ms. Vu, who became subject to the policy in January 2020, has until January 2025 to reach the required level of stock ownership.

under a deferral or similar plan. Each executive officer is expected to meet this ownership requirement within five years of the later of (a) February 23, 2017 (i.e., the date on which the Company made its first broad-based equity incentive grants following the Spin-off) or (b) the date he or she first becomes subject to this stock ownership policy.

As of March 2, 2023, all of our executive officers satisfied, exceeded or were on track to meet these requirements within the requisite time period.

Clawback Policy

We have adopted an incentive compensation clawback policy, which allows the Company to recover annual and/or long-term incentive compensation in specified situations. If the Committee determines that incentive compensation of our current and former officers subject to reporting under Section 16 of the Exchange Act or any other employee designated by the Board or the Committee was overpaid, in whole or in part, as a result of a restatement of the reported financial results of the Company or any of its segments due to material non-compliance with financial reporting requirements (unless due to a change in accounting policy or applicable law) caused or contributed to by such employee’s fraud, willful misconduct or gross negligence, the Committee will review the incentive compensation paid, granted, vested or accrued based on the prior inaccurate results and determine whether to seek recovery of any excess incentive compensation paid or earned as a result of such inaccurate results.

Our existing incentive compensation clawback policy is currently under review and will be updated, as appropriate, in accordance with the SEC’s recently issued final clawback rules.

No Pledging Policy

The Company maintains a policy that prohibits independent directors and executive officers from purchasing any Company securities on margin, borrowing against Company securities held in margin accounts or pledging Company securities as collateral for a loan.

No Hedging Policy

The Company maintains a policy that prohibits directors and executive officers from completing any short sales of Company securities or from purchases or sales of puts, calls or other derivative instruments or securities based on the Company’s securities.

Tax Implication on Executive Compensation

Section 162(m) of the Internal Revenue Code (“Section 162(m)”) generally limits the deductibility of annual compensation over $1 million for any of the Company’s “covered employees,” which includes the Company’s principal executive officer, principal financial officer, the three other most highly paid officers and any officer that was a “covered employee” for any preceding taxable year beginning after December 31, 2016. The Committee believes it is appropriate to retain the flexibility to authorize payments of compensation that may not qualify for deductibility under Section 162(m) if, in the Committee’s judgment, it is in the Company’s best interest to do so. Accordingly, the Committee has awarded, and may continue to award, compensation as it considers appropriate that does not qualify for deductibility under Section 162(m).

COMPENSATION RISK REVIEW

The Committee reviewed and considered risks arising from the Company’s compensation policies and practices for its employees. This review included consideration of the following specific elements of the Company’s executive compensation policies and procedures:

•	the executive compensation program is structured as a balanced mix among salary, cash bonus and equity;

•	the STIP is based upon pre-existing, defined goals with specified metrics;

•	the LTIP is based upon pre-existing, defined goals evaluating performance over a three-year period;

•

the STIP and LTIP contain multiple financial targets; the 2022 STIP financial performance goals were separated into two phases in March 2022 to better reflect Park’s evolving business priorities in 2022 due to the continuing and extraordinary impacts of COVID-19 on its business;

•	the STIP and LTIP performance goals include both absolute and relative-to-peer performance;

•	the STIP annual goals balance financial and non-financial performance goals;

•	the STIP and LTIP performance goals include achievement against both single-year and multi-year metrics;

•	the STIP and LTIP, as implemented and approved annually by the Committee, include maximum payouts at each executive level;

•	STIP and LTIP awards are not determined on an “all or nothing” basis, but rather on a graduated basis against stated targets;

•	the Company has safeguards against paying executives excessive amounts, including making grants on an annual basis based on a comprehensive review of performance and market practice;

•	the executive compensation program mandates stock ownership by executive officers;

•

the executive compensation program includes an appropriate “clawback policy” to recoup overpayments of incentive; compensation arising from restatements due to material non-compliance with financial reporting requirements; and

•	the Committee retains discretion to adjust STIP payouts as warranted by circumstances.

Following this review, the Committee concluded that any risks arising from the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company at this time.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of our Committee is or has at any time been one of our executive officers or employees. None of our executive officers currently serves, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers serving as a member of our Board or Committee.

COMPENSATION COMMITTEE REPORT

The Committee has reviewed and discussed with management the disclosures contained in the Compensation Discussion and Analysis section of this report. Based upon this review and discussion, the Committee recommended to the Board that this Compensation Discussion and Analysis section be included in this Proxy Statement.

Respectfully submitted,

The Compensation & Human Capital Committee of the Board

Thomas D. Eckert (Chairman)

Geoffrey M. Garrett

Christie B. Kelly

Timothy J. Naughton

Stephen I. Sadove

COMPENSATION

TABLES

2022 SUMMARY COMPENSATION TABLE

The following table summarizes the total compensation earned by each of our NEOs for the fiscal years ended December 31, 2022, 2021 and 2020.

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards(3) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation(4) ($)	All Other Compensation(5) ($)	Total ($)
Thomas J. Baltimore, Jr.	2022	1,000,000		—	5,878,321	—	2,510,738	960	9,390,019
President and	2021	1,000,000		—	6,300,489	—	2,110,950	960	9,412,399
Chief Executive Officer	2020	568,496	(2)	—	10,954,992	—	1,137,500	960	12,661,948
Sean M. Dell’Orto	2022	550,000		—	1,679,585	—	835,857	18,160	3,083,602
Executive Vice President and	2021	500,000		—	1,604,261	—	663,733	12,560	2,780,554
Chief Financial Officer and Treasurer	2020	500,000		—	2,823,070	—	400,000	12,360	3,735,430
Carl A. Mayfield	2022	522,500		—	1,015,365	—	741,814	13,160	2,292,839
Executive Vice President,	2021	475,000		—	969,821	—	583,047	17,512	2,045,380
Design and Construction	2020	475,000		—	1,870,846	—	332,500	12,312	2,690,658
Thomas C. Morey	2022	550,000		—	1,343,639	—	780,857	13,160	2,687,656
Executive Vice President and	2021	500,000		—	1,283,381	—	663,733	15,060	2,462,174
Chief Investment Officer	2020	500,000		—	2,353,508	—	400,000	14,735	3,268,243
Nancy M. Vu(1)	2022	442,014		—	483,033	—	536,818	13,029	1,507,880
Executive Vice President and	2021	375,000		—	437,491	—	350,016	4,470	1,166,977
General Counsel
(1)	Ms. Vu was a new NEO of the Company for fiscal year 2021 and therefore, in accordance with SEC rules, only fiscal year 2022 and 2021 compensation information is presented.
(2)

In 2020, Mr. Baltimore waived his $1,000,000 salary (excluding the minimum amount of his salary that was required to be paid under applicable laws and after applicable taxes and pre- and post-tax amounts required to be contributed to the Company’s benefit plans) beginning in April 2020 for the remainder of the fiscal year 2020, with such waived amount being used for the benefit of property-level employees negatively impacted as a result of the COVID-19 pandemic.

(3)

The amounts shown in the Stock Awards column reflect the aggregate grant date fair value of awards of RSAs and PSUs, as computed in accordance with FASB ASC Topic 718, using the assumptions discussed in Note 11 (“Share-Based Compensation”) of the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2022. The grant date fair value of the RSAs is determined using the fair value of the underlying common stock on the grant date. The grant date fair value of the PSUs is based upon the probable outcome of the applicable performance conditions and is reported at target level. Based upon the assumption that the maximum level of performance will be achieved for the PSUs granted in 2022, the value of such PSUs would be $6,825,000 for Mr. Baltimore, $1,815,000 for Mr. Dell’Orto, $1,097,250 for Mr. Mayfield, $1,452,000 for Mr. Morey and $522,000 for Ms. Vu. For additional information on the RSAs and PSUs granted to our NEOs in fiscal year 2022 as part of annual LTIP awards, see “Compensation Discussion and Analysis —Compensation Framework —Long-Term Incentive —2022 Target LTIP Awards.”

(4)

The amounts shown in the Non-Equity Incentive Plan Compensation column for fiscal year 2022 reflect the cash award that each NEO earned in fiscal year 2022 that was paid in February 2023. For additional information on these cash awards, see “Compensation Discussion and Analysis —Compensation Framework —Short-Term Incentive —2022 Actual STIP Awards.”

(5)

The amounts shown in the All Other Compensation column for the fiscal year ended December 31, 2022 reflect: (i) for Mr. Baltimore, group term life insurance premiums valued at $960; (ii) for Mr. Dell’Orto, group term life insurance premiums valued at $960, our matching contributions under the Company’s 401(k) plan of $12,200 and an annual executive physical reimbursed at $5,000; (iii) for Mr. Mayfield, group term life insurance premiums valued at $960 and our matching contributions under the Company’s 401(k) plan of $12,200; (iv) for Mr. Morey, group term life insurance premiums valued at $960 and our matching contributions under the Company’s 401(k) plan of $12,200; and (v) for Ms. Vu, group life insurance premiums valued at $829 and our matching contributions under the Company’s 401(k) plan of $12,200.

2022 GRANTS OF PLAN BASED AWARDS TABLE

The following table sets forth information regarding grants of plan-based awards to each of our NEOs for the fiscal year ended December 31, 2022.

		Estimated Future Payouts(1) Under Non-Equity Incentive Plan Awards			Estimated Future Payouts (2) Under Equity Incentive Plan Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number or Shares of Stock or Units(3) (#)	Grant Date Fair Value of Stock and Option Awards(4) ($)
Thomas J. Baltimore, Jr.
Annual STIP Award		875,000	1,750,000	3,500,000
Annual LTIP RSAs	2/24/22							99,217	1,837,499
Annual LTIP PSUs	2/24/22				46,065	184,260	368,520		4,040,822
Sean M. Dell’Orto
Annual STIP Award		275,000	550,000	1,100,000
Annual LTIP RSAs	2/24/22							32,667	604,993
Annual LTIP PSUs	2/24/22				12,250	49,001	98,002		1,074,592
Carl A. Mayfield
Annual STIP Award		261,250	522,500	1,045,000
Annual LTIP RSAs	2/24/22							19,748	365,733
Annual LTIP PSUs	2/24/22				7,406	29,623	59,246		649,632
Thomas C. Morey
Annual STIP Award		275,000	550,000	1,100,000
Annual LTIP RSAs	2/24/22							26,133	483,983
Annual LTIP PSUs	2/24/22				9,800	39,200	78,400		859,656
Nancy M. Vu
Annual STIP Award		188,536	377,072	754,144
Annual LTIP RSAs	2/24/22							9,395	173,995
Annual LTIP PSUs	2/24/22				3,523	14,092	28,184		309,038

(1)

Reflects the possible payouts of cash incentive compensation under the STIP. The actual amounts that were paid to the NEOs are set forth in the “Non-Equity Incentive Plan Compensation” column of the 2022 Summary Compensation Table. See “Compensation Discussion and Analysis —Compensation Framework —Short-Term Incentive —2022 Actual STIP Awards” above. In October 2022, Ms. Vu was promoted to Executive Vice President and her STIP was pro-rated between the time during the year that she served as Senior Vice President (from January 1, 2022 through October 28, 2022) and Executive Vice President (from October 29, 2022 through December 31, 2022).

(2)

The amounts reported in the Estimated Future Payouts Under Equity Incentive Plan Awards column represent the possible number of PSUs that may vest based upon the level of achievement of the applicable performance measures. As described in further detail under the section entitled “Compensation Discussion and Analysis —Compensation Framework —Long-Term Incentive,” the PSUs granted as part of the annual LTIP awards have a three-year performance period and vest based on the PSU TSR metric. For fiscal year 2022, threshold assumes that 25% of the total value of the PSUs awarded vest, target assumes that 100% of the total value of the PSUs awarded vest and maximum assumes that 200% of the total value of the PSUs awarded vest.

(3)

The amounts reported in the All Other Stock Awards: Number of Shares of Stock or Units column represent the number of time vesting RSAs granted to the NEOs pursuant to the annual LTIP awards. The annual LTIP RSA awards vest ratably on each of the first three anniversaries of the grant date.

(4)

The amounts reported in the Grant Date Fair Value of Stock and Option Awards column show the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718, using the assumptions discussed in Note 11 (“Share-Based Compensation”) of the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2022. The grant date fair value of the RSAs is determined using the fair value of the underlying common stock on the grant date. The grant date fair value of the PSUs is based upon the probable outcome of the applicable performance conditions.

NARRATIVE TO SUMMARY COMPENSATION TABLE AND GRANTS OF PLAN-BASED AWARDS TABLE

The following discussion should be read in conjunction with (i) the “2022 Summary Compensation Table” and the “2022 Grants of Plan-Based Awards Table,” as well as the footnotes to such tables, and (ii) the disclosure under the caption “Compensation Discussion and Analysis” above.

CEO Employment Agreement

On April 26, 2016, the Company entered into a CEO Employment Agreement with Mr. Baltimore specifying the terms of his employment as Hilton’s Executive Adviser—Real Estate prior to the Spin-off and as our President and Chief Executive Officer and a director on our Board following the Spin-off, subject to his re-election at our annual stockholders meetings. The CEO Employment Agreement provided for an initial four-year employment term ending on May 16, 2020, which term automatically extends by one year at the end of the then-current term unless either party provides at least 90 days advance notice of non-renewal. Consistent with the foregoing, the employment agreement will now extend through May 16, 2023. Under the terms of the CEO Employment Agreement, Mr. Baltimore is entitled to receive an initial annual base salary of $1,000,000, which is subject to increase but not decrease. During the employment term, he is also eligible to receive an annual cash bonus of 150% of his annual base salary (the “target annual bonus”) if target performance objectives are achieved, 75% of his annual base salary if threshold performance objectives are achieved and 225% of his annual base salary if maximum performance objectives are achieved. In January 2019, the Committee determined to provide Mr. Baltimore a higher bonus range high end (300% of base salary), beginning in 2019. In February 2020, the Committee determined to increase Mr. Baltimore’s target, threshold and maximum annual bonus amounts beginning in 2020 to 175% of his annual base salary if target performance objectives are achieved, 87.5% of his annual base salary if threshold performance objectives are achieved and 350% of his annual base salary if maximum performance objectives are achieved.

During the employment term, Mr. Baltimore is eligible to participate in the Company’s LTIP. Mr. Baltimore is entitled to receive an annual grant of long-term equity-based incentive awards with a target value of $3,500,000 (based on the grant date fair market value of the common stock awarded). In February 2021, the Committee determined to provide Mr. Baltimore with a grant under the LTIP for fiscal year 2021 with an Aggregate Target Value ($5,250,000), which is beyond the minimum under the CEO Employment Agreement, with 40% of such fiscal year 2021 award consisting of RSAs and 60% consisting of PSUs. In February 2022, the Committee amended the LTIP to increase the relative PSU portion of Mr. Baltimore’s annual equity grant and decrease the relative RSA portion of such award, resulting in 35% of Mr. Baltimore’s fiscal year 2022 award consisting of RSAs and 65% consisting of PSUs. In February 2023, the Committee determined to provide Mr. Baltimore with a grant under the LTIP for fiscal year 2023 with an Aggregate Target Value of $5,750,000, which is beyond the minimum under the CEO Employment Agreement, with 35% of such fiscal year 2022 award consisting of RSAs and 65% consisting of PSUs.

Mr. Baltimore is also entitled to participate in all employee benefit plans, programs and arrangements made available to our other executive officers generally. If Mr. Baltimore’s employment is terminated without “cause” (other than due to death or “disability”), by him for “good reason” (as each such term is defined in the CEO Employment Agreement), or due to our non-renewal of the employment term, he will be entitled to receive (1) all accrued but unpaid amounts (including, accrued but unpaid salary through the date of termination, any accrued but unpaid annual cash bonus and any unpaid or unreimbursed expenses) (collectively, the “Accrued Rights”), (2) a lump sum cash severance payment in an amount equal to 2.99 times the sum of his annual base salary and target annual bonus then in effect, (3) subject to his election of COBRA continuation coverage, payment for a period of 12 months following the termination date (subject to earlier termination in certain cases) of an amount equal to the difference between the monthly COBRA premium cost and the monthly contribution paid by active employees for the same coverage and (4) accelerated vesting of any then-held unvested time-based restricted stock and unvested stock options and a prorated portion of the target number of any then-held unvested PSUs and performance shares, provided that such target number will not be prorated if the termination occurs within 12 months following a “change in control” (as defined in the CEO Employment Agreement). Mr. Baltimore is entitled to the foregoing, in each case, subject to his execution and non-revocation of a release of claims and continued compliance with non-compete and non-solicitation covenants for 18 months following his termination and non-disparagement and confidentiality covenants at all times following his termination. If Mr. Baltimore’s employment terminates due to death or disability, he will be entitled to receive

(1) any Accrued Rights, (2) a prorated portion of the annual cash bonus that he would have otherwise been entitled to receive had his employment not terminated and (3) accelerated vesting of any then-held unvested time-based restricted stock and unvested stock options and a prorated portion of the target number of any then-held unvested PSUs and performance shares. The CEO Employment Agreement also provides that payments and benefits to be delivered in connection with this agreement will be either delivered in full or to such lesser extent as would result in no portion of such payments and benefits being subject to the excise taxes imposed by the golden parachute rules of Section 4999 of the Internal Revenue Code, whichever of the foregoing amounts, after taking into account all applicable taxes, results in the greatest amount of such payments and benefits to Mr. Baltimore on an after-tax basis.

Equity Awards

The equity awards granted to our NEOs during 2022 that appear in the tables above were granted pursuant to the LTIP, which is described further in the Compensation Discussion and Analysis section under the caption “Compensation Discussion and Analysis —Compensation Framework —Long-Term Incentive.”

2022 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information regarding outstanding equity awards for each of our NEOs as of December 31, 2022.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (1) ($)
Thomas J. Baltimore, Jr.	2/24/22	—	—	—	—	99,217	(2)	1,169,768	—		—
	2/24/22	—	—	—	—	—		—	46,065	(6)	543,106
	2/18/21	—	—	—	—	69,170	(3)	815,514	—		—
	2/18/21	—	—	—	—	—		—	38,908	(7)	458,725
	11/7/20	—	—	—	—	—		—	122,574	(8)	1,445,147
	2/24/20	—	—	—	—	31,320	(4)	369,263	—		—
	2/20/20	—	—	—	—	42,826	(5)	504,919	—		—
Sean M. Dell’Orto	2/24/22	—	—	—	—	32,667	(2)	385,144	—		—
	2/24/22	—	—	—	—	—		—	12,250	(6)	144,430
	2/18/21	—	—	—	—	22,645	(3)	266,985	—		—
	2/18/21	—	—	—	—	—		—	8,492	(7)	100,118
	11/7/20	—	—	—	—	—		—	27,500	(8)	324,225
	2/20/20	—	—	—	—	9,815	(4)	115,719	—		—
	2/20/20	—	—	—	—	14,275	(5)	168,302	—		—
	2/18/16	14,079	—	18.91	2/18/26	—		—	—		—
	2/10/15	8,911	—	26.49	2/10/25	—		—	—		—
	2/19/14	9,576	—	20.77	2/19/24	—		—	—		—
Carl A. Mayfield	2/24/22	—	—	—	—	19,748	(2)	232,829	—		—
	2/24/22	—	—	—	—	—		—	7,406	(6)	87,314
	2/18/21	—	—	—	—	13,690	(3)	161,405	—		—
	2/18/21	—	—	—	—	—		—	5,134	(7)	60,524
	11/7/20	—	—	—	—	—		—	16,626	(8)	196,021
	2/20/20	—	—	—	—	5,933	(4)	69,950	—		—
	2/20/20	—	—	—	—	13,561	(5)	159,884	—		—
Thomas C. Morey	2/24/22	—	—	—	—	26,133	(2)	308,108	—		—
	2/24/22	—	—	—	—	—		—	9,800	(6)	115,542
	2/18/21	—	—	—	—	18,116	(3)	213,588	—		—
	2/18/21	—	—	—	—	—		—	6,793	(7)	80,092
	11/7/20	—	—	—	—	—		—	22,000	(8)	259,380
	2/20/20	—	—	—	—	7,852	(4)	92,575	—		—
	2/20/20	—	—	—	—	14,275	(5)	168,302	—		—
Nancy M. Vu	2/24/22	—	—	—	—	9,395	(2)	110,767	—		—
	2/24/22	—	—	—	—	—		—	3,523	(6)	41,536
	2/18/21	—	—	—	—	6,176	(3)	72,815	—		—
	2/18/21	—	—	—	—	—		—	2,316	(7)	27,303
	11/7/20	—	—	—	—	—		—	7,500	(8)	88,425
	2/20/20	—	—	—	—	1,606	(4)	18,935	—		—
	2/20/20	—	—	—	—	632	(5)	7,451	—		—

(1)	Amounts reported are based on the closing price of Park’s common stock on the NYSE as of December 31, 2022 ($11.79), multiplied by the number of such unvested shares or units reported in the table.
(2)	Represents 2022 LTIP awards granted as RSAs that vest ratably on each of the first three anniversaries of the grant date.
(3)	Represents 2021 LTIP awards granted as RSAs that vest ratably on each of the first three anniversaries of the grant date.
(4)	Represents 2020 LTIP awards granted as RSAs that vest ratably on each of the first three anniversaries of the grant date.
(5)

Represents the special one-time equity awards granted in February 2020 in recognition of work performed on the Chesapeake acquisition by merger (the “Chesapeake Special RSAs”) that cliff vest in full on the third anniversary of the grant date (except in the case of Ms. Vu, whose Chesapeake Special RSA award was issued pursuant to the non-executive form of award that vests ratably on each of the first three anniversaries of the grant date).

(6)

Represents the PSU portion of the 2022 LTIP award that the respective NEO would vest in based on achieving the threshold level of performance. The PSUs have a three-year performance period commencing on January 1, 2022, and vest based on the PSU TSR metric. At December 31, 2022, our PSU TSR metric performance related to the 2022 LTIP award achieved at lower than threshold level.

(7)

Represents the PSU portion of the 2021 LTIP award that the respective NEO would vest in based on achieving the threshold level of performance. The PSUs have a three-year performance period commencing on January 1, 2021, and vest based on the PSU TSR metric. At December 31, 2022, our PSU TSR metric performance related to the 2021 LTIP award achieved at lower than threshold level.

(8)

Represents the outstanding special one-time performance-based restricted stock units (the “November Performance PSUs”), which by the terms of the award vest as to one-eighth of such total award originally granted on each date prior to the fourth anniversary of the grant date on which the Company achieves average closing share price targets of $11.00, $13.00, $15.00, $17.00, $19.00, $21.00, $23.00 and $25.00 over a consecutive 20-trading day period. As of December 31, 2022, the first six tranches have vested.

2022 OPTION EXERCISES AND STOCK VESTED

The following table provides information regarding the number of stock options that were exercised by our NEOs and the number of PSUs and RSAs that vested during the fiscal year ended December 31, 2022 and the value realized upon such vesting.

	Option Awards		Stock Awards(1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (2) (#)	Value Realized on Vesting (3) ($)
Thomas J. Baltimore, Jr.	—	—	87,035	1,659,246
Sean M. Dell’Orto	—	—	28,400	550,108
Carl A. Mayfield	—	—	17,168	332,544
Thomas C. Morey	—	—	21,299	412,562
Nancy M. Vu	—	—	6,115	118,448

(1)	The 2020-2022 PSU Awards that vested on December 31, 2022 had a relative TSR achievement that was at the below-threshold level, resulting in no shares vesting.
(2)	Represents for:
•	Mr. Baltimore, the 34,584 RSAs that vested on February 18, 2022, the 21,131 RSAs that vested on February 21, 2022, and the 31,320 RSAs that vested on February 24, 2022;
•	Mr. Dell’Orto, the 11,322 RSAs that vested on February 18, 2022, the 9,814 RSAs that vested on February 20, 2022, and the 7,264 RSAs that vested on February 21, 2022;
•	Mr. Mayfield, the 6,844 RSAs that vested on February 18, 2022, the 5,933 RSAs that vested on February 20, 2022, and the 4,391 RSAs that vested on February 21, 2022;
•	Mr. Morey, the 9,057 RSAs that vested on February 18, 2022, the 7,851 RSAs that vested on February 20, 2022, and the 4,391 RSAs that vested on February 21, 2022; and
•	Ms. Vu, the 3,087 RSAs that vested on February 18, 2022, the 2,238 RSAs that vested on February 20, 2022, and the 790 RSAs that vested on February 21, 2022.
(3)	Amounts reported are based on the closing price of Park’s common stock on the NYSE on the applicable vesting date.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following table, footnotes and narrative set forth our payment obligations pursuant to the compensation arrangements for each of our NEOs under certain existing plans, agreements and awards, assuming (1) a termination of employment and/or (2) a change in control (“CIC”) (as defined in the CEO Employment Agreement or in the Company’s 2017 Omnibus Incentive Plan) occurred, in each case, on December 31, 2022. The amounts shown in the table do not include payments and benefits to the extent they are provided generally to all salaried employees upon termination of employment and do not discriminate in scope, terms or operation in favor of the NEOs.

In providing the estimated potential payments below, we have assumed that there are no (1) accrued but unpaid salary and annual bonuses amounts outstanding or (2) unpaid reimbursements for expenses incurred prior to the date of termination.

Because the disclosures in the table assume the occurrence of a termination or CIC as of a particular date and under a particular set of circumstances and therefore make a number of important assumptions, the actual amount to be paid to each of our NEOs upon a termination or CIC may vary significantly from the amounts included herein. Factors that could affect these amounts include the timing during the year of any such event, the continued availability of benefit policies at similar prices and the type of termination event that occurs.

Name	Benefit	Termination by Company without Cause or by NEO for Good Reason ($)	Termination by Company for Cause or by Executive without Good Reason ($)	Termination within 12 Months Following CIC ($)	Termination due to Death or Disability ($)
Thomas J. Baltimore, Jr.(1)
	Cash Severance	8,222,500(2)	—	8,222,500(2)	1,750,000(3)
	Equity Awards(4)	5,582,671	—	6,866,791	5,582,671
	Continuation of Benefits	32,645(5)	—	32,645(5)	—
	Total Value of Benefits	13,837,816	—	15,121,936	7,332,671
Sean M. Dell’Orto(6)
	Cash Severance(7)	2,599,590	—	2,599,590	550,000
	Equity Awards(8)	964,351	—	1,914,342	959,965
	Continuation of Benefits(9)	24,246	—	24,246	—
	Total Value of Benefits	3,588,187	—	4,538,178	1,509,965
Carl A. Mayfield(6)
	Cash Severance(7)	2,369,861	—	2,369,861	522,500
	Equity Awards(8)	641,117	—	1,215,419	635,799
	Continuation of Benefits(9)	31,073	—	31,073	—
	Total Value of Benefits	3,042,051	—	3,616,353	1,158,299
Thomas C. Morey(6)
	Cash Severance(7)	2,544,590	—	2,544,590	550,000
	Equity Awards(8)	805,139	—	1,565,111	800,081
	Continuation of Benefits(9)	31,073	—	31,073	—
	Total Value of Benefits	3,380,802	—	4,140,774	1,350,081
Nancy M. Vu(6)
	Cash Severance(7)	1,836,833	—	1,836,833	326,250
	Equity Awards(8)	206,903	—	485,324	217,089
	Continuation of Benefits(9)	23,814	—	23,814	—
	Total Value of Benefits	2,067,550	—	2,345,971	543,339
(1)

In relation to Mr. Baltimore, the above table summarizes the severance benefits that would have been owed to him pursuant to the terms of the CEO Employment Agreement if his employment had terminated under certain circumstances. For a further description of such benefits, see “Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table—CEO Employment Agreement.”

(2)

Under the terms of the CEO Employment Agreement, Mr. Baltimore would have been entitled to receive a cash severance amount equal to 2.99 times the sum of his base salary and target annual cash incentive opportunity, paid in a lump sum.

(3)

Under the terms of the CEO Employment Agreement, Mr. Baltimore would have been entitled to receive a prorated portion of the annual cash bonus that he would have otherwise been entitled to receive had his employment not terminated. Assuming his termination occurred on December 31, 2022, he would have been entitled to receive the full amount of the annual cash bonus that he would have otherwise been entitled to receive had his employment not terminated.

(4)

Under the terms of the CEO Employment Agreement, Mr. Baltimore is entitled to accelerated vesting of any then-held unvested time-based restricted stock and unvested stock options and a prorated portion of the target number of any then-held unvested PSUs and performance shares, provided that such target number will not be prorated if the termination occurs within 12 months following a CIC. In the event of a CIC during the November Performance PSUs’ four year performance period, any portion of Mr. Baltimore’s November Performance PSUs that remains unvested will be eligible to vest on the date of the CIC, with the number of November Performance PSUs that vest, if any, determined based on the greater of (a) the per-share transaction price payable to the Company’s stockholders in such CIC transaction and (b) the closing sales price of the Company’s common stock reported on the NYSE on the trading day immediately preceding the date of the CIC, in each case, irrespective of whether either such price constitutes the average closing price over a consecutive 20 day trading period. Any outstanding PSUs that become earned in accordance with the immediately preceding sentence will become vested on the date of the CIC, and any remaining PSUs will be forfeited by Mr. Baltimore as of such date. For purposes of the CIC column in the above table, we have assumed that all November Performance PSUs held by Mr. Baltimore that remained outstanding as of December 31, 2022 were forfeited. Amounts in the above table represent the value of the acceleration of any unvested RSAs and PSUs, assuming the acceleration occurred on December 31, 2022 and based on the closing price of Park’s common stock on the NYSE as of December 31, 2022 ($11.79).

(5)

Under the terms of the CEO Employment Agreement, Mr. Baltimore would have been entitled to receive, subject to his election of COBRA continuation coverage, payment for a period of twelve months following his termination date (subject to earlier termination in certain cases) of an amount equal to the difference between the monthly COBRA premium cost and the monthly contribution paid by active employees for the same coverage.

(6)

In relation to Messrs. Dell’Orto, Mayfield and Morey and Ms. Vu, the above table summarizes the severance benefits that would have been owed to him or her pursuant to the terms of our Executive Severance Plan if his or her employment had terminated under certain circumstances. For a further description of such benefits, see “Compensation Discussion and Analysis— Other Compensation Program Elements—Severance Benefits” above.

(7)

Under our Executive Severance Plan, whether or not in connection with a CIC, upon a termination by the Company without cause or by the NEO for good reason, (i) Messrs. Dell’Orto, Mayfield and Morey and Ms. Vu would each have been entitled to receive a cash severance amount equal to 2.0x the sum of his or her annual base salary and average annual bonus for the most recent two fiscal years. Under our STIP, upon a termination due to death or disability, Messrs. Dell’Orto, Mayfield and Morey and Ms. Vu would each have been entitled to receive a prorated portion of his or her target bonus for the fiscal year of termination (assuming each NEO’s termination occurred on December 31, 2022, he or she would have been entitled to receive the full amount of his or her target bonus).

(8)

Under our Executive Severance Plan, a participant’s outstanding equity and equity-based awards will vest in accordance with the Company’s 2017 Omnibus Incentive Plan (or any successor plan) and applicable award agreements. Amounts represent the value of the acceleration of any unvested RSAs, PSUs and stock options, assuming the acceleration occurred on December 31, 2022 and based on the closing price of Park’s common stock on the NYSE as of December 31, 2022 ($11.79). Pursuant to the terms of the applicable award agreements:

•

RSAs and Chesapeake Special RSAs: If the NEO’s employment terminates (i) without cause or due to retirement, in each case after the first anniversary of the grant date, all of the remaining unvested shares will become vested (except in the case of Ms. Vu’s Chesapeake Special RSA which were issued under the employee LTIP and would be forfeited), (ii) without cause within twelve months following a CIC, all of the remaining unvested shares will become vested, or (iii) due to death or disability, a prorated amount of the shares will vest based on the actual days worked during the vesting period.

•

PSUs: If the NEO’s employment terminates (i) without cause, due to retirement or due to death or disability, a prorated amount of the PSUs will vest based on the actual days worked from the award grant date until the NEO’s employment termination date (and calculated based on actual performance through the end of the performance period) and (ii) without cause within 12 months following a CIC, the PSUs will vest based on actual performance through the end of the performance period and will not be prorated based on actual days worked during the performance period, provided that if the PSUs are not substituted or assumed following a CIC, then the PSUs will vest on the day immediately prior to the consummation of such CIC based on actual performance through such day. For purposes of the above table, we have assumed that the target level of performance will be achieved for all outstanding PSUs. In addition to the amounts reported in the table above, each NEO would also be entitled to receive accrued dividends on the shares underlying the vested PSUs based on each dividend declared on the Company’s common stock during the applicable performance period (which amounts are not included herein).

•

November Performance PSUs: If the NEO’s employment terminates prior to the end of the November Performance PSUs performance period without cause, due to retirement or due to death or disability, the outstanding November Performance PSUs held by the NEO, if any, will remain outstanding and eligible to vest pursuant to such awards’ terms until the 20th trading day following the date of the NEO’s termination of employment and any November Performance PSUs that do not vest on or prior to the 20th trading day following such NEO’s termination of employment will be forfeited by the NEO as of such date. In the event of a CIC during the November Performance PSUs’ four year performance period, any portion of an NEO’s November Performance PSUs that remains unvested will be eligible to vest on the date of the CIC, with the number of November Performance PSUs that vests, if any, determined based on the greater of (a) the per-share transaction price payable to the Company’s stockholders in such CIC transaction and (b) the closing sales price of the Company’s common stock reported on the NYSE on the trading day immediately preceding the date of the CIC, irrespective of whether either such price constitutes the average closing price over a consecutive 20 day trading period. Any outstanding PSUs that become earned in accordance with the immediately preceding sentence will become vested on the date of the CIC, and any remaining PSUs will be forfeited by the executive as of such date. For purposes of the above table, we have assumed that all November Performance PSUs that remained outstanding as of December 31, 2022 were forfeited.

(9)

Under our Executive Severance Plan, whether or not in connection with a CIC, Messrs. Dell’Orto, Mayfield and Morey and Ms. Vu would each have been entitled to receive a cash amount equal to the difference between the NEO’s monthly COBRA premium cost and the monthly contribution paid by similarly situated active Company executives for the same coverage, payable in equal installments over a twelve-month period following his or her termination date.

EQUITY COMPENSATION PLAN INFORMATION

The table below presents information regarding compensation plans under which our common stock may be issued to employees and non-employees as compensation under the 2017 Omnibus Incentive Plan or the Non-Employee Director Stock Plan as of December 31, 2022.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a) (1)	Weighted-average exercise price of outstanding options, warrants and rights (b)(2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	2,099,104	$22.07	2,707,529
Equity compensation plans not approved by security holders	—	—	—
Total	2,099,104	$22.07	2,707,529

(1)

In addition to shares issuable upon exercise of stock options, amount also includes 2,042,171 shares that may be issued upon settlement of RSAs and PSUs. The number of shares to be issued in respect of PSUs outstanding as of December 31, 2022 has been calculated based on the assumption that (i) 100% of the outstanding November Performance PSUs will vest during their applicable performance period and (ii) target levels of performance applicable to the PSUs would have been achieved. At December 31, 2022, our PSU TSR metric performance (i) for PSU awards granted in fiscal year 2020 achieved at below-threshold level which resulted in no shares vesting and (ii) for PSU awards granted in fiscal years 2021 and 2022 currently are projecting achievement at the below-threshold level which would result in no shares vesting.

(2)	The weighted-average exercise price of outstanding options relates solely to stock options, which are the only currently outstanding exercisable security.

PAY RATIO
Below is (i) the 2022 annual total compensation of our Chief Executive Officer; (ii) the 2022 annual total compensation of our median employee; (iii) the ratio of the annual total compensation of our Chief Executive Officer to that of our median employee; and (iv) the methodology we used to calculate our CEO pay ratio.

CEO Annual Total Compensation	$9,390,019
2022 Median Employee Annual Total Compensation	$231,512
CEO to Median Employee Pay Ratio	41:1
Methodology
Our CEO pay ratio is calculated in a manner consistent with SEC rules. Our methodology and process is explained below:
•
Determined Employee Population
. We began with our employee population as of December 31, 2022, including full-time, part-time, temporary and seasonal workers, employed by Park, but excluding our Chief Executive Officer. As of December 31, 2022, Park had 90 employees (excluding our Chief Executive Officer).

•
Identified the Median Employee
. We calculated the annual total compensation of each employee as of December 31, 2022 according to the SEC’s instructions for preparing the Summary Compensation Table. Total compensation for these purposes included base salary, cash incentives and stock grants, and was calculated using internal human resources records. Additionally, we included employer health and welfare insurance contributions and the Company’s 401(k) match. We then identified the employee with the median compensation from the population of 90 employees. The same method was used to calculate the annual total compensation of each employee in our 2022 Proxy Statement.

•
Calculated CEO Pay Ratio
. We calculated our Chief Executive Officer’s annual total compensation using the same approach as the median employee and divided our Chief Executive Officer’s annual total compensation by the median employee’s total compensation to determine the pay ratio shown above.

We invest in our employees at all levels at Park by rewarding performance that balances risk and reward, empowering professional growth and development and by offering extensive benefits and programs. See the section entitled “
Park Corporate Responsibility – Social Commitment
” on page 6 for additional details.

PAY VERSUS PERFORMANCE
Pay Versus Performance Tables
The following table sets forth information concerning the compensation actually paid to our Chief Executive Officer and to our other NEOs compared to Company performance for the years ended December 31, 2022, 2021 and 2020.
The disclosure included in this section is prescribed by SEC rules and does not necessarily align with how the Company or the Compensation Committee views the link between the Company’s performance and its NEOs’ pay. For a discussion of how the Company views its executive compensation structure, including alignment with Company performance, see the section entitled “
Compensation Discussion and Analysis
” beginning on page 50. The Compensation Committee did not consider the pay versus performance disclosure below in making its pay decisions for any of the years shown.

Year	Summary Compensation Table Pay for CEO (1)(2)	CAP to CEO (3)	Average Summary Compensation Table Pay for Other NEOs (1)(2)	Average CAP to Other NEOs (3)	Value of Initial Fixed $100 Investment Based on:		Net Income (Loss) (5)	Adjusted EBITDA (5)(6)
					TSR (4)	Peer Group TSR (4)

2022	9,390,019	(884,318)	2,392,994	686,123	49.34	99.67	173	606

2021	9,412,399	8,186,274	2,113,771	1,923,908	78.86	131.78	(452)	142

2020	12,661,948	14,396,795	2,741,522	2,519,382	71.64	92.00	(1,444)	(194)

(1)
For each year shown, the Chief Executive Officer was Mr. Baltimore. For fiscal year 2022 and 2021, the other NEOs were Messrs. Dell’Orto, Mayfield and Morey and Ms. Vu. For fiscal year 2020, the other NEOs were Messrs. Dell’Orto, Mayfield, Morey and Matthew A. Sparks and Ms. Jill C. Olander.

(2)
The values reflected in this column reflect the “Total” compensation set forth in the “
Compensation Tables – Summary Compensation Table
(“
SCT
”) on page
71
. See the footnotes to the SCT for further detail regarding the amounts in this column.

(3)
Compensation actually paid (“
CAP
”) is defined by the SEC and is computed in accordance with SEC rules by subtracting the amounts in the “Stock Awards” column of the SCT for each year from the “Total” column of the SCT and then: (i) adding the fair value as of the end of the reported year of all awards granted during the reporting year that are outstanding and unvested as of the end of the reporting year; (ii) adding the amount equal to the change as of the end of the reporting year (from the end of the prior year) in fair value (whether positive or negative) of any awards granted in any prior year that are outstanding and unvested as of the end of the reporting year; (iii) adding, for awards that are granted and vest in the reporting year, the fair value as of the vesting date; (iv) adding the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value (whether positive or negative) of any awards granted in any prior year for which all applicable vesting conditions were satisfied at the end of or during the reporting year; (v) subtracting, for any awards granted in any prior year that are forfeited during the reporting year, the amount equal to the fair value at the end of the prior year; and (vi) adding the value of any dividends (or dividend equivalents) paid in the reporting year on unvested equity awards and the value of accrued dividends (or dividend equivalents) paid on performance awards that vested in the reporting year. The following tables reflect the adjustments made to SCT total compensation to compute CAP for our CEO and average CAP for our other NEOs.

Chief Executive Officer

	SCT Total Comp	Minus SCT Equity Awards	Plus Value of New Unvested Awards	Plus Change in Value of Prior Years Unvested Awards	Plus Value of New Vested Awards	Plus Change in Value of Prior Years Vested Awards	Minus Value of Forfeited Prior Years Awards	Plus Dividends on Unvested Awards/Accrued Dividends	Equals CAP

2022	9,390,019	(5,878,321)	2,317,708	(5,240,253)	—	16,025	(1,496,772)	7,276	(884,318)

2021	9,412,399	(6,300,489)	5,036,399	(685,665)	—	1,106,671	(778,925)	395,884	8,186,274

2020	12,661,948	(10,954,992)	8,561,699	(810,783)	4,292,471	(1,956,246)	—	2,602,698	14,396,795

8
0

Other NEOs (Average)

	SCT Total Comp	Minus SCT Equity Awards	Plus Value of New Unvested Awards	Plus Change in Value of Prior Years Unvested Awards	Plus Value of New Vested Awards	Plus Change in Value of Prior Years Vested Awards	Minus Value of Forfeited Prior Years Awards	Plus Dividends on Unvested Awards/Accrued Dividends	Equals CAP

2022	2,392,994	(1,130,406)	464,671	(850,947)	—	8,940	(200,753)	1,624	686,123

2021	2,113,771	(1,073,739)	878,778	(71,186)	—	174,794	(150,293)	51,783	1,923,908

2020	2,741,522	(1,568,964)	1,149,559	(161,519)	505,156	(370,890)	—	224,518	2,519,382

(4)
Reflects the cumulative TSR of the Company and Nareit Equity Index for the year ended December 31, 2020, the two-years
ended December 31, 2021 and the three years ended December 31, 2022, assuming a $100 investment at the closing price on December 31, 2019 and the reinvestment of all dividends.

(5)	Amounts in millions.
(6)	See Appendix A for a reconciliation of Adjusted EBITDA to net income, the most directly comparable GAAP financial measure.
Relationship Between CAP and Performance Measures
The following graphs illustrate the relationship, during the period beginning January 1, 2020 and ending December 31, 2022, of the CAP to our Chief Executive Officer and the average CAP to our other NEOs (each as set forth in the table above), to (i) our cumulative TSR and the cumulative TSR of the constituent companies in the Nareit Equity Index, (ii) our Net Income, and (iii) our Adjusted EBITDA (in each case as set forth in the table above). Excluding fiscal year 2020 which was greatly affected by the impact of the unprecedented
COVID-19
pandemic, we believe the Paid versus TSR graph shows the alignment between the CAP to the CEO and (i) the Average CAP to the Other NEOs and (ii) the Company’s performance, which is consistent with our compensation philosophy as described in the
Compensation Discussion and Analysis
section of this Proxy Statement.

8
1

8
2

Financial Performance Measures
As noted above, the Compensation Committee believes that our NEO’s compensation should align such compensation with the Company’s performance. As such, the Compensation Committee uses a mix of financial performance measures to ensure alignment of our executives’ pay with Company performance. As required by SEC rules, the most important financial performance measures used by the Company in setting pay for performance compensation for the most recently completed fiscal year are set forth in the table below. For a further description of the manner in which these measures, together with certain non-financial
performance measures, determine the amounts of incentive compensation that is paid to our NEOs, see “
Compensation Discussion and Analysis—Compensation Framework
” above.

Most Important Financial Performance Measures

Relative TSR

Adjusted EBITDA

Hotel Adjusted EBITDA Margin

Consolidated Portfolio RevPAR

Net Debt / Adjusted EBITDA

PROPOSAL 4

ADVISORY VOTE TO DETERMINE FREQUENCY OF FUTURE ADVISORY VOTES APPROVING COMPENSATION OF NAMED EXECUTIVE OFFICERS

INTRODUCTION

We are asking stockholders to vote, on an advisory (non-binding) basis, to approve how frequently they would like us to hold an advisory vote on the compensation of our named executive officers in the future. This non-binding advisory vote is commonly referred to as a “say-on-frequency” vote. Under this proposal, our stockholders may vote to recommend that we hold an advisory vote on executive compensation every one, two or three years.

The Compensation Committee and the Board believe that the advisory vote on executive compensation should be conducted every year so that our stockholders may continue to annually provide us with direct input based on the most recent executive compensation information, as disclosed in our Proxy Statement. Setting a one-year period for conducting this advisory stockholder vote enhances stockholder communication by providing a simple means for the Company to obtain information on investor sentiment about our executive compensation program design, structure and policies.

The say-on-frequency vote is advisory, and therefore not binding on the Company, the Board or the Compensation Committee. However, the Board and the Compensation Committee value the opinions expressed by stockholders in their vote on this proposal and will consider the option that receives the most votes in determining the frequency of future advisory votes on the compensation of our named executive officers. The Company will announce its decision on the frequency of say-on-pay votes in a Form 8-K filed with the SEC no later than 150 days after the 2023 annual meeting. The Company will hold its next advisory votes on the frequency of the advisory vote executive compensation no later than 2029.

VOTE REQUIRED

Our stockholders are being asked to cast an advisory vote on whether future advisory votes on compensation of our named executive officers take place every one year, every two years or every three years, or such stockholders may abstain from voting. Although the Board is making a recommendation with respect to this proposal, stockholders are being asked to vote on the choices specified above, and not whether they agree or disagree with the Board’s recommendation. The alternative that receives a plurality of the votes cast will be deemed to have been selected by stockholders. Abstentions and broker non-votes, if any, are not counted as votes for any of the three alternatives presented – “ONE YEAR,” “TWO YEARS” or “THREE YEARS.” Therefore, they will have no effect on the outcome of the vote on this proposal.

BOARD RECOMMENDATION

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “ONE YEAR” WITH RESPECT TO THE FREQUENCY OF OUR FUTURE ADVISORY VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL 5

RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG

The Audit Committee has appointed Ernst & Young LLP as the Company’s independent registered public accounting firm to audit the books, records and accounts of the Company for the fiscal year ending December 31, 2023. The Board recommends that the stockholders ratify this appointment.

In the event stockholders do not ratify this appointment, the Audit Committee will reconsider its selection, but still may determine that the appointment of Ernst & Young LLP is in the best interests of the Company and its stockholders. Even if the appointment of Ernst & Young LLP is ratified by stockholders, the Audit Committee, in its discretion, may appoint a different independent public accounting firm to act as the Company’s auditor at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

Representatives of Ernst & Young LLP are expected to be present at the 2023 annual meeting of stockholders and will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

VOTE REQUIRED

Under our by-laws, ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2023 requires the affirmative vote of a majority of the votes cast. This means that the number of votes cast “FOR” the proposal must exceed the number of votes cast “AGAINST” the proposal. Abstentions will not be treated as votes cast “FOR” or “AGAINST” and therefore will have no impact on the ratification of Ernst & Young as the Company’s independent registered public accounting firm.

BOARD RECOMMENDATION

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING

DECEMBER 31, 2023.

AUDIT COMMITTEE POLICIES AND PROCEDURES

Consistent with SEC policies regarding auditor independence and the Audit Committee’s Charter, the Audit Committee has responsibility for engaging and preapproving all audit services to be provided to the Company by setting compensation for and reviewing the performance of the independent registered public accounting firm. The Audit Committee Charter requires it to preapprove all audit services to be provided to the Company. In exercising this responsibility, the Audit Committee approves all audit, audit-related and tax services provided by any independent registered public accounting firm prior to each engagement. Such pre-approvals are provided by the Audit Committee and relate to a particular category and are subject to a specified budget. Our Audit Committee has delegated authority to the Chair of the Audit Committee to pre-approve additional services in-between Audit Committee meetings, with any such pre-approvals then communicated to the full Audit Committee during its next scheduled meeting.

All audit, audit-related, tax and other fees incurred in fiscal years 2022 and 2021 were approved by the Audit Committee or the Chair of the Audit Committee pursuant to the policy described above.

AUDIT AND NON-AUDIT FEES

In connection with the audit of the 2022 financial statements, we entered into an agreement with Ernst & Young LLP, which sets forth the terms by which Ernst & Young LLP, the Company’s independent registered public accounting firm, will perform audit services for the Company. The following table sets forth the fees billed to the Company by Ernst & Young LLP in 2022 and 2021. The audit fees are for services that are normally provided by Ernst & Young LLP in connection with statutory or regulatory filings or engagements:

	2022	2021
Audit fees(1)	$2,014,150	$1,765,500
Audit-related fees(2)	$3,290	$3,415
Tax fees(3)	$—	$36,050
All other fees	$—	$—

(1)

Audit fees include fees for professional services rendered by Ernst & Young LLP for the audit of our annual consolidated financial statements and reports on internal control over financial reporting, the review procedures on the consolidated financial statements included in our Forms 10-Q, as well other services related to SEC filings, including assistance with registration statements filed with the SEC, comfort letters and consents.

(2)

Audit-related fees include fees for services that are reasonably related to the performance of the audit or review of the Company’s annual consolidated financial statements and reports on internal control over financial reporting and are not reported under “—Audit Fees.” Audit-related fees included $3,290 and $3,415 for a subscription to Ernst & Young LLP’s accounting standards and interpretive accounting guidance database for fiscal year 2022 and 2021, respectively.

(3)	Tax fees include tax advisory services, operating lease advisory services and other tax services.

AUDIT COMMITTEE REPORT

The Audit Committee assists the Board with its oversight responsibilities regarding the Company’s financial reporting process. The Company’s management is responsible for the preparation, presentation and integrity of the Company’s financial statements and the reporting process, including the Company’s accounting policies, internal audit function, internal control over financial reporting and disclosure controls and procedures. Ernst & Young LLP, the Company’s independent registered public accounting firm, is responsible for performing an audit of the Company’s financial statements.

In the performance of its oversight function, the Audit Committee reviewed and discussed the audited financial statements and internal control over financial reporting of the Company with management and with the independent registered public accounting firm. The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board Auditing and the SEC. In addition, the Audit Committee received the written disclosures and the letters from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and discussed with the independent registered public accounting firm their independence.

Based upon the review and discussions described in the preceding paragraph, the Audit Committee recommended to the Board that the audited financial statements of the Company be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC.

Submitted by the Audit Committee

Christie B. Kelly (Chair)

Patricia M. Bedient

Thomas D. Eckert

Geoffrey M. Garrett

Senator Joseph I. Lieberman

Thomas A. Natelli

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL

OWNERS AND MANAGEMENT

The following table and accompanying footnotes set forth information regarding the beneficial ownership of the Company by (i) each person known to us to beneficially own more than 5% of any class of the outstanding voting securities of the Company, (ii) each of our directors, (iii) each of our named executive officers listed in the table entitled “2022 Summary Compensation Table” above and (iv) all of our directors and executive officers as a group. The percentage of beneficial ownership shown in the following table is based on 221,904,338 shares of common stock outstanding as of the close of business on March 2, 2023.

Beneficial ownership is determined in accordance with the rules of the SEC. Unless otherwise indicated, the address for all persons named below is c/o Park Hotels & Resorts Inc., 1775 Tysons Blvd, 7th Floor, Tysons, VA 22102.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	% of All Shares of Common Stock

Beneficial holders of 5% or more of our common stock

The Vanguard Group, Inc.(1)	32,646,266	14.7%

BlackRock, Inc.(2)	29,935,261	13.5%

State Street Corporation(3)	12,833,116	5.8%

Directors and Named Executive Officers

Thomas J. Baltimore, Jr.	1,184,867	*

Patricia M. Bedient	78,695	*

Thomas D. Eckert(4)	120,637	*

Geoffrey M. Garrett	33,604	*

Christie B. Kelly	84,467	*

Sen. Joseph I. Lieberman	47,612	*

Thomas A. Natelli(5)	188,779	*

Timothy J. Naughton	82,815	*

Stephen I. Sadove(6)	70,471	*

Sean M. Dell’Orto	357,001	*

Carl A. Mayfield	146,060	*

Thomas C. Morey	225,636	*

Nancy M. Vu	64,967	*

Directors and executive officers as a group (14 people)(7)	2,786,475	*

*	Represents less than 1%.
(1)

Based solely on information provided in a Schedule 13G/A filed with the SEC on February 9, 2023 by The Vanguard Group, Inc. The Vanguard Group, Inc. is the beneficial owner of 32,646,266 shares, of which it has sole voting power with respect to 0 shares, sole dispositive power with respect to 32,144,230 shares, shared voting power with respect to 279,872 and shared dispositive power over 502,036 shares of common stock. The address of The Vanguard Group as reported by it in the Schedule 13G/A is 100 Vanguard Blvd., Malvern, PA 19355.

(2)

Based solely on information provided in a Schedule 13G/A filed with the SEC on January 23, 2023 by BlackRock, Inc. BlackRock, Inc. is the beneficial owner of 29,935,261 shares, of which it has sole voting power with respect to 28,828,925 shares and sole dispositive power with respect to 29,935,261 shares of common stock. Schedule 13G/A further indicates that the following subsidiaries of BlackRock acquired the shares reported on the Schedule 13G/A: BlackRock Life Limited, BlackRock International Limited, BlackRock Advisors, LLC, Aperio Group, LLC, BlackRock (Netherlands) B.V., BlackRock Fund Advisors, BlackRock Institutional Trust Company, National Association, BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Japan Co., Ltd., BlackRock Asset Management Schweiz AG, BlackRock Investment Management, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock (Luxembourg) S.A., BlackRock Investment Management (Australia) Limited, BlackRock Advisors (UK) Limited, BlackRock (Singapore) Limited, BlackRock Fund Managers Ltd. The address of BlackRock, Inc. as reported by it in the Schedule 13G/A is 55 East 52nd Street, New York, NY 10055.

(3)

Based solely on information provided in a Schedule 13G filed with the SEC on February 3, 2023 by State Street Corporation. State Street Corporation. is the beneficial owner of 12,833,116 shares, of which it has sole voting power with respect to 0 shares, sole dispositive power with respect to 0 shares. shared voting power with respect to 9,615,479 shares and shared dispositive power over 12,833,116 shares of common stock. Schedule 13G further indicates that the following subsidiaries of State Street Corporation acquired the shares reported on the Schedule 13G: SSGA Funds Management, Inc., State Street Global Advisors Europe Limited, State Street Global Advisors Limited, State Street Global Advisors Trust Company, State Street Global Advisors, Australia, Limited, State Street Global Advisors (Japan) Co., LTD, State Street Global Advisors Asia Limited, State Street Global Advisors, LTD. The address of State Street Corporation as reported by it in the Schedule 13G is One Lincoln Street, Boston, MA 02111.

(4)

Includes 2,000 shares owned indirectly through the Sopris I LLC, 11,000 shares owned indirectly through the Sopris II LLC and 11,000 shares owned indirectly through the Sopris III LLC. Mr. Eckert has investment authority over each of these limited liability companies.

(5)

Includes 1,570 shares owned indirectly through The MJN 2011 Receiving Trust, 1,570 shares owned indirectly through The NTN 2011 Receiving Trust, 1,570 shares owned indirectly through The JCN 2011 Receiving Trust, 1,570 shares owned indirectly through The TAN 2011 Receiving Trust, 18,840 shares owned indirectly through a limited partnership (of which Mr. Natelli is a 50% owner and the president of the limited partnership’s general partner) and 12,560 shares owned indirectly through two limited liability companies (with each entity owning 6,280 shares and each of which Mr. Natelli is a 50% owner and managing member).

(6)

Includes 20,000 shares owned indirectly through the Sadove Family Delaware Dynasty Trust (of which Mr. Sadove has a pecuniary interest) and 23,816 shares owned indirectly through the Steven I. Sadove Revocable Trust (of which Mr. Sadove is the trustee and a beneficiary).

(7)	This amount includes shares held by another executive officer of the Company.

RELATED PARTY

TRANSACTIONS

RELATED PARTY TRANSACTIONS POLICY

We recognize that related-party transactions present a heightened risk of conflicts of interest and have adopted a written Related Person Transaction Policy to which all related-party transactions shall be subject. Pursuant to the policy, a “related person” (as defined as in Item 404(a) of Regulation S-K of the Exchange Act, which includes security holders who beneficially own more than 5% of our common stock) must promptly disclose to our General Counsel any “related person transaction” (defined as any transaction that is anticipated to be reportable by us under Item 404(a) of Regulation S-K in which we were or are to be a participant and the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest) and all material facts with respect thereto. The General Counsel will then promptly communicate that information to our Board. No related person transaction will be executed without the approval of our Board or a duly authorized committee of our Board (currently the Governance Committee). If we become aware of an existing related person transaction that has not been approved under this policy, the transaction will be referred to our Board or a duly authorized committee of our Board (currently the Governance Committee), which will evaluate all options available, including ratification, revision or termination of such transaction. It is our policy that directors interested in a related person transaction will recuse themselves from any vote on a related person transaction in which they have an interest.

INDEMNIFICATION AGREEMENTS

We have entered into indemnification agreements with our directors and executive officers. These agreements require us to indemnify these individuals to the fullest extent permitted by Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors or executive officers, we have been informed that in the opinion of the SEC such indemnification is against public policy and is therefore unenforceable.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

QUESTIONS & ANSWERS

ABOUT THE ANNUAL MEETING

PROXY MATERIALS

Why am I receiving this Proxy Statement?

This Proxy Statement is furnished by the Board in connection with its solicitation of proxies for exercise at the 2023 annual meeting of stockholders that will take place on Wednesday, April 26, 2023 at 8:00 a.m., Eastern Time, at 1775 Tysons Blvd., Tysons, Virginia 22102, and any and all adjournments or postponements thereof. You are receiving these materials because you were a stockholder at the close of business on March 2, 2023, the record date, and are entitled to vote at the annual meeting. This Proxy Statement and our 2022 Annual Report, together with the form of Proxy Card or Voting Instruction Form (as applicable), are being distributed or made available, as the case may be, to stockholders beginning on or about March 17, 2023.

Why did I receive a Notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

We have elected to provide access to our proxy materials over the Internet under the “notice and access” rules adopted by the SEC. As a result, on or about March 17, 2023, we mailed to many of our stockholders a “Notice of Internet Availability of Proxy Materials” (the “Notice”) instead of a paper copy of the proxy materials. All stockholders receiving the Notice will have the ability to access the proxy materials over the Internet and request to receive a paper copy of the proxy materials by mail. Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found in the Notice. In addition, the Notice contains instructions on how you may request access to proxy materials in printed form by mail or electronically on an ongoing basis.

How can I access the proxy materials over the Internet?

Your Notice, Proxy Card or Voting Instruction Form (as applicable) will contain instructions on how to:

•	view our proxy materials for the annual meeting on the Internet; and

•	instruct us to send our future proxy materials to you electronically by e-mail.

Our proxy materials are also available under the Investors tab of our website at pkhotelsandresorts.com starting on or about March 17, 2023.

Instead of receiving future copies of our Proxy Statement and Annual Reports by mail, stockholders of record and most beneficial owners can elect to receive an email that will provide an electronic link to these documents. Choosing to receive your proxy materials by email will save us the cost of printing and mailing documents to you and reduce the environmental impact of our annual meeting. Your election to receive future proxy materials by email will remain in effect until you revoke it.

How may I obtain a paper copy of the proxy materials?

Stockholders who receive the Notice will find instructions about how to obtain a paper copy of the proxy materials on the Notice. All stockholders of record who do not receive a Notice will receive a paper copy of the proxy materials by mail.

I share an address with another stockholder of the Company and we received only one paper copy of the proxy materials or Notice. How may I obtain an additional copy?

We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, we deliver a single copy of the Notice and, if applicable, proxy materials to multiple stockholders of the Company who share the same address unless we received contrary instructions from one or more of the stockholders. This procedure reduces our printing and mailing costs and fees. Stockholders who participate in householding will continue to be able to access and receive separate Proxy Cards.

Upon written request, we will promptly deliver, free of charge, a separate copy of the Notice and, if applicable, the proxy materials to any stockholder of the Company at a shared address to which we delivered a single copy of any of these documents. To receive a separate copy of the Notice and, if applicable, the proxy materials, stockholders of record may send a request to Park Hotels & Resorts Inc., 1775 Tysons Blvd, 7th Floor, Tysons, VA 22102, Attention: Investor Relations; e-mail us with your request at ir@pkhotelsandresorts.com; or call us with your request at (571) 302-5757.

Additionally, stockholders who share the same address and receive multiple copies of the Notice or proxy material can request a single copy by contacting us at the address, email address or telephone number above. If you hold your shares in a brokerage account or through a broker, bank, or other nominee, you may contact your brokerage firm, bank, broker-dealer or other nominee to request information about householding.

What does it mean if I receive more than one Notice, Proxy Card or Voting Instruction Form?

It generally means your shares are registered differently or are held in more than one account. Please provide voting instructions for all Notices, Proxy Cards and Voting Instruction Forms that you receive.

ANNUAL MEETING & VOTING INFORMATION

What proposals will be voted on at the annual meeting? How does the Board recommend that I vote? What is the voting requirement to approve each of the proposals? What effect will abstentions and broker non-votes have?

Proposal	Voting Options	Board Recommendation	Vote Required to Adopt the Proposal	Effect of Abstentions	Effect of Broker Non- Votes

Proposal 1: Election of Directors	For, Against or Abstain on each Nominee	FOR each Nominee	Majority of votes cast	No effect	No effect

Proposal 2: Vote to Approve the 2017 Omnibus Incentive Plan (as Amended and Restated)	For, Against or Abstain	FOR	Majority of votes cast	No effect	No effect

Proposal 3: Advisory Vote to Approve Compensation of Named Executive Officers	For, Against or Abstain	FOR	Majority of votes cast	No effect	No effect

Proposal 4: Advisory Vote to Determine Frequency of Future Advisory Votes Approving Compensation of Named Executive Officers	One Year, Every Two Years, Every Three Years or Abstain	“ONE YEAR”	Plurality of votes cast	No effect	No effect

Proposal 5: Ratification of the Appointment of Ernst & Young LLP as Our Independent Auditor for Fiscal Year 2023	For, Against or Abstain	FOR	Majority of votes cast	No effect	Brokers have discretion to vote

Will other matters be voted on at the annual meeting?

We are not currently aware of any other matters to be presented at the annual meeting other than those described in this Proxy Statement. If any other matters not described in the Proxy Statement are properly presented at the annual meeting, any proxies received by us will be voted in the discretion of the proxy holders.

How many votes must be present to hold the annual meeting?

Holders of a majority of our issued and outstanding shares entitled to vote at the annual meeting as of the March 2, 2023, the record date, must be present at the annual meeting in order to hold the annual meeting and conduct business. This is called a “quorum.” Your shares are counted as present at the annual meeting if you are present and vote in person at the annual meeting or by telephone or on the Internet or a proxy card has been properly submitted by you or on your behalf. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum. If a quorum is not present at the scheduled time of the meeting, the Chairman of the Board may adjourn the meeting to another place, date or time until a quorum is present. The place, date and time of the adjourned meeting will be announced when the adjournment is taken and no other notice will be given unless the adjournment is to a date more than 120 days after the original record date or if, after the adjournment, a new record date is fixed for the adjourned meeting.

On the record date, 221,904,338 shares of Park’s common stock were issued and outstanding and entitled to vote.

What shares can I vote?

Each share of Park common stock issued and outstanding as of the close of business on March 2, 2023, the record date for the annual meeting, is entitled to cast one vote per share on all items being voted on at the annual meeting. You may vote all shares of Park common stock that you owned as of the record date, including shares held (i) directly in your name as the stockholder of record and (ii) for you as the beneficial owner through a broker, bank, trustee or other nominee.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Most of our stockholders hold their shares beneficially through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some differences between shares held of record and those owned beneficially through a broker, bank or other nominee.

•

Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Equiniti Trust Company, you are considered the stockholder of record with respect to those shares, and the Notice or these proxy materials are being sent directly to you. As the stockholder of record, you have the right to grant your voting proxy directly to us, to submit proxies electronically, by mail or by telephone or to vote in person at the annual meeting.

•

Beneficial Owner. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and the Notice or these proxy materials are being forwarded to you by your broker, bank or nominee. As the beneficial owner, you have the right to direct your broker, bank or nominee on how to vote and are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the annual meeting unless you request, complete and deliver a legal proxy from your broker, bank or nominee. If you requested printed proxy materials, your broker, bank or nominee has enclosed a Voting Instruction Form for you to use in directing the broker, bank or nominee regarding how to vote your shares.

May I attend the meeting?

All stockholders of record of shares of our common stock at the close of business on the record date, or their designated proxies, are authorized to attend the annual meeting. Each stockholder and proxy will be asked to present a valid government-issued photo identification, such as a driver’s license or passport, before being admitted.

If you are the beneficial owner of our common stock then you should provide proof of beneficial ownership as of the record date, such as an account statement reflecting your stock ownership as of the record date, a copy of the Voting Instruction Form provided by your broker, bank or other nominee, or other similar evidence of ownership. We reserve the right to determine the validity of any purported proof of beneficial ownership. If you do not have proof of ownership, you may not be admitted to the annual meeting. Cameras, recording devices and other electronic devices will not be permitted, and attendees may be subject to security inspections and other security precautions.

How do I vote?

•

Voting in Person at the Meeting. If you are a stockholder of record and attend the annual meeting, you may vote in person at the meeting. If your shares of Park common stock are held in street name and you wish to vote in person at the meeting, you must obtain a legal proxy from the broker, bank or other nominee that holds your shares of Park common stock of record.

•

Voting by Proxy for Shares Registered Directly in Your Name. If you are a stockholder of record, you may instruct the proxy holders named in the enclosed Proxy Card how to vote your shares of Park common stock by using the toll-free telephone number or the website listed on the Proxy Card or by signing, dating and mailing the Proxy Card in the postage-paid envelope provided.

➣

Vote by Telephone. You may authorize a proxy to vote your shares by telephone by calling the toll-free number listed on the accompanying Proxy Card. Authorizing a proxy by telephone is available 24 hours per day until 11:59 p.m., Eastern Time, on April 25, 2023. When you call, please have your Proxy Card in hand, and you will receive a series of voice instructions that will allow you to authorize a proxy to vote your shares of common stock. You will be given the opportunity to confirm that your instructions have been properly recorded. IF YOU AUTHORIZE A PROXY BY TELEPHONE, YOU DO NOT NEED TO RETURN YOUR PROXY CARD.

➣

Vote by Internet. You also have the option to authorize a proxy to vote your shares via the Internet. The website for authorizing a proxy is printed on your Proxy Card. Authorizing a proxy by Internet is available 24 hours per day until 11:59 p.m., Eastern Time, on April 25, 2023. As with telephone voting, you will be given the opportunity to confirm that your instructions have been properly recorded. IF YOU AUTHORIZE A PROXY VIA THE INTERNET, YOU DO NOT NEED TO RETURN YOUR PROXY CARD.

➣

Vote by Mail. If you received printed proxy materials and would like to authorize a proxy to vote your shares by mail, mark, sign and date your Proxy Card and return in the postage-paid envelope provided. If you did not receive printed materials and would like to vote by mail, you must request printed copies of the proxy materials by following the instructions on the Notice.

•

Voting by Proxy for Shares Registered in Street Name. If your shares of common stock are held in street name, you will receive instructions from your broker, bank or other nominee which you must follow in order to have your shares of common stock voted in accordance with your instructions. The broker, bank or other nominee for your shares is required to follow your voting instructions. Accordingly, you will need to follow the directions you receive from your broker, bank or other nominee. Under the current rules of the NYSE if you do not give instructions to your broker, bank or other nominee, it will still be able to vote your shares with respect to certain “discretionary” items, but will not be allowed to vote your shares with respect to certain “non-discretionary” items. The ratification of Ernst & Young LLP as our independent registered public accounting firm (Proposal 5) is considered to be a “discretionary” item under the NYSE rules and your broker, bank or other nominee will be able to vote on that item even if it does not receive instructions from you. The election of directors (Proposal 1), the vote to approve the 2017 Omnibus Incentive Plan (as Amended and Restated) (Proposal 2), the vote on the compensation of our named executive officers (Proposal 3), and the vote on the frequency of our future advisory votes approving the compensation of our named executive officers (Proposal 4) are “non-discretionary” items. If you do not instruct your broker, bank or other nominee how to vote with respect to these items, it may not vote with respect to these proposals and those votes will be counted as “broker non-votes.” Broker non-votes are shares that are held in street name by a broker, bank or other nominee that returns a properly executed proxy but does not have discretionary authority to vote on a particular matter.

May I revoke or change my vote after I have voted?

If you are a stockholder of record, you may revoke or change your proxy at any time before it is voted at the annual meeting by (i) submitting a revised proxy by Internet, telephone, or duly executed paper ballot after the date of the previously submitted proxy, (ii) attending the annual meeting and voting in person or (iii) delivering a signed notice of revocation of the Proxy Card to the Secretary of the Company at the following address: Park Hotels & Resorts Inc., 1775 Tysons Blvd, 7th Floor, Tysons, VA 22102, Attention: Corporate Secretary.

If you are a beneficial owner of shares, you may revoke or change your voting instructions by contacting your broker, bank or other nominee and following their instructions.

Where can I find the voting results of the annual meeting?

We will announce preliminary voting results at the annual meeting. We will publish the final voting results in a Current Report on Form 8-K within four business days following the annual meeting.

Whom should I call if I have questions or need assistance voting my shares?

Please call 571-302-5757 or email ir@pkhotelsandresorts.com if you have any questions in connection with voting your shares.

Who will bear the cost of soliciting votes for the annual meeting?

Park is making this solicitation and will bear the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. Our officers and employees may solicit proxies in person, by mail, by telephone or by electronic communication, but they will not receive any additional compensation for these activities. We will, upon request, reimburse brokerage firms and other custodians, fiduciaries, and nominees for their reasonable out-of-pocket expenses for forwarding proxy materials to beneficial owners of shares of Park common stock. We have engaged the services of MacKenzie Partners, Inc., with respect to proxy soliciting matters at an expected cost of approximately $10,000, not including incidental expenses or fees related to off-season stockholder engagement services.

OTHER

MATTERS

STOCKHOLDER PROPOSALS FOR 2024 ANNUAL MEETING

If any stockholder wishes to propose a matter for consideration at our 2024 annual meeting of stockholders, the proposal should be mailed by certified mail return receipt requested, to our Office of Corporate Secretary, Park Hotels & Resorts Inc., 1775 Tysons Blvd., 7th Floor, Tysons, VA 22102.

As a general rule, stockholders wishing to submit a proposal for the 2024 annual meeting of stockholders and have the proposal included in the proxy statement pursuant to Rule 14a-8(e) under the Exchange Act must submit the proposal not less than 120 days prior to the one-year anniversary of the release date of the proxy statement in connection with the 2023 annual meeting of stockholders, or November 18, 2023. Failure to deliver a proposal in accordance with this procedure may result in it not being deemed timely received.

In addition, our by-laws permit stockholders to nominate directors and present other business for consideration at our annual meeting of stockholders. To make a director nomination or present other business for consideration at the annual meeting of stockholders to be held in 2024, you must submit a timely notice in accordance with the procedures described in our by-laws. As a general rule, to be timely, a stockholder’s notice must be delivered to the Secretary of the Company at the principal executive offices of our Company not less than 90 days or more than 120 days prior to the first anniversary of the preceding year’s annual meeting, or no earlier than December 28, 2023 or later than January 27, 2024 for consideration at the 2024 annual meeting of stockholders. Any such proposal will be considered timely only if it is otherwise in compliance with the requirements set forth in our by-laws. The proxy solicited by the Board for the 2024 annual meeting of stockholders will confer discretionary authority to vote as the proxy holders deem advisable on such stockholder proposals which are considered untimely.

In addition to satisfying the foregoing requirements under our bylaws, to comply with the universal proxy rules under the Exchange Act, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act.

In order for an eligible stockholder or group of stockholders to nominate a director nominee for election at our 2024 annual meeting pursuant to the proxy access provision of our by-laws, notice of such nomination and other required information must be received by our Company between October 19, 2023 and November 18, 2023. Our by-laws state that such notice and other required information must be received by the Company not earlier than 150 days nor later than 120 days prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting (with adjustments if the date for the upcoming annual meeting of stockholders is advanced or delayed by more than 30 days from the anniversary date of the prior year’s annual meeting).

The mailing address of our principal executive offices is 1775 Tysons Blvd., 7th Floor, Tysons, VA 22101.

HOUSEHOLDING OF PROXY MATERIALS

SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and notices with respect to two or more stockholders sharing the same address by delivering a single proxy statement or a single notice addressed to those stockholders. This process, which is commonly referred to as “householding,” provides cost savings for companies and helps the environment by conserving natural resources. Some brokers household proxy materials, delivering a single proxy statement or notice to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or notice, or if your household is receiving multiple copies of these documents and you wish to request that future deliveries be limited to a single copy, or if you wish to request delivery of a copy of this Proxy Statement and the Annual Report, please contact (i) our Investor Relations Department by calling 571-302-5757 or emailing ir@pkhotelsandresorts.com, or writing to the Office of the Corporate Secretary, Park Hotels & Resorts Inc., 1775 Tysons Blvd., 7th Floor, Tysons, VA 22102 if you are a record holder or (ii) your broker, bank or other nominee if you own your shares of Park common stock in street name.

AVAILABILITY OF ADDITIONAL MATERIALS

We make available, free of charge on our website, all of our filings that are made electronically with the SEC, including Forms 10-K, 10-Q and 8-K. To access these filings, go to our website (www.pkhotelsandresorts.com) and click on “Financial Information—SEC Filings” under the “Investors” heading. Copies of our Annual Report on Form 10-K for the year ended December 31, 2022, including financial statements and schedules thereto, filed with the SEC, are also available without charge to stockholders upon written request addressed to:

Office of the Corporate Secretary

Park Hotels & Resorts Inc.

1775 Tysons Blvd, 7th Floor

Tysons, VA 22102

OTHER BUSINESS

The Board does not know of any other matters to be brought before the meeting. If other matters are presented, the proxy holders have discretionary authority to vote all proxies in accordance with their best judgment.

*            *             *

By Order of the Board of Directors,

Nancy M. Vu

Executive Vice President, General Counsel and Secretary

Financial Reporting Annex

Definitions

Comparable

For purposes of this Proxy Statement, Comparable RevPAR, Comparable Hotel Adjusted EBITDA and Comparable Hotel Adjusted EBITDA Margin mean RevPAR, Hotel Adjusted EBITDA and Hotel Adjusted EBITDA Margin (as defined below) on a comparable basis. The Company presents comparable hotel results to help the Company and its investors evaluate the ongoing operating performance of its hotels. The Company’s comparable metrics exclude results from property dispositions that have occurred through December 31, 2022 and include results from property acquisitions as though such acquisitions occurred on the earliest period presented.

Revenue per Available Room / RevPAR

Revenue per Available Room (“RevPAR”) represents rooms revenue divided by the total number of room nights available to guests for a given period. Room nights available to guests have not been adjusted for the period of suspended or reduced operations at certain of our hotels as a result of COVID-19.

Total Revenue per Available Room / Total RevPAR

Total RevPAR represents rooms, food and beverage and other hotel revenues divided by the total number of room nights available to guests for a given period. Room nights available to guests have not been adjusted for the period of suspended or reduced operations at certain of our hotels as a result of COVID-19.

EBITDA, Adjusted EBITDA, Hotel Adjusted EBITDA and Hotel Adjusted EBITDA Margin

Earnings before interest expense, taxes and depreciation and amortization (“EBITDA”) reflects net income (loss) excluding depreciation and amortization, interest income, interest expense, income taxes and also interest expense, income tax and depreciation and amortization included in equity in earnings (losses) from investments in affiliates.

Adjusted EBITDA is calculated as EBITDA, further adjusted to exclude the following items that are not reflective of the Company’s ongoing operating performance or incurred in the normal course of business, and thus, excluded in management’s analysis in making day-to-day operating decisions and evaluations of the Company’s operating performance against other companies within its industry: (i) gains or losses on sales of assets for both consolidated and unconsolidated investments; (ii) costs associated with hotel acquisitions or dispositions expensed during the period; (iii) severance expense; (iv) share-based compensation expense; (v) impairment losses and casualty gains or losses; and (vi) other items that management believes are not representative of the Company’s current or future operating performance.

Hotel Adjusted EBITDA measures hotel-level results before debt service, depreciation and corporate expenses for our consolidated hotels, which excludes hotels owned by unconsolidated affiliates.

Hotel Adjusted EBITDA margin is calculated as Hotel Adjusted EBITDA divided by total hotel revenue.

EBITDA, Adjusted EBITDA, Hotel Adjusted EBITDA and Hotel Adjusted EBITDA margin are not recognized terms under United States (“U.S.”) GAAP and should not be considered as alternatives to net income (loss) or other measures of financial performance or liquidity derived in accordance with U.S. GAAP. In addition, the Company’s definitions of EBITDA, Adjusted EBITDA, Hotel Adjusted EBITDA and Hotel Adjusted EBITDA margin may not be comparable to similarly titled measures of other companies.

Net Debt to Adjusted EBITDA

Net Debt to Adjusted EBITDA is a non-GAAP financial measure that is calculated as Net Debt divided by Adjusted EBITDA. Net Debt is calculated as (i) long-term debt, including current maturities and excluding unamortized deferred financing costs; and (ii) the Company’s share of investments in affiliate debt, excluding unamortized deferred financing costs; reduced by (a) cash and cash equivalents; and (b) restricted cash and cash equivalents.

A-1

Nareit FFO attributable to stockholders and Adjusted FFO attributable to stockholders

Nareit FFO attributable to stockholders is presented as a non-GAAP measures of performance. Funds from (used in) operations (“FFO”) attributable to stockholders is calculated for a given operating period in accordance with standards established by the National Association of Real Estate Investment Trusts (“Nareit”), as net income (loss) attributable to stockholders (calculated in accordance with U.S. GAAP), excluding depreciation and amortization, gains or losses on sales of assets, impairment, and the cumulative effect of changes in accounting principles, plus adjustments for unconsolidated joint ventures. Adjustments for unconsolidated joint ventures are calculated to reflect the pro rata share of the FFO of those entities on the same basis. As noted by Nareit in its December 2018 “Nareit Funds from Operations White Paper – 2018 Restatement,” since real estate values historically have risen or fallen with market conditions, many industry investors have considered presentation of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. For these reasons, Nareit adopted the FFO metric in order to promote an industry-wide measure of REIT operating performance. Nareit FFO provides useful information to investors regarding operating performance and can facilitate comparisons of operating performance between periods and between REITs. The presentation in this Proxy Statement may not be comparable to FFO reported by other REITs that do not define the terms in accordance with the current Nareit definition, or that interpret the current Nareit definition differently.

Adjusted FFO attributable to stockholders is presented to evaluate performance because the Company believes that the exclusion of certain additional items described below provides useful supplemental information to investors regarding the Company’s ongoing operating performance. The Company historically has made the adjustments detailed below in evaluating its performance and in its annual budget process. The Company believes that the presentation of Adjusted FFO provides useful supplemental information that is beneficial to an investor’s complete understanding of operating performance. The Company adjusts Nareit FFO attributable to stockholders for the following items, which may occur in any period, and refers to this measure as Adjusted FFO attributable to stockholders:

•	Costs associated with hotel acquisitions or dispositions expensed during the period;
•	Severance expense;
•	Share-based compensation expense;
•	Casualty gains or losses; and
•	Other items that management believes are not representative of the Company’s current or future operating performance.

Return on Investments

Return on investment (“ROI”) is a performance measure used to evaluate the efficiency or profitability of an investment or compare the efficiency of a number of different investments. ROI is intended to directly measure the amount of return on a particular investment, relative to the investment’s cost.

A-2

Reconciliations

Comparable Hotel Adjusted EBITDA
(unaudited, in millions)
December 31, 2022
Operating income	$296
Interest income	13
Interest expense	(247)
Equity in earnings from investments in affiliates	15
Other gain, net	96

Net income	173
Depreciation and amortization expense	269
Interest income	(13)
Interest expense	247
Interest expense, income tax and depreciation and amortization included in equity in earnings from investments in affiliates	9

EBITDA	685
Gain on sales of assets, net	(22)
Gain on sales of investments in affiliates	(92)
Share-based compensation expense	17
Casualty and impairment loss, net	6
Other items	12

Adjusted EBITDA	606
Less: Adjusted EBITDA from investments in affiliates	(25)
Add: All other(1)	49

Hotel Adjusted EBITDA	630
Less: Adjusted EBITDA from hotels disposed of	(4)

Comparable Hotel Adjusted EBITDA	$626

(1)

Includes other revenues and other expenses, non-income taxes on taxable REIT subsidiary leases included in other property-level expenses and corporate general and administrative expenses in the Company’s consolidated statements of operations.

Operating Income Margin and Comparable Hotel Adjusted EBITDA Margin
December 31, 2022
Total Revenues	$2,501
Less: Other revenues	(75)
Less: Revenues from hotels disposed of	(17)

Comparable Hotel Revenues (unaudited, in millions)	$2,409

Operating Income (unaudited, in millions)	$296

Operating Income Margin	11.8%

Comparable Hotel Adjusted EBITDA (unaudited, in millions)	$626

Comparable Hotel Adjusted EBITDA margin	26.0%

A-3

Net Debt
(unaudited, in millions)
December 31, 2022
Debt	$4,617

Add: unamortized deferred financing costs and discount	30

Less: unamortized premium	(3)

Debt, excluding unamortized deferred financing cost, premiums and discounts	4,644
Add: Park’s share of unconsolidated affiliates debt, excluding unamortized deferred financing costs	169
Less: cash and cash equivalents	(906)

Less: restricted cash	(33)

Net debt	$3,874

*        *        *

For use of terms, see sections entitled “Park Business Highlights” and “Compensation Discussion and Analysis —Compensation Framework –Short-Term Incentive –2022 Company Performance Objectives.”

A-4

Exhibit A

PARK HOTELS & RESORTS INC.

2017 OMNIBUS INCENTIVE PLAN

(AS AMENDED AND RESTATED EFFECTIVE AS OF APRIL 26, 2023)

1.    Purpose. The purpose of the Park Hotels & Resorts Inc. 2017 Omnibus Incentive Plan (as amended and restated) is to provide a means through which the Company and the other members of the Company Group may attract and retain key personnel and to provide a means whereby officers, employees, consultants and advisors of the Company and the other members of the Company Group can acquire and maintain an equity interest in the Company, or be paid incentive compensation, including incentive compensation measured by reference to the value of Common Stock, thereby strengthening their commitment to the welfare of the Company Group and aligning their interests with those of the Company’s stockholders.

2.    Definitions. The following definitions shall be applicable throughout the Plan.

(a)    “Absolute Share Limit” has the meaning given to such term in Section 5(b) of the Plan.

(b)    “Adjustment Event” has the meaning given to such term in Section ~~12~~13(a) of the Plan.

(c)    “Affiliate” means any Person that directly or indirectly controls, is controlled by or is under common control with the Company. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting or other securities, by contract or otherwise.

(d)    “Award” means, individually or collectively, any Incentive Stock Option, Nonqualified Stock Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, LTIP Unit, Other Equity-Based Award, Other Cash-Based Award and Performance Compensation Award granted under the Plan.

(e)    “Award Agreement” means the document or documents by which each Award (other than an Other Cash-Based Award) is evidenced, which may be in written or electronic form.

(f)    “Board” means the Board of Directors of the Company.

(g)    “Cause” means, in the case of a particular Award, unless the applicable Award Agreement states otherwise, a good faith determination of the Committee or its designee that (i) there is “cause” to terminate a Participant’s employment or service, as defined in and in accordance with any employment or consulting agreement between the Participant and any member of the Company Group or an Affiliate in effect at the time of such termination or (ii) in the absence of any such employment or consulting agreement (or the absence of any definition of “Cause” contained therein), any of the following has occurred with respect to a Participant: (A) such Participant has failed to reasonably perform his or her duties to the Service Recipient, or has failed to follow the lawful instructions of the Board or his or her direct superiors, in each case other than as a result of his or her incapacity due to physical or mental illness or injury, in a manner that could reasonably be expected to result in harm (whether financially, reputationally or otherwise) to any member of the Company Group or an Affiliate, following notice by the Company Group or such Affiliate of such failure; (B) such Participant has engaged or is about to engage in conduct harmful (whether financially, reputationally or otherwise) to any member of the Company Group or an Affiliate; (C) such Participant has been convicted of, or pled guilty or no contest to, a felony or any crime involving as a material element fraud or dishonesty; (D) the willful misconduct or gross neglect of such Participant that could reasonably be expected to result in harm (whether financially, reputationally or otherwise) to any member of the Company Group or an Affiliate; (E) the willful violation by such Participant of the written policies of the Service Recipient or any applicable written policies of any member of the Company Group that could reasonably be expected to result in harm (whether financially, reputationally or otherwise) to any member of the Company Group or an Affiliate; (F) such Participant’s fraud or misappropriation, embezzlement or misuse of funds or property belonging to the Company Group or an Affiliate (other than good faith expense account disputes); (G) such Participant’s act of personal dishonesty which involves personal profit in connection with such Participant’s employment or service with the Company Group or an Affiliate~~,~~; or (H) the willful breach by such Participant of fiduciary duty owed to the Service Recipient.

(h)    “Change in Control” means:

(i)    the acquisition (whether by purchase, merger, consolidation, combination or other similar transaction) by any Person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 30% (on a fully diluted basis) of either (A) the then outstanding shares of Common Stock, taking into account as outstanding for this purpose such Common Stock issuable upon the exercise of options or warrants, the conversion of convertible stock or debt, and the exercise of any similar right to acquire such Common Stock; or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (clauses (A) and (B), the “Outstanding Company Voting Securities”); provided, however, that for purposes of this Plan, the following acquisitions shall not constitute a Change in Control: (I) any acquisition by the Company or any Affiliate; (II) any acquisition by any employee benefit plan sponsored or maintained by the Company or any Affiliate; or (III) in respect of an Award held by a particular Participant, any acquisition by the Participant or any group of Persons including the Participant (or any entity controlled by the Participant or any group of Persons including the Participant); ~~or (IV) any acquisition in one transaction or a series of related transactions, by any Person directly from The Blackstone Group L.P. and/or its Affiliates;~~

(ii)    during any period of twenty-four (24) months, individuals who, at the beginning of such period, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the Effective Date, whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest~~, as such terms are used in Rule 14a-12 of Regulation 14A promulgated under the Exchange Act,~~ with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director;

(iii)    the sale, transfer or other disposition of all or substantially all of the business or assets of the Company Group (taken as a whole) to any Person that is not an Affiliate of the Company; or

(iv)    the consummation of a reorganization, recapitalization, merger, consolidation, or other similar transaction involving the Company (a “Business Combination”), unless immediately following such Business Combination, 50% or more of the total voting power of the entity resulting from such Business Combination (or, if applicable, the ultimate parent entity that directly or indirectly has beneficial ownership of sufficient voting securities eligible to elect a majority of the board of directors (or the analogous governing body) of such resulting entity) is held by the holders of the Outstanding Company Voting Securities immediately prior to such Business Combination.

Notwithstanding anything to the contrary in the Plan, the occurrence of any of clauses (i), (ii), (iii) or (iv), which occurs solely as a result of an Internal Reorganization as defined in Section ~~12~~13(c) of the Plan shall not constitute a Change in Control.

(i)    “Code” means the Internal Revenue Code of 1986, as amended, and any successor thereto. Reference in the Plan to any section of the Code shall be deemed to include any regulations or other interpretative guidance under such section, and any amendments or successor provisions to such section, regulations or guidance.

(j)    “Committee” means the Compensation & Human Capital Committee of the Board (or any successor committee thereto) or any properly delegated subcommittee thereof or, if no such Compensation & Human Capital Committee (or successor committee thereto) or subcommittee thereof exists, the Board.

(k)    “Common Stock” means the common stock of the Company, par value $0.01 per share (and any stock or other securities into which such Common Stock may be converted or into which it may be exchanged).

(l)    “Company” means Park Hotels & Resorts Inc., a Delaware corporation, and any successor thereto, including any entity that is a constituent party in any merger or other combination involving the Company and that survives or succeeds as a publicly traded entity (including, without limitation, by virtue of a triangular merger structure) as part of any Internal Reorganization or other restructuring.

(m)    “Company Group” means, collectively, the Company and its Subsidiaries.

(n)    “Date of Grant” means the date on which the granting of an Award is authorized, or such other date as may be specified in such authorization.

(o)    “Designated Foreign Subsidiaries” means all members, if any, of the Company Group that are organized under the laws of any jurisdiction or country other than the United States of America that may be designated by the Board or the Committee from time to time.

(p)    “Detrimental Activity” means any of the following: (i) unauthorized disclosure of any confidential or proprietary information of any member of the Company Group; (ii) any activity that would be grounds to terminate the Participant’s employment or service with the Service Recipient for Cause; or (iii) a material breach by the Participant of any restrictive covenant by which such Participant is bound, including, without limitation, any covenant not to compete or not to solicit, in any agreement with any member of the Company Group.

(q)    “Disability” means, unless in the case of a particular Award the applicable Award Agreement states otherwise, the Company or an Affiliate having cause to terminate a Participant’s employment or service on account of “disability,” as defined in any then-existing employment, consulting or other similar agreement between the Participant and the Company or an Affiliate or, in the absence of such an employment, consulting or other similar agreement (or the absence of any definition of “Disability” contained therein), a condition entitling the Participant to receive benefits under a long-term disability plan of the Company or an Affiliate, or, in the absence of such a plan, the complete and permanent inability by reason of illness or accident to perform the duties of the occupation at which a Participant was employed or served when such disability commenced. Any determination of whether Disability exists shall be made by the Committee (or its designee) in its sole discretion.

(r)    “Effective Date” means ~~January 3, 2017~~April 26, 2023.

(s)    “Eligible Person” means any (i) individual employed by any member of the Company Group; provided, however, that no such employee covered by a collective bargaining agreement shall be an Eligible Person unless and to the extent that such eligibility is set forth in such collective bargaining agreement or in an agreement or instrument relating thereto; or (ii) consultant or advisor to any member of the Company Group who may be offered securities registrable pursuant to a registration statement on Form S-8 under the Securities Act~~, who, in the case of each of clauses (i) and (ii) above has entered into an Award Agreement or who has received written notification from the Committee or its designee that they have been selected to participate in the Plan~~.

(t)    “Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor thereto. Reference in the Plan to any section of (or rule promulgated under) the Exchange Act shall be deemed to include any rules, regulations or other interpretative guidance under such section or rule, and any amendments or successor provisions to such section, rules, regulations or guidance.

(u)    “Excise Tax” has the meaning given to such term in Section 15(v) of the Plan.

~~(u)~~(v)    “Exercise Price” has the meaning given to such term in Section 7(b) of the Plan.

~~(v)~~(w)    “Fair Market Value” means, on a given date, (i) if the Common Stock is listed on a national securities exchange, the closing sales price of the Common Stock reported on the primary exchange on which the Common Stock is listed and traded on such date, or, if there are no such sales on that date, then on the last preceding date on which such sales were reported; (ii) if the Common Stock is not listed on any national securities exchange but is quoted in an inter-dealer quotation system on a last sale basis, the average between the closing bid price and ask price reported on such date, or, if there is no such sale on that date, then on the last preceding date on which a sale was reported; or (iii) if the Common Stock is not listed on a national securities exchange or quoted in an inter-dealer quotation system on a last sale basis, the amount determined by the Committee in good faith to be the fair market value of the Common Stock.

~~(w)~~(x)    “GAAP” has the meaning given to such term in Section 7(d) of the Plan.

(y)    “Immediate Family Members” shall have the meaning set forth in Section 15(b)(ii).

~~(x)~~(z)    “Incentive Stock Option” means an Option which is designated by the Committee as an incentive stock option as described in Section 422 of the Code and otherwise meets the requirements set forth in the Plan.

(aa)    “Incumbent Directors” has the meaning given to such term in Section 2(h)(ii) of the Plan.

~~(y)~~(bb)    “Indemnifiable Person” has the meaning given to such term in Section 4(e) of the Plan.

(cc)    “Independent Advisor” has the meaning given to such term in Section 15(v) of the Plan.

(dd)    “Internal Reorganization” has the meaning given to such term in Section 13(c) of the Plan.

(ee)    “LTIP Units” means, to the extent authorized by the Partnership Agreement (as an “LTIP Unit”), a unit of the Partnership that is granted pursuant to Section 10 of the Plan and is intended to constitute a “profits interest” within the meaning of the Code.

~~(z)~~(ff)    “Minimum Vesting Condition” means, with respect to any Award, that vesting of (or lapsing of restrictions on) such Award does not occur earlier than the first anniversary of the Date of Grant (or the date of commencement of employment or service, in the case of a grant made in connection with a Participant’s commencement of employment or service), other than (i) in connection with a Change in Control, or (ii) as a result of a Participant’s death or Disability.

~~(aa)    “Negative Discretion” means the discretion authorized by the Plan to be applied by the Committee to eliminate or reduce the size of an Award that is designated as a Performance Compensation Award consistent with Section 162(m) of the Code.~~

(gg)    “Minimum Vesting Condition Limit” has the meaning given to such term in Section 5(b) of the Plan.

~~(bb)~~(hh)    “Nonqualified Stock Option” means an Option which is not designated by the Committee as an Incentive Stock Option.

~~(cc)~~(ii)    “Option” means an Award granted under Section 7 of the Plan.

~~(dd)~~(jj)    “Option Period” has the meaning given to such term in Section 7(c)(i) of the Plan.

~~(ee)~~(kk)    “Other Cash-Based Award” means an Award that is not a Stock Appreciation Right or Restricted Stock Unit granted under Section ~~10~~11 of the Plan that is denominated and/or payable in cash.

~~(ff)~~(ll)    “Other Equity-Based Award” means an Award that is not an Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, LTIP Unit or Performance Compensation Award, that is granted under Section ~~10~~11 of the Plan and is (i) payable by delivery of Common Stock, and/or (ii) measured by reference to the value of Common Stock. Other Equity-Based Awards may include ~~(i) operating partnership or limited liability company units or profits interests, including LTIP units, with respect to a Subsidiary of the Company and (ii)~~ unrestricted shares of Common Stock.

(mm)    “Outstanding Company Voting Securities” has the meaning given to such term in Section 2(h)(i) of the Plan.

~~(gg)~~(nn)    “Participant” means an Eligible Person who has been selected by the Committee to participate in the Plan and to receive an Award pursuant to the Plan.

(oo)    “Partnership” means Park Intermediate Holdings LLC, a Delaware limited liability company and Subsidiary of the Company, and a tax continuation of PK Domestic Property LLC.

(pp)    “Partnership Agreement” means the Fourth Amended and Restated Limited Liability Company Agreement of Partnership, as amended or restated from time to time.

(qq)    “Payments” has the meaning given to such term in Section 15(v) of the Plan.

~~(hh)~~(rr)    “Performance Compensation Award” means ~~any~~ an Award ~~designated by the Committee as a Performance Compensation Award pursuant to~~ of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, LTIP Units, Other Equity-Based Awards or Other Cash-Based Awards made subject to the achievement of Performance Goals and granted under Section ~~11~~12 of the Plan.

~~(ii)~~(ss)    “Performance Criteria” means the criterion or criteria that the Committee shall select for purposes of establishing the Performance Goals for a Performance Period with respect to any Performance Compensation Award under the Plan.

~~(jj)    “Performance Formula” means, for a Performance Period, the one or more objective formulae applied against the relevant Performance Goal to determine, with regard to the Performance Compensation Award of a particular Participant, whether all, some portion but less than all, or none of the Performance Compensation Award has been earned for the Performance Period.~~

~~(kk)~~(tt)    “Performance Goals” means, for a Performance Period, the one or more goals established by the Committee for the Performance Period based upon the Performance Criteria.

~~(ll)~~(uu)    “Performance Period” means the one or more periods of time of not less than 12 months, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to, and the payment of, a Performance Compensation Award.

(vv)    “Permitted Transferee” has the meaning given to such term in Section 15(b)(ii) of the Plan.

~~(mm)~~(ww)    “Person” means any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act).

~~(nn)~~(xx)    “Plan” means this Park Hotels & Resorts Inc. 2017 Omnibus Incentive Plan, as ~~it may be~~ amended and restated from time to time.

~~(oo)~~(yy)    “Qualifying Director” means a person who is ~~(i)~~, with respect to actions intended to obtain an exemption from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 under the Exchange Act, a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act~~; and (ii) with respect to actions intended to obtain the exception for performance based compensation under 162(m) of the Code, an “outside director” within the meaning of 162(m) of the Code~~.

(zz)    “Reduced Amount” has the meaning given to such term in Section 15(v) of the Plan.

~~(pp)~~(aaa)    “Restricted Period” means the period of time determined by the Committee during which an Award is subject to restrictions, including vesting conditions.

~~(qq)~~(bbb)    “Restricted Stock” means Common Stock, subject to certain specified restrictions (which may include, without limitation, a requirement that the Participant remain continuously employed or provide continuous services for a specified period of time), granted under Section 9 of the Plan.

~~(rr)~~(ccc)    “Restricted Stock Unit” means an unfunded and unsecured promise to deliver shares of Common Stock, cash, other securities or other property, subject to certain restrictions (which may include, without limitation, a requirement that the Participant remain continuously employed or provide continuous services for a specified period of time), granted under Section 9 of the Plan.

~~(ss)~~(ddd)    “SAR Period” has the meaning given to such term in Section 8(c)(i) of the Plan.

~~(tt)~~(eee)    “Securities Act” means the Securities Act of 1933, as amended, and any successor thereto. Reference in the Plan to any section of (or rule promulgated under) the Securities Act shall be deemed to include any rules, regulations or other interpretative guidance under such section or rule, and any amendments or successor provisions to such section, rules, regulations or guidance.

~~(uu)~~(fff)    “Service Recipient” means, with respect to a Participant holding a given Award, the member of the Company Group by which the original recipient of such Award is, or following a Termination was most recently, principally employed or to which such original recipient provides, or following a Termination was most recently providing, services, as applicable.

~~(vv)~~(ggg)    “Stock Appreciation Right” or “SAR” means an Award granted under Section 8 of the Plan.

~~(ww)~~(hhh)    “Strike Price” has the meaning given to such term in Section 8(b) of the Plan.

~~(xx)~~(iii)    “Subsidiary” means, with respect to any specified Person:

(i)    any corporation, association or other business entity of which more than 50% of the total voting power of shares of such entity’s voting securities (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(ii)    any partnership, limited liability company or any comparable foreign entity (A) the sole general partner (or functional equivalent thereof) or the managing general partner (or functional equivalent thereof) of which is such Person or Subsidiary of such Person or (B) the only general partners (or functional equivalents thereof) of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

~~(yy)    “Substitute Award” has the meaning given to such term in Section 5(e) of the Plan.~~

~~(zz)~~(jjj)    “Sub-Plans” means any sub-plan to the Plan that has been adopted by the Board or the Committee, including, without limitation, for the purpose of permitting the offering of Awards to employees of certain Designated Foreign Subsidiaries or otherwise outside the United States of America, with each such sub-plan designed to comply with local laws applicable to offerings in such foreign jurisdictions. Although any Sub-Plan may be designated a separate and independent plan from the Plan, including, without limitation, in order to comply with applicable local laws, the Absolute Share Limit and the other limits specified in Section 5(b) shall apply in the aggregate to the Plan and any Sub-Plan adopted hereunder.

(kkk)    “Substitute Awards” has the meaning given to such term in Section 5(e) of the Plan.

~~(aaa)~~(lll)    “Termination” means the termination of a Participant’s employment or service, as applicable, with the Service Recipient for any reason (including death or Disability).

3.    Effective Date; Duration. The Plan was originally effective on January 3, 2017. The Plan, as amended and restated herein, was approved by the Board on February 17, 2023 and shall be effective, as ~~of~~ amended and restated herein, subject to approval by the Company’s stockholders on the Effective Date. The expiration date of the Plan, on and after which date no Awards may be granted hereunder, shall be the tenth (10th) anniversary of the Effective Date; provided~~, however,~~ that such expiration shall not affect Awards then outstanding, and the terms and conditions of the Plan shall continue to apply to such Awards; and provided further that Incentive Stock Options may not be granted under the Plan after February 17, 2033.

4.    Administration.

(a)    The Committee shall administer the Plan. To the extent required to comply with the provisions of Rule 16b-3 promulgated under the Exchange Act (if the Board is not acting as the Committee under the Plan) ~~or necessary to obtain the exception for performance-based compensation under Section 162(m) of the Code, as applicable~~, it is intended that each member of the Committee shall, at the time such member takes any action with respect to an Award under the Plan that is intended to qualify for the exemptions provided by Rule 16b-3 promulgated under the Exchange Act ~~or to qualify as performance-based compensation under Section 162(m) of the Code, as applicable~~, be a Qualifying Director. However, the fact that a Committee member shall fail to qualify as a Qualifying Director shall not invalidate any Award granted by the Committee that is otherwise validly granted under the Plan.

(b)    Subject to the provisions of the Plan and applicable law, the Committee shall have the sole and plenary authority, in addition to other express powers and authorizations conferred on the Committee by the Plan, to (i) designate Participants; (ii) determine the type or types of Awards to be granted to a Participant; (iii) determine the number of shares of Common Stock to be covered by, or with respect to which payments, rights, or other matters are to be calculated in connection with, Awards; (iv) determine the terms and conditions of any Award; (v) determine whether, to what extent, and under what circumstances Awards may be settled in, or exercised for, cash, shares of Common Stock, other securities, other Awards or other property, or canceled, forfeited, or suspended and the method or methods by which Awards may be settled, exercised, canceled, forfeited, or suspended; (vi) determine whether, to what extent, and under what circumstances the delivery of cash, shares of Common Stock, other securities, other Awards or other property and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the Participant or of the Committee; (vii) interpret, administer, reconcile any inconsistency in, correct any defect in and/or supply any omission in the Plan and any instrument or agreement relating to, or Award granted under, the Plan; (viii) establish, amend, suspend, or waive any rules and regulations and appoint such agents as the Committee shall deem appropriate for the proper administration of the Plan; (ix) adopt Sub-Plans; and (x) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

(c)    Except to the extent prohibited by applicable law or the applicable rules and regulations of any securities exchange or inter-dealer quotation system on which the securities of the Company are listed or traded, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it. Any such allocation or delegation may be revoked by the Committee at any time. Without limiting the generality of the foregoing, the Committee may delegate to one or more officers of any member of the Company Group, the authority to act on behalf of the Committee with respect to any matter, right, obligation, or election which is the responsibility of, or which is allocated to, the Committee herein, and which may be so delegated as a matter of law, except with respect to grants of Awards to persons ~~(i)~~ who are subject to Section 16 of the Exchange Act~~; or (ii) who are, or could reasonably be expected to be, “covered employees” for purposes of Section 162(m) of the Code~~.

(d)    Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan, any Award or any Award Agreement shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon all Persons, including, without limitation, any member of the Company Group, any Participant, any holder or beneficiary of any Award, and any stockholder of the Company.

(e)    No member of the Board, the Committee or any employee or agent of any member of the Company Group (each such Person, an “Indemnifiable Person”) shall be liable for any action taken or omitted to be taken or any determination made with respect to the Plan or any Award hereunder (unless constituting fraud or a willful criminal act or omission). Each Indemnifiable Person shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense (including attorneys’ fees) that may be imposed upon or incurred by such Indemnifiable Person in connection with or resulting from any action, suit or proceeding to which such Indemnifiable Person may be a party or in which such Indemnifiable Person may be involved by reason of any action taken or omitted to be taken or determination made with respect to the Plan or any Award hereunder and against and from any and all amounts paid by such Indemnifiable Person with the Company’s approval, in settlement thereof, or paid by such Indemnifiable Person in satisfaction of any judgment in any such action, suit or proceeding against such Indemnifiable Person, and the Company shall advance to such Indemnifiable Person any such expenses promptly upon written request (which request shall include an undertaking by the Indemnifiable Person to repay the amount of such advance if it shall ultimately be determined, as provided below, that the Indemnifiable Person is not entitled to be indemnified); provided, that the Company shall have the right, at its own expense, to assume and defend any such action, suit or proceeding and once the Company gives notice of its intent to assume the defense, the Company shall have sole control over such defense with counsel of the Company’s choice. The foregoing right of indemnification shall not be available to an Indemnifiable Person to the extent that a final judgment or other final adjudication (in either case not subject to further appeal) binding upon such Indemnifiable Person determines that the acts, omissions or determinations of such Indemnifiable Person giving rise to the indemnification claim resulted from such Indemnifiable Person’s fraud or willful criminal act or omission or that such right of indemnification is otherwise prohibited by law or by the organizational documents of any member of the Company Group. The foregoing right of indemnification shall not be exclusive of or otherwise supersede any other rights of indemnification to which such Indemnifiable Persons may be entitled under the organizational documents of any member of the Company Group, as a matter of law, under an individual indemnification agreement or contract or otherwise, or any other power that the Company may have to indemnify such Indemnifiable Persons or hold such Indemnifiable Persons harmless.

(f)    Notwithstanding anything to the contrary contained in the Plan, the Board may, in its sole discretion, at any time and from time to time, grant Awards and administer the Plan with respect to such Awards. Any such actions by the Board shall be subject to the applicable rules of the securities exchange or inter-dealer quotation system on which the Common Stock is listed or quoted. In any such case, the Board shall have all the authority granted to the Committee under the Plan.

5.    Grant of Awards; Shares Subject to the Plan; Limitations.

(a)    The Committee may, from time to time, grant Awards to one or more Eligible Persons.

(b)    Awards granted under the Plan shall be subject to the following limitations: (i) subject to Section ~~12~~13 of the Plan, no more than ~~8,000,000~~14,070,000 shares of Common Stock (the “Absolute Share Limit”) shall be available for Awards under the Plan (including, for the avoidance of doubt, shares of Common Stock issued under the Plan prior to the amendment and restatement of the Plan); (ii) subject to Section ~~12~~13 of the Plan, grants of Options or SARs under the Plan in respect of no more than 1,500,000 shares of Common Stock may be made to any individual Participant during any single fiscal year of the Company (for this purpose, if a SAR is granted in tandem with an Option (such that the SAR expires with respect to the number of shares of Common Stock for which the Option is exercised), only the shares underlying the Option shall count against this limitation); (iii) subject to Section ~~12~~13 of the Plan, no more than the number of shares of Common Stock equal to the Absolute Share Limit may be issued in the aggregate pursuant to the exercise of Incentive Stock Options granted under the Plan; (iv) subject to Section ~~12~~13 of the Plan, no more than 1,500,000 shares of Common Stock may be issued in respect of Performance Compensation Awards denominated in shares of Common Stock granted pursuant to Section ~~11~~12 of the Plan to any individual Participant for a single fiscal year during a Performance Period (or with respect to each single fiscal year in the event a Performance Period extends beyond a single fiscal year), or in the event such share-denominated Performance Compensation Award is paid in cash, other securities, other Awards or other property, no more than the Fair Market Value of such shares of Common Stock on the last day of the Performance Period to which such Award relates; (v) the maximum amount that can be paid to any individual Participant ~~for a single fiscal year~~ during a Performance Period (or with respect to each single fiscal year in the event a Performance Period extends beyond a single fiscal year)

pursuant to a Performance Compensation Award denominated in cash (described in Section ~~11~~12(a) of the Plan) shall be $10,000,000; and (vi) no more than ~~400,000 shares of Common Stock~~ 5% of the Absolute Share Limit may be granted pursuant to Awards which do not satisfy the Minimum Vesting Condition (including, for the avoidance of doubt, shares of Common Stock issued under the Plan prior to the amendment and restatement of the Plan that did not satisfy the Minimum Vesting Condition) (the “Minimum Vesting Condition Limit”).

(c)    Other than with respect to Substitute Awards, to the extent that an Award expires or is canceled, forfeited or terminated without issuance to the Participant of the full number of shares of Common Stock to which the Award related, the unissued shares will again be available for grant under the Plan. ~~Shares~~ However, shares of Common Stock shall be deemed to have been issued in settlement of such Awards, and shall no longer be available for grant under the Plan, if the Fair Market Value equivalent of such shares is paid in cash; provided, however, that no shares shall be deemed to have been issued in settlement of a SAR or Restricted Stock Unit that only provides for settlement in cash and settles only in cash or in respect of any Other Cash-Based Award. In no event shall (i) shares tendered or withheld on the exercise of Options or other Awards for the payment of the exercise or purchase price or withholding taxes, (ii) shares not issued upon the settlement of a SAR that settles in shares of Common Stock (or could settle in shares of Common Stock), or (iii) shares purchased on the open market with cash proceeds from the exercise of Options, again become available for other Awards under the Plan.

(d)    Shares of Common Stock issued by the Company in settlement of Awards may be authorized and unissued shares, shares held in the treasury of the Company, shares purchased on the open market or by private purchase or a combination of the foregoing.

(e)    Awards may, in the sole discretion of the Committee, be granted under the Plan in assumption of, or in substitution for, outstanding awards previously granted by an entity directly or indirectly acquired by the Company or with which the Company combines (“Substitute Awards”). Substitute Awards shall not be counted against the Absolute Share Limit or the Minimum Vesting Condition Limit; provided, that Substitute Awards issued in connection with the assumption of, or in substitution for, outstanding options intended to qualify as “incentive stock options” within the meaning of Section 422 of the Code shall be counted against the aggregate number of shares of Common Stock available for Awards of Incentive Stock Options under the Plan. Subject to applicable stock exchange requirements, available shares under a stockholder-approved plan of an entity directly or indirectly acquired by the Company or with which the Company combines (as appropriately adjusted to reflect the acquisition or combination transaction) may be used for Awards under the Plan and shall not reduce the number of shares of Common Stock available for issuance under the Plan. Shares of Common Stock subject to Awards granted to Participants in connection with the adoption of the Plan or in substitution for awards of Hilton Worldwide Holdings, Inc. shall not be counted against the Minimum Vesting Condition Limit.

6.    Eligibility. Participation in the Plan shall be limited to Eligible Persons.

7.    Options.

(a)    General. Each Option granted under the Plan shall be evidenced by an Award Agreement, which agreement need not be the same for each Participant. Each Option so granted shall be subject to the conditions set forth in this Section 7, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement. All Options granted under the Plan shall be Nonqualified Stock Options unless the applicable Award Agreement expressly states that the Option is intended to be an Incentive Stock Option. Incentive Stock Options shall be granted only to Eligible Persons who are employees of a member of the Company Group, and no Incentive Stock Option shall be granted to any Eligible Person who is ineligible to receive an Incentive Stock Option under the Code. No Option shall be treated as an Incentive Stock Option unless the Plan has been approved by the stockholders of the Company in a manner intended to comply with the stockholder approval requirements of Section 422(b)(1) of the Code, provided that any Option intended to be an Incentive Stock Option shall not fail to be effective solely on account of a failure to obtain such approval, but rather such Option shall be treated as a Nonqualified Stock Option unless and until such approval is obtained. In the case of an Incentive Stock Option, the terms and conditions of such grant shall be subject to, and comply with, such rules as may be prescribed by Section 422 of the Code. If for any reason an Option intended to be an Incentive Stock Option (or any portion thereof) shall not qualify as an Incentive Stock Option, then, to the extent of such nonqualification, such Option or portion thereof shall be regarded as a Nonqualified Stock Option appropriately granted under the Plan.

(b)    Exercise Price. Except as otherwise provided by the Committee in the case of Substitute Awards, the exercise price (“Exercise Price”) per share of Common Stock for each Option shall not be less than 100% of the Fair Market Value of such share (determined as of the Date of Grant); provided, however, that in the case of an Incentive Stock Option granted to an employee who, at the time of the grant of such Option, owns stock representing more than 10% of the voting power of all classes of stock of any member of the Company Group, the Exercise Price per share shall be no less than 110% of the Fair Market Value per share on the Date of Grant.

(c)    Vesting and Expiration; Termination.

(i)    Options shall vest and become exercisable in such manner and on such date or dates or upon such event or events as determined by the Committee. Grants of Options that are settled in shares of Common Stock shall comply with the Minimum Vesting Condition; provided that the Minimum Vesting Condition need not be applied to such grants that, when taken together with other Awards not subject to the Minimum Vesting Condition, comprise Awards with respect to a number of shares of Common Stock that does not exceed, in the aggregate, the Minimum Vesting Condition Limit. Options shall expire upon a date determined by the Committee, not to exceed ten (10) years from the Date of Grant (the “Option Period”). Notwithstanding the foregoing, in no event shall the Option Period exceed five (5) years from the Date of Grant in the case of an Incentive Stock Option granted to a Participant who on the Date of Grant owns stock representing more than 10% of the voting power of all classes of stock of any member of the Company Group.

(ii)    Unless otherwise provided by the Committee, whether in an Award Agreement or otherwise, in the event of (A) a Participant’s Termination by the Service Recipient other than for Cause; or (B) a Participant’s Termination by the Service Recipient due to death or Disability, in each case within 12 months following a Change in Control, each outstanding Option granted to such Participant shall become fully vested and immediately exercisable as of the date of such Termination; provided, that in the event the vesting or exercisability of any Option would otherwise be subject to the achievement of performance conditions, the portion of any such Option that shall become fully vested and immediately exercisable shall be based on (x) actual performance through the date of Termination as determined by the Committee, or (y) if the Committee determines that measurement of actual performance cannot be reasonably assessed, the assumed achievement of target performance as determined by the Committee, in each case prorated based on the time elapsed from the date of grant to the date of Termination.

(iii)    Unless otherwise provided by the Committee, whether in an Award Agreement or otherwise, in the event of (A) a Participant’s Termination by the Service Recipient for Cause, all outstanding Options granted to such Participant shall immediately terminate and expire; (B) a Participant’s Termination due to death or Disability, after taking into account any accelerated vesting under the above clause (ii), each outstanding unvested Option granted to such Participant shall immediately terminate and expire, and each outstanding vested Option shall remain exercisable for one (1) year thereafter (but in no event beyond the expiration of the Option Period); and (C) a Participant’s Termination for any other reason each outstanding unvested Option granted to such Participant shall immediately terminate and expire, and each outstanding vested Option shall remain exercisable for ninety (90) days thereafter (but in no event beyond the expiration of the Option Period).

(d)    Method of Exercise and Form of Payment. No shares of Common Stock shall be issued pursuant to any exercise of an Option until payment in full of the Exercise Price therefor is received by the Company and the Participant has paid to the Company an amount equal to any Federal, state, local and non-U.S. income, employment and any other applicable taxes required to be withheld. Options which have become exercisable may be exercised by delivery of written or electronic notice of exercise to the Company (or telephonic instructions to the extent provided by the Committee) in accordance with the terms of the Option accompanied by payment of the Exercise Price. The Exercise Price shall be payable: (i) in cash, check, cash equivalent and/or shares of Common Stock valued at the Fair Market Value at the time the Option is exercised (including, pursuant to procedures approved by the Committee, by means of attestation of ownership of a sufficient number of shares of Common Stock in lieu of actual issuance of such shares to the Company); provided, that such shares of Common Stock are not subject to any pledge or other security interest and have been held by the Participant for any period of time as established from time to time by the Committee in order to avoid adverse accounting treatment applying generally accepted accounting principles (“GAAP”); or (ii) by such other method as the Committee may permit, in its sole discretion, including, without limitation (A) in other property having a fair market value on the date of exercise equal to the Exercise Price; (B) if there is a public market for the shares of Common Stock at such time, by means of a broker-assisted “cashless exercise” pursuant to which the Company is delivered (including telephonically to the extent permitted by the Committee) a copy of irrevocable instructions to a stockbroker to sell the shares of Common Stock otherwise issuable upon the exercise of the Option and to deliver promptly to the Company an amount equal to the Exercise Price; or (C) a “net exercise” procedure effected by withholding the minimum number of shares of Common Stock otherwise issuable in respect of an Option that are needed to pay the Exercise Price. Any fractional shares of Common Stock shall be settled in cash.

(e)    Notification upon Disqualifying Disposition of an Incentive Stock Option. Each Participant awarded an Incentive Stock Option under the Plan shall notify the Company in writing immediately after the date the Participant makes a disqualifying disposition of any Common Stock acquired pursuant to the exercise of such Incentive Stock Option. A disqualifying disposition is any disposition (including, without limitation, any sale) of such Common Stock before the later of (i) the date that is two (2) years after the Date of Grant of the Incentive Stock Option, or (ii) the date that is one (1) year after the date of exercise of the Incentive Stock Option. The Company may, if determined by the Committee and in accordance with procedures established by the Committee, retain possession, as agent for the applicable Participant, of any Common Stock acquired pursuant to the exercise of an Incentive Stock Option until the end of the period described in the preceding sentence, subject to complying with any instructions from such Participant as to the sale of such Common Stock.

(f)    Compliance With Laws, etc. Notwithstanding the foregoing, in no event shall a Participant be permitted to exercise an Option in a manner which the Committee determines would violate the Sarbanes-Oxley Act of 2002, as it may be amended from time to time, or any other applicable law or the applicable rules and regulations of the Securities and Exchange Commission or the applicable rules and regulations of any securities exchange or inter-dealer quotation system on which the securities of the Company are listed or traded.

8.    Stock Appreciation Rights.

(a)    General. Each SAR granted under the Plan shall be evidenced by an Award Agreement. Each SAR so granted shall be subject to the conditions set forth in this Section 8, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement. Any Option granted under the Plan may include tandem SARs. The Committee also may award SARs to Eligible Persons independent of any Option.

(b)    Strike Price. Except as otherwise provided by the Committee in the case of Substitute Awards, the strike price (“Strike Price”) per share of Common Stock for each SAR shall not be less than 100% of the Fair Market Value of such share (determined as of the Date of Grant). Notwithstanding the foregoing, a SAR granted in tandem with (or in substitution for) an Option previously granted shall have a Strike Price equal to the Exercise Price of the corresponding Option.

(c)    Vesting and Expiration; Termination.

(i)    A SAR granted in connection with an Option shall become exercisable and shall expire according to the same vesting schedule and expiration provisions as the corresponding Option. A SAR granted independent of an Option shall vest and become exercisable in such manner and on such date or dates or upon such event or events as determined by the Committee. Grants of SARs that are settled in shares of Common Stock shall comply with the Minimum Vesting Condition; provided that the Minimum Vesting Condition need not be applied to such grants that, when taken together with other Awards not subject to the Minimum Vesting Condition, comprise Awards with respect to a number of shares of Common Stock that does not exceed, in the aggregate, the Minimum Vesting Condition Limit. SARs shall expire upon a date determined by the Committee, not to exceed ten (10) years from the Date of Grant (the “SAR Period”).

(ii)    Unless otherwise provided by the Committee, whether in an Award Agreement or otherwise, in the event of (A) a Participant’s Termination by the Service Recipient other than for Cause; or (B) a Participant’s Termination by the Service Recipient due to death or Disability, in each case within 12 months following a Change in Control, outstanding SARs granted to such Participant shall become fully vested and immediately exercisable as of the date of such Termination; provided, that in the event the vesting or exercisability of any SARs would otherwise be subject to the achievement of performance conditions, the portion of any such SAR that shall become fully vested and immediately exercisable shall be based on (x) actual performance through the date of termination as determined by the Committee, or (y) if the Committee determines that measurement of actual performance cannot be reasonably assessed, the assumed achievement of target performance as determined by the Committee, in each case prorated based on the time elapsed from the date of grant to the date of Termination.

(iii)    Unless otherwise provided by the Committee, whether in an Award Agreement or otherwise, in the event of (A) a Participant’s Termination by the Service Recipient for Cause, all outstanding SARs granted to such Participant shall immediately terminate and expire; (B) a Participant’s Termination due to death or Disability, after taking into account any accelerated vesting under the above clause (ii), each outstanding unvested SAR granted to such Participant shall immediately terminate and expire, and each outstanding vested SAR shall remain exercisable for one (1) year thereafter (but in no event beyond the expiration of the SAR Period); and (C) a Participant’s Termination for any other reason, each outstanding unvested SAR granted to such Participant shall immediately terminate and expire, and each outstanding vested SAR shall remain exercisable for ninety (90) days thereafter (but in no event beyond the expiration of the SAR Period).

(d)    Method of Exercise. SARs which have become exercisable may be exercised by delivery of written or electronic notice of exercise to the Company in accordance with the terms of the Award, specifying the number of SARs to be exercised and the date on which such SARs were awarded.

(e)    Payment. Upon the exercise of a SAR, the Company shall pay to the Participant an amount equal to the number of shares subject to the SAR that is being exercised multiplied by the excess of the Fair Market Value of one (1) share of Common Stock on the exercise date over the Strike Price, less an amount equal to any Federal, state, local and non-U.S. income, employment and any other applicable taxes required to be withheld. The Company shall pay such amount in cash, in shares of Common Stock valued at Fair Market Value, or any combination thereof, as determined by the Committee. Any fractional shares of Common Stock shall be settled in cash.

9.    Restricted Stock and Restricted Stock Units.

(a)    General. Each grant of Restricted Stock and Restricted Stock Units shall be evidenced by an Award Agreement. Each Restricted Stock and Restricted Stock Unit so granted shall be subject to the conditions set forth in this Section 9, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement.

(b)    Stock Certificates and Book-Entry; Escrow or Similar Arrangement. Upon the grant of Restricted Stock, the Committee shall cause a stock certificate registered in the name of the Participant to be issued or shall cause share(s) of Common Stock to be registered in the name of the Participant and held in book-entry form subject to the Company’s directions and, if the Committee determines that the Restricted Stock shall be held by the Company or in escrow rather than issued to the Participant pending the release of the applicable restrictions, the Committee may require the Participant to additionally execute and deliver to the Company (i) an escrow agreement satisfactory to the Committee, if applicable; and (ii) the appropriate stock power (endorsed in blank) with respect to the Restricted Stock covered by such agreement. If a Participant shall fail to execute and deliver (in a manner permitted under Section ~~14~~15(a) of the Plan or as otherwise determined by the Committee) an agreement evidencing an Award of Restricted Stock and, if applicable, an escrow agreement and blank stock power within the amount of time specified by the Committee, the Award shall be null and void. Subject to the restrictions set forth in this Section 9 and the applicable Award Agreement, a Participant generally shall have the rights and privileges of a stockholder as to shares of Restricted Stock, including, without limitation, the right to vote such Restricted Stock; provided, that if the lapsing of restrictions with respect to any grant of Restricted Stock is contingent on satisfaction of performance conditions (other than, or in addition to, the passage of time), any dividends payable on such shares of Restricted Stock shall be held by the Company and delivered (without interest) to the Participant within fifteen (15) days following the date on which the restrictions on such Restricted Stock lapse (and the right to any such accumulated dividends shall be forfeited upon the forfeiture of the Restricted Stock to which such dividends relate). To the extent shares of Restricted Stock are forfeited, any stock certificates issued to the Participant evidencing such shares shall be returned to the Company, and all rights of the Participant to such shares and as a stockholder with respect thereto shall terminate without further obligation on the part of the Company. A Participant shall have no rights or privileges as a stockholder as to Restricted Stock Units.

(c)    Vesting; Termination.

(i)    Subject to the Minimum Vesting Condition, Restricted Stock and Restricted Stock Units shall vest, and any applicable Restricted Period shall lapse, in such manner and on such date or dates or upon such event or events as determined by the Committee. Grants of Restricted Stock and Restricted Stock Units that are settled in shares of Common Stock shall comply with the Minimum Vesting Condition; provided that the Minimum Vesting Condition need not be applied to such grants that, when taken together with other Awards not subject to the Minimum Vesting Condition, comprise Awards with respect to a number of shares of Common Stock that does not exceed, in the aggregate, the Minimum Vesting Condition Limit.

(ii)    Unless otherwise provided by the Committee, whether in an Award Agreement or otherwise, in the event of (A) a Participant’s Termination by the Company other than for Cause, or (B) a Participant’s Termination due to death or Disability, in each case within 12 months following a Change in Control, outstanding Restricted Stock and Restricted Stock Units granted to such Participant shall become fully vested and the restrictions thereon shall immediately lapse as of the date of such Termination; provided, that in the event the vesting or lapse of restrictions of any Restricted Stock or Restricted Stock Units would otherwise be subject to the achievement of performance conditions, the portion of any such Restricted Stock or Restricted Stock Units that shall become fully vested and free from such restrictions shall be based on (x) actual performance through the date of termination as determined by the Committee, or (y) if the Committee determines that measurement of actual performance cannot be reasonably assessed, the assumed achievement of target performance as determined by the Committee, in each case prorated based on the time elapsed from the date of grant to the date of Termination.

(d)    Issuance of Restricted Stock and Settlement of Restricted Stock Units.

(i)    Upon the expiration of the Restricted Period with respect to any shares of Restricted Stock, the restrictions set forth in the applicable Award Agreement shall be of no further force or effect with respect to such shares, except as set forth in the applicable Award Agreement. If an escrow arrangement is used, upon such expiration, the Company shall issue to the Participant, or the Participant’s beneficiary, without charge, the stock certificate (or, if applicable, a notice evidencing a book-entry notation) evidencing the shares of Restricted Stock which have not then been forfeited and with respect to which the Restricted Period has expired (rounded down to the nearest full share). Dividends, if any, that may have been withheld by the Committee and attributable to any particular share of Restricted Stock shall be distributed to the Participant in cash or, in the sole discretion of the Committee, in shares of Common Stock having a Fair Market Value (on the date of distribution) equal to the amount of such dividends, upon the release of restrictions on such share and, if such share is forfeited, the Participant shall have no right to such dividends.

(ii)    Unless otherwise provided by the Committee in an Award Agreement or otherwise, upon the expiration of the Restricted Period with respect to any outstanding Restricted Stock Units, the Company shall issue to the Participant or the Participant’s beneficiary, without charge, one (1) share of Common Stock (or other securities or other property, as applicable) for each such outstanding Restricted Stock Unit; provided, however, that the Committee may, in its sole discretion, elect to (A) pay cash or part cash and part shares of Common Stock in lieu of issuing only shares of Common Stock in respect of such Restricted Stock Units; or (B) defer the issuance of shares of Common Stock (or cash or part cash and part shares of Common Stock, as the case may be) beyond the expiration of the Restricted Period if such extension would not cause adverse tax consequences under Section 409A of the Code. If a cash payment is made in lieu of issuing shares of Common Stock in respect of such Restricted Stock Units, the amount of such payment shall be equal to the Fair Market Value per share of the Common Stock as of the date on which the Restricted Period lapsed with respect to such Restricted Stock Units. Except as otherwise provided in an Award Agreement or by the Committee, in its sole discretion, upon the payment by the Company of dividends on shares of Common Stock, the holder of outstanding Restricted Stock Units shall be entitled to be credited with dividend equivalent payments in cash (unless, the Committee, in its sole discretion, elects to credit such payments in shares of Common Stock having a Fair Market Value (on the date of payment to the holder)

equal to the amount of such dividend), which payments shall be made to the holder on a current basis within fifteen (15) days following the date on which the corresponding dividend is paid to the Company’s stockholders; provided, that if the lapsing of restrictions with respect to any grant of Restricted Stock Units is contingent on satisfaction of performance conditions (other than, or in addition to, the passage of time), any dividend equivalents payable on such Restricted Stock Units shall be held by the Company and shall be payable (without interest) at the same time as the underlying Restricted Stock Units are settled following the date on which the Restricted Period lapses with respect to such Restricted Stock Units, and, if such Restricted Stock Units are forfeited, the Participant shall have no right to such dividend equivalent payments.

(e)    Legends on Restricted Stock. Each certificate, if any, or book entry representing Restricted Stock awarded under the Plan, if any, shall bear a legend or book entry notation substantially in the form of the following, in addition to any other information the Company deems appropriate, until the lapse of all restrictions with respect to such shares of Common Stock:

TRANSFER OF THIS CERTIFICATE AND THE SHARES REPRESENTED HEREBY IS RESTRICTED PURSUANT TO THE TERMS OF THE PARK HOTELS & RESORTS INC. 2017 OMNIBUS INCENTIVE PLAN AND A RESTRICTED STOCK AWARD AGREEMENT BETWEEN PARK HOTELS & RESORTS INC. AND PARTICIPANT. A COPY OF SUCH PLAN AND AWARD AGREEMENT IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICES OF PARK HOTELS & RESORTS INC.

10.    LTIP Units. The Committee may, in its sole discretion, grant Awards in the form of LTIP Units in such amount and subject to such terms and conditions as determined by the Committee; provided, however, that LTIP Units may be issued only to a Participant for the performance of services to or for the benefit of the Partnership or any other member of the Company Group (i) in the Participant’s capacity as a partner of the Partnership, (ii) in anticipation of the Participant becoming a partner of the Partnership, or (iii) as otherwise determined by the Committee; provided further, that the LTIP Units are intended to constitute “profits interests” within the meaning of the Code, including, to the extent applicable, Revenue Procedure 93-27, 1993-2 C.B. 343 (June 9, 1993) and Revenue Procedure 2001-43, 2001-2 C.B. 191 (August 3, 2001). Subject to the Minimum Vesting Condition, the Committee will determine the conditions and dates upon which the LTIP Units will vest and become nonforfeitable. Grants of LTIPs shall comply with the Minimum Vesting Condition; provided that the Minimum Vesting Condition need not be applied to such grants that, when taken together with other Awards not subject to the Minimum Vesting Condition, comprise Awards with respect to a number of shares of Common Stock that does not exceed, in the aggregate, the Minimum Vesting Condition Limit. LTIP Units will be subject to the terms and conditions of the Partnership Agreement and such other restrictions, including restrictions on transferability, as the Committee imposes. These restrictions may lapse separately or in combination at such times, pursuant to such circumstances, in such installments, or otherwise, as the Committee determines at the time of the grant of the Award or thereafter. Unless otherwise provided by the Committee, whether in an Award Agreement or otherwise, in the event of (x) a Participant’s Termination by the Company other than for Cause, or (y) a Participant’s Termination due to death or Disability, in each case within 12 months following a Change in Control, outstanding LTIP Units granted to such Participant shall become fully vested and the restrictions thereon shall immediately lapse as of the date of such Termination; provided, that in the event the vesting or lapse of restrictions of any LTIP Units would otherwise be subject to the achievement of performance conditions, the portion of any such LTIP Units that shall become fully vested and free from such restrictions shall be based on (A) actual performance through the date of termination as determined by the Committee, or (B) if the Committee determines that measurement of actual performance cannot be reasonably assessed, the assumed achievement of target performance as determined by the Committee, in each case prorated based on the time elapsed from the date of grant to the date of Termination. Holders of Class A Units (as defined in the Partnership Agreement) acquired from LTIP Units granted under the Plan, to the extent vested and permitted pursuant to the Partnership Agreement, may elect to convert each such Class A Unit to one share of Common Stock in accordance with the terms of the Partnership Agreement.

~~10.~~11.    Other Equity-Based Awards and Other Cash-Based Awards. The Committee may grant Other Equity-Based Awards and Other Cash-Based Awards under the Plan to Eligible Persons, alone or in tandem with other Awards, in such amounts and dependent on such conditions as the Committee shall from time to time in its sole discretion determine. Each Other Equity-Based Award granted under the Plan shall be evidenced by an Award Agreement, and each Other Cash-Based Award granted under the Plan shall be evidenced in such form as the Committee may determine from time to time.

Each Other Equity-Based Award or Other Cash-Based Award, as applicable, so granted shall be subject to such conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement or other form evidencing such Award, including, without limitation, those set forth in Section ~~14~~15(a) of the Plan. Grants of Other Equity-Based Awards that are settled in shares of Common Stock shall comply with the Minimum Vesting Condition; provided that the Minimum Vesting Condition need not be applied to such grants that, when taken together with other Awards not subject to the Minimum Vesting Condition, comprise Awards with respect to a number of shares of Common Stock that does not exceed the Minimum Vesting Condition Limit ~~Grants of Other Equity-Based Awards that are operating partnership or limited liability company units or profits interests or other equity interests in an operating partnership or limited liability company Subsidiary of the Company (a) may be granted for Service to such operating partnership or limited liability company Subsidiary (or a Subsidiary thereof) and (b) shall have the rights and features of which, if applicable, will be set forth in an operating partnership or limited liability company agreement and an applicable Award Agreement~~.

~~11.~~12.    Performance Compensation Awards.

~~(a)    General. The Committee shall have the authority, at or before the time of grant of any Award, to designate such Award as a Performance Compensation Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code. Notwithstanding anything in the Plan to the contrary, if the Company determines that a Participant who has been granted an Award designated as a Performance Compensation Award is not (or is no longer) a “covered employee” (within the meaning of Section 162(m) of the Code), the terms and conditions of such Award may be modified without regard to any restrictions or limitations set forth in this Section 11 (but subject otherwise to the provisions of Section 13 of the Plan.~~

(a)    General. Each grant of a Performance Compensation Award shall be evidenced by an Award Agreement. Each Performance Compensation Award shall be subject to the conditions set forth in this Section 12, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement.

(b)    Discretion of Committee with Respect to Performance Compensation Awards. With regard to a particular Performance Period, the Committee shall have sole discretion to select the length of such Performance Period, the type(s) of Performance Compensation Awards to be issued, the Performance Criteria that will be used to establish the Performance Goal(s), and the kind(s) and/or level(s) of the Performance Goal(s) that is (are) to apply ~~and the Performance Formula(e). Within the first ninety (90) days of a Performance Period (or, within any other maximum period allowed under Section 162(m) of the Code), the Committee shall, with regard to the Performance Compensation Awards to be issued for such Performance Period, exercise its discretion with respect to each of the matters enumerated in the immediately preceding sentence and record the same in writing~~.

(c)    Performance Criteria. The Performance Criteria that will be used to establish the Performance Goal(s) may be based on the attainment of specific levels of performance of the Company (and/or one or more members of the Company Group, divisions or operational and/or business units, product lines, brands, business segments, administrative departments, or any combination of the foregoing) and ~~shall be limited to~~ may include the following (or such other criteria as the Committee deems appropriate), which may be determined in accordance with GAAP or on a non-GAAP basis: (i) net earnings or net income (before or after taxes); (ii) basic or diluted earnings per share (before or after taxes); (iii) net revenue or net revenue growth; (iv) gross revenue or gross revenue growth, gross profit or gross profit growth; (v) net operating profit (before or after taxes); (vi) return measures (including, but not limited to, return on investment, assets, capital, employed capital, invested capital, equity, revenue or sales); (vii) cash flow measures (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment), which may but are not required to be measured on a per share basis; (viii) total capital invested in assets; (ix) earnings before or after interest, taxes, depreciation and/or amortization (including EBIT, EBITDA and adjusted, core, or hotel EBITDA); (x) earnings as a percentage of average capital, earnings as a multiple of interest expense, or business unit economic earnings; (xi) funds from operations (as determined by NAREIT or otherwise), adjusted or core funds from operations, funds available for distribution, adjusted or core funds available for distribution, cash available for distribution, or adjusted or core cash available for distribution; (xii) asset acquisition or disposition volume; (xiii) gross or net operating margins (including EBITDA and adjusted, core, or hotel EBITDA margins); (xiv) productivity ratios; (xv) share price (including, but not limited to, growth measures and total stockholder return); (xvi) expense targets or cost reduction goals, general and administrative expense savings; (xvii) operating efficiency or productivity; (xviii) ~~objective~~ measures of customer satisfaction; (xix) working capital targets; (xx) measures of economic value added or other ‘value creation’ metrics; (xxi) enterprise value; (xxii) sales; (xxiii) stockholder return; (xxiv) competitive market metrics; (xxv) employee retention; (xxvi) timely opening of new facilities; (xxvii) hotel occupancy rates; (xxviii) ~~objective~~ measures of personal targets, goals or completion of projects (including but not limited to succession and hiring projects, completion of specific acquisitions, dispositions, reorganizations or other corporate transactions or capital-raising transactions, expansions of specific business operations and meeting divisional or project budgets); (xxix) revenues; (xxx) revenues under management; (xxxi) comparisons of continuing operations to other operations; (xxxii) market share or penetration; (xxxiii) cost of capital, debt leverage (including net debt to EBITDA or adjusted or core EBITDA), year-end cash position or book value; (xxxiv) strategic objectives; (xxxv) international operations; (xxxvi) capital expenditures; (xxxvii) RevPAR (revenue per available room); (xxxviii) RevPAR penetration ratios; (xxxix) financial ratios as provided in credit agreements of the Company and/or a member of the Company Group; (xl) environmental, social or governance criteria; or (~~xxxx~~xli) any combination of the foregoing. Any one or more of the Performance Criteria may be stated as a percentage of another Performance Criteria, or used on an absolute or relative basis to measure the performance of the Company and/or one or more members of the Company Group as a whole or any assets, divisions or operational and/or business units, product lines, brands, business segments or administrative departments of the Company and/or one or more members of the Company Group or any combination thereof, as the Committee may deem appropriate, or any of the above Performance Criteria may be compared to the performance of a selected group of comparison companies, or a published or special index that the Committee, in its sole discretion, deems appropriate, or as compared to various stock market indices. Without limiting the foregoing, any one or more of the Performance Criteria may also be calculated on a same store, per share or relative-to-peers basis. The Committee also has the authority to provide for accelerated vesting of any Award based on the achievement of Performance Goals pursuant to the applicable Performance Criteria ~~specified in this paragraph. To the extent under Section 162(m) of the Code, the Committee shall, within the first ninety (90) days of a Performance Period (or, within any other maximum period allowed under section 162(m) of the Code), define in an objective fashion the manner of calculating the Performance Criteria it selects to use for such Performance Period.~~. For the avoidance of doubt, nothing herein is intended to prevent the Committee from granting Performance Compensation Awards that are based on the attainment or performance of qualitative conditions, measures, criteria or goals.

(d)    Modification of Performance Goal(s). ~~In the event that applicable tax and/or securities laws change to permit Committee discretion to alter the governing Performance Criteria without obtaining stockholder approval of such alterations without obtaining stockholder approval. Unless otherwise determined by the Committee~~ The Committee may, in its sole discretion, at the time a Performance Compensation Award is granted~~, the Committee shall, during the first ninety (90) days of a Performance Period (or, within any other maximum period allowed under Section 162(m) of the Code,~~ or at any time thereafter, ~~to the extent the exercise of such authority at such time would not cause the Performance Compensation Awards granted to any Participant for such Performance Period to fail to qualify as “performance-based compensation” under Section 162(m) of the Code,~~ specify adjustments or modifications to be made to the calculation of a Performance Goal for such Performance Period, based on and in order to appropriately reflect the following events (or such other events as the Committee deems appropriate): (i) asset write-downs; (ii) litigation or claim judgments or settlements; (iii) the effect of changes in tax laws, accounting principles, or other laws or regulatory rules affecting reported results; (iv) any reorganization and restructuring programs; (v) acquisitions or divestitures; (vi) any other specific, unusual or nonrecurring events, or ~~objectively determinable~~ category thereof; (vii) foreign exchange gains and losses or fluctuation in currency exchange rates; (viii) discontinued operations and nonrecurring charges; (ix) a change in the Company’s fiscal year; (x) accruals for payments to be made in respect of the Plan or other specific compensation arrangements; and (xi) any other event described in Section ~~12~~13.

(e)    Payment of Performance Compensation Awards.

(i)    Condition to Receipt of Payment. Unless otherwise provided in the applicable Award Agreement or otherwise determined by the Committee, a Participant must be employed by the Company on the last day of a Performance Period to be eligible for payment in respect of a Performance Compensation Award for such Performance Period.

(ii)    Limitation. Unless otherwise provided in the applicable Award Agreement or otherwise determined by the Committee, a Participant shall be eligible to receive payment in respect of a Performance Compensation Award only to the extent that ~~(A) the Performance Goals for such period are achieved, and (B)~~ all or some portion of such Participant’s Performance Compensation Award has been earned for the Performance Period based on the ~~application of the Performance Formula to such achieved~~ achievement of the applicable Performance Goals; provided, however, that in the event of (x) a Participant’s Termination by the Company other than for Cause, or (y) a Participant’s Termination due to death or Disability, in each case, within twelve (12) months following a Change in Control, the Participant shall receive payment in respect of a Performance Compensation Award based on (1) actual performance through the date of Termination as determined by the Committee, or (2) if the Committee determines that measurement of actual performance cannot be reasonably assessed, the assumed achievement of target performance as determined by the Committee, ~~(but not to the extent that application of this clause (2) would cause Section 162(m) of the Code to result in the loss of the deduction of the compensation payable in respect of such Performance Compensation Award for any Participant reasonably expected to be a “covered employee” within the meaning of Section 162(m) of the Code),~~ in each case, prorated based on the time elapsed from the Date of Grant to the date of Termination.

(iii)    ~~Certification~~ Evaluation of Performance. Following the completion of a Performance Period, the Committee shall review and ~~certify in writing~~ determine, in its sole discretion, whether, and to what extent, the Performance Goals for the Performance Period have been achieved and, if so, calculate and ~~certify in writing~~ determine that amount of the Performance Compensation Awards earned for the period based upon the achievement of the Performance ~~Formula~~ Goals. The Committee shall then determine, in its sole discretion, the amount of each Participant’s Performance Compensation Award actually payable for the Performance Period and, in so doing, may ~~apply Negative Discretion.~~

~~(iv)    Use of Negative Discretion. In determining the actual amount of an individual Participant’s Performance Compensation Award for a Performance Period, the Committee may~~, in its sole discretion, increase or reduce ~~or eliminate~~ the amount ~~of such Performance Compensation Award earned under the Performance Formula in the Performance Period through the use of Negative Discretion. Unless otherwise provided in the applicable Award Agreement or otherwise determined by the Committee,~~ payable to any Participant; provided, however, that the Committee shall not have the discretion to ~~(A) grant or provide payment in respect of Performance Compensation Awards for a Performance Period if the Performance Goals for such Performance Period have not been attained or (B)~~ increase a Performance Compensation Award above the applicable limitations set forth in Section 5 of the Plan.

(f)    Timing of Award Payments. Unless otherwise provided in the applicable Award Agreement or otherwise determined by the Committee, Performance Compensation Awards granted for a Performance Period shall be paid to Participants as soon as administratively practicable ~~following completion of the certifications required by this Section 11~~ after the Committee has determined whether and to what extent the applicable Performance Goals have been achieved. Any Performance Compensation Award that has been deferred shall not (between the date as of which the Award is deferred and the payment date) increase (i) with respect to a Performance Compensation Award that is payable in cash, by a measuring factor for each fiscal year greater than a reasonable rate of interest set by the Committee; or (ii) with respect to a Performance Compensation Award that is payable in shares of Common Stock, by an amount greater than the appreciation of a share of Common Stock from the date such Award is deferred to the payment date. Any Performance Compensation Award that is deferred and is otherwise payable in shares of Common Stock shall be credited (during the period between the date as of which the Award is deferred and the payment date) with dividend equivalents (in a manner consistent with the methodology set forth in the last sentence of Section 9(d)(ii) of the Plan).

~~12.~~13.    Changes in Capital Structure and Similar Events. Notwithstanding any other provision in this Plan to the contrary, the following provisions shall apply to all Awards granted hereunder (other than Other Cash-Based Awards):

(a)    General. In the event of (i) any dividend (other than regular cash dividends) or other distribution (whether in the form of cash, shares of Common Stock, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, split-off, spin-off, combination, repurchase or exchange of shares of Common Stock or other securities of the Company, issuance of warrants or other rights to acquire shares of Common Stock or other securities of the Company, or other similar corporate transaction or event that affects the shares of Common Stock (including a Change in Control); or (ii) unusual or nonrecurring events affecting the Company, including changes in applicable rules, rulings, regulations or other requirements, that the Committee determines, in its sole discretion, could result in substantial dilution or enlargement of the rights intended to be granted to, or available for, Participants (any event in (i) or (ii), an “Adjustment Event”), the Committee shall, in respect of any such Adjustment Event, make such proportionate substitution or adjustment, if any, as it deems equitable, to any or all of (A) the Absolute Share Limit, or any other limit applicable under the Plan with respect to the number of Awards which may be granted hereunder; (B) the number of shares of Common Stock or other securities of the Company (or number and kind of other securities or other property) which may be issued in respect of Awards or with respect to which Awards may be granted under the Plan or any Sub-Plan; and (C) the terms of any outstanding Award, including, without limitation, (I) the number of shares of Common Stock or other securities of the Company (or number and kind of other securities or other property) subject to outstanding Awards or to which outstanding Awards relate; (II) the Exercise Price or Strike Price with respect to any Award; or (III) any applicable performance measures (including, without limitation, Performance Criteria and Performance Goals); provided, that in the case of any “equity restructuring” (within the meaning of the Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor pronouncement thereto)), the Committee shall make an equitable or proportionate adjustment to outstanding Awards to reflect such equity restructuring.

(b)    Adjustment Events. Without limiting the foregoing, except as may otherwise be provided in an Award Agreement, in connection with any Adjustment Event, the Committee may, in its sole discretion, provide for any one or more of the following:

(i)    substitution or assumption of Awards (or awards of an acquiring company), acceleration of the vesting of, exercisability of, lapse of restrictions on, or termination of, Awards, or establishment of a period of time (which shall not be required to be more than ten (10) days) for Participants to exercise outstanding Awards prior to the occurrence of such event (and any such Award not so exercised shall terminate upon the occurrence of such event);

(ii)    cancellation of any one or more outstanding Awards and payment to the holders of such Awards that are vested as of such cancellation (including, without limitation, any Awards that would vest as a result of the occurrence of such event but for such cancellation or for which vesting is accelerated by the Committee in connection with such event pursuant to clause (i) above), the value of such Awards, if any, as determined by the Committee (which value, if applicable, may be based upon the price per share of Common Stock received or to be received by other stockholders of the Company in such event), including, without limitation, in the case of an outstanding Option or SAR, a cash payment in an amount equal to the excess, if any, of the Fair Market Value (as of a date specified by the Committee) of the shares of Common Stock subject to such Option or SAR over the aggregate Exercise Price or Strike Price of such Option or SAR (it being understood that, in such event, any Option or SAR having a per share Exercise Price or Strike Price equal to, or in excess of, the Fair Market Value of a share of Common Stock subject thereto may be canceled and terminated without any payment or consideration therefor), or, in the case of Restricted Stock, Restricted Stock Units, LTIP Units or Other Equity-Based Awards that are not vested as of such cancellation, a cash payment or equity subject to deferred vesting and delivery consistent with the vesting restrictions applicable to such Restricted Stock, Restricted Stock Units, LTIP Units or Other Equity-Based Awards prior to cancellation, or the underlying shares in respect thereof; and

(iii)    subject to any limitations or reductions as may be necessary to comply with Section 409A of the Code, conversion or replacement of any Award that is not vested as of the occurrence of such event into or with the right to receive a payment, based on the value of the Award (as determined consistent with clause (ii) above), which is subject to continued vesting on the same basis as the vesting requirements applicable to such converted or replaced Award.

Payments to holders pursuant to clauses (ii) or (iii) above shall be made in cash or, in the sole discretion of the Committee, in the form of such other consideration necessary for a Participant to receive property, cash, or securities (or combination thereof) as such Participant would have been entitled to receive upon the occurrence of the transaction if the Participant had been, immediately prior to such transaction, the holder of the number of shares of Common Stock covered by the Award at such time (less any applicable Exercise Price or Strike Price).

(c)    Internal Reorganization. Notwithstanding anything to the contrary contained herein, (i) no payments or benefits or acceleration of payments, benefits or vesting will become payable or accelerated, as applicable, hereunder or under any Award Agreement or be triggered for any purpose in the event of any internal reorganization (whether by merger, consolidation, reorganization, combination, contribution, distribution, asset transfer or otherwise) or restructuring involving the Company or any of its Affiliates, including any such reorganization or restructuring pursuant to a merger or other combination involving the Company in which an Affiliate of the Company survives or succeeds as a publicly-traded entity (including, without limitation, by virtue of a triangular merger structure) and/or any ~~such~~ other internal reorganization or restructuring ~~undertaken in connection with implementation of an umbrella partnership REIT or downREIT structure~~ (an “Internal Reorganization”), (ii) in connection with any Internal Reorganization, the Committee shall have the authority to transfer and assign the Plan and all related agreements, including Award Agreements, to a direct or indirect subsidiary of the Company as part of such Internal Reorganization, subject to compliance with applicable law, and (iii) if any Internal Reorganization results in a transfer of a Participant’s service from the Company to one of its direct or indirect subsidiaries, such a transfer shall not be considered or interpreted as a termination of employment or separation from service under any other similar provision that addresses an involuntary termination of employment or service.

(d)    Other Requirements. Prior to any payment or adjustment contemplated under this Section ~~12~~13, the Committee may require a Participant to (i) represent and warrant as to the unencumbered title to the Participant’s Awards; (ii) bear such Participant’s pro rata share of any post-closing indemnity obligations, and be subject to the same post-closing purchase price adjustments, escrow terms, offset rights, holdback terms, and similar conditions as the other holders of Common Stock, subject to any limitations or reductions as may be necessary to comply with Section 409A of the Code; and (iii) deliver customary transfer documentation as reasonably determined by the Committee.

(e)    Fractional Shares. Any adjustment provided under this Section ~~12~~13 may provide for the elimination of any fractional share that might otherwise become subject to an Award.

(f)    Binding Effect. Any adjustment, substitution, determination of value or other action taken by the Committee under this Section ~~12~~13 shall be conclusive and binding for all purposes.

~~13.~~14.    Amendments and Termination.

(a)    Amendment and Termination of the Plan. The Board may amend, alter, suspend, discontinue, or terminate the Plan or any portion thereof at any time; provided, that no such amendment, alteration, suspension, discontinuance or termination shall be made without stockholder approval if (i) such approval is necessary to comply with any regulatory requirement applicable to the Plan (including, without limitation, as necessary to comply with any rules or regulations of any securities exchange or inter-dealer quotation system on which the securities of the Company may be listed or quoted) or for changes in GAAP to new accounting standards; (ii) it would materially increase the number of securities which may be issued under the Plan (except for increases pursuant to Section 5 or ~~12~~13 of the Plan); or (iii) it would materially modify the requirements for participation in the Plan; provided, further, that any such amendment, alteration, suspension, discontinuance or termination that would materially and adversely affect the rights of any Participant or any holder or beneficiary of any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant, holder or beneficiary. Notwithstanding the foregoing, no amendment shall be made to the last proviso of Section ~~13~~14(b) of the Plan without stockholder approval.

(b)    Amendment of Award Agreements. The Committee may, to the extent consistent with the terms of the Plan and any applicable Award Agreement, waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any Award theretofore granted or the associated Award Agreement, prospectively or retroactively (including after a Participant’s Termination); provided, that, other than pursuant to Section ~~12~~13, any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely affect the rights of any Participant with respect to any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant; provided, further, that in no event shall any such amendment alter the Minimum Vesting Condition.

(c)    No Repricing. Notwithstanding anything in the Plan to the contrary, without stockholder approval, except as otherwise permitted under Section ~~12~~13 of the Plan, (i) no amendment or modification may reduce the Exercise Price of any Option or the Strike Price of any SAR; (ii) the Committee may not cancel any outstanding Option or SAR and replace it with a new Option or SAR (with a lower Exercise Price or Strike Price, as the case may be) or other Award or cash payment that is greater than the intrinsic value (if any) of the cancelled Option or SAR; and (iii) the Committee may not take any other action which is considered a “repricing” for purposes of the stockholder approval rules of any securities exchange or inter-dealer quotation system on which the securities of the Company are listed or quoted.

~~14.~~15.    General.

(a)    Award Agreements. Each Award (other than an Other Cash-Based Award) under the Plan shall be evidenced by an Award Agreement, which shall be delivered to the Participant to whom such Award was granted and shall specify the terms and conditions of the Award and any rules applicable thereto, including, without limitation, the effect on such Award of the death, Disability or Termination of a Participant, or of such other events as may be determined by the Committee. For purposes of the Plan, an Award Agreement may be in any such form (written or electronic) as determined by the Committee (including, without limitation, a Board or Committee resolution, an employment agreement, a notice, a certificate or a letter) evidencing the Award. The Committee need not require an Award Agreement to be signed by the Participant or a duly authorized representative of the Company or a Subsidiary.

(b)    Nontransferability.

(i)    Each Award shall be exercisable only by such Participant to whom such Award was granted during the Participant’s lifetime, or, if permissible under applicable law, by the Participant’s legal guardian or representative. No Award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant (unless such transfer is specifically required pursuant to a domestic relations order or by applicable law) other than by will or by the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against any member of the Company Group; provided, that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

(ii)    Notwithstanding the provisions of Section 15(b)(i), the Committee may, in its sole discretion, permit Awards (other than Incentive Stock Options) to be transferred by a Participant, without consideration, subject to such rules as the Committee may adopt consistent with any applicable Award Agreement to preserve the purposes of the Plan, to: (A) any person who is a “family member” of the Participant, as such term is used in the instructions to Form S-8 under the Securities Act or any successor form of registration statement promulgated by the Securities and Exchange Commission (collectively, the “Immediate Family Members”); (B) a trust solely for the benefit of the Participant and his or her Immediate Family Members; (C) a partnership or limited liability company whose only partners or members are the Participant and his or her Immediate Family Members; or (D) a beneficiary to whom donations are eligible to be treated as “charitable contributions” for federal income tax purposes; (each transferee described in clauses (A), (B), (C) and (D) above is hereinafter referred to as a “Permitted Transferee”); provided that the Participant gives the Committee advance written notice describing the terms and conditions of the proposed transfer and the Committee notifies the Participant in writing that such a transfer would comply with the requirements of the Plan.

(iii)    The terms of any Award transferred in accordance with Section 15(b)(ii) shall apply to the Permitted Transferee and any reference in the Plan, or in any applicable Award Agreement, to a Participant shall be deemed to refer to the Permitted Transferee, except that (A) Permitted Transferees shall not be entitled to transfer any Award, other than by will or the laws of descent and distribution, without the prior written approval of the Committee; (B) Permitted Transferees shall not be entitled to exercise any transferred Option unless there shall be in effect a registration statement on an appropriate form covering the shares of Common Stock to be acquired pursuant to the exercise of such Option if the Committee determines, consistent with any applicable Award Agreement, that such a registration statement is necessary or appropriate; (C) the Committee or the Company shall not be required to provide any notice to a Permitted Transferee, whether or not such notice is or would otherwise have been required to be given to the Participant under the Plan or otherwise; and (D) the consequences of the Termination of the Participant from the Company or an Affiliate under the terms of the Plan and the applicable Award Agreement shall continue to be applied with respect to the Participant, including, without limitation, that an Option shall be exercisable by the Permitted Transferee only to the extent, and for the periods, specified in the Plan and the applicable Award Agreement.

(c)    Dividends and Dividend Equivalents. The Committee may, in its sole discretion, provide a Participant as part of an Award with dividends, dividend equivalents, or similar payments in respect of Awards, payable in cash, shares of Common Stock, other securities, other Awards or other property, on a current or deferred basis, on such terms and conditions as may be determined by the Committee in its sole discretion, including, without limitation, payment directly to the Participant, withholding of such amounts by the Company subject to vesting of the Award or reinvestment in additional shares of Common Stock, Restricted Stock or other Awards; provided, that no dividends, dividend equivalents or other similar payments shall be payable in respect of outstanding (i) Options or SARs; or (ii) unearned Performance Compensation Awards or other unearned Awards subject to performance conditions (other than, or in addition to, the passage of time) (although dividends, dividend equivalents or other similar payments may be accumulated in respect of unearned Awards and paid within fifteen (15) days after such Awards are earned and become payable or distributable).

(d)    Tax Withholding.

(i)    A Participant shall be required to pay to the Company or one or more of its Subsidiaries, as applicable, an amount in cash (by check or wire transfer) equal to the aggregate amount of any income, employment and/or other applicable taxes that are statutorily required to be withheld in respect of an Award. Alternatively, the Company or any of its Subsidiaries may elect, in its sole discretion, to satisfy this requirement by withholding such amount from any cash compensation or other cash amounts owing to a Participant.

(ii)    Without limiting the foregoing, the Committee may (but is not obligated to), in its sole discretion, permit or require a Participant to satisfy, all or any portion of the minimum income, employment and/or other applicable taxes that are statutorily required to be withheld with respect to an Award by (A) the delivery of shares of Common Stock (which are not subject to any pledge or other security interest) that have been both held by the Participant and vested for any period of time as established from time to time by the Committee in order to avoid adverse accounting treatment under GAAP) having an aggregate Fair Market Value equal to such minimum statutorily required withholding liability (or portion thereof); or (B) having the Company withhold from the shares of Common Stock otherwise issuable or deliverable to, or that would otherwise be retained by, the Participant upon the grant, exercise, vesting or settlement of the Award, as applicable, a number of shares of Common Stock with an aggregate Fair Market Value equal to an amount, subject to clause (iii) below, not in excess of such minimum statutorily required withholding liability (or portion thereof).

(iii)    The Committee, subject to its having considered the applicable accounting impact of any such determination, has full discretion to allow Participants to satisfy, in whole or in part, any additional income, employment and/or other applicable taxes payable by them with respect to an Award by electing to have the Company withhold from the shares of Common Stock otherwise issuable or deliverable to, or that would otherwise be retained by, a Participant upon the grant, exercise, vesting or settlement of the Award, as applicable, shares of Common Stock having an aggregate Fair Market Value that is greater than the applicable minimum required statutory withholding liability (but such withholding may in no event be in excess of the maximum statutory withholding amount(s) in a Participant’s relevant tax jurisdictions, or such greater amount as would not result in adverse accounting consequences to the Company under the Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor pronouncement thereto)).

(e)    Data Protection. By participating in the Plan or accepting any rights granted under it, each Participant consents to the collection and processing of personal data relating to the Participant so that the Company and its Affiliates can fulfill their obligations and exercise their rights under the Plan and generally administer and manage the Plan. This data will include, but may not be limited to, data about participation in the Plan and shares offered or received, purchased, or sold under the Plan from time to time and other appropriate financial and other data (such as the date on which the Awards were granted) about the Participant and the Participant’s participation in the Plan.

(f)    No Claim to Awards; No Rights to Continued Employment; Waiver. No employee of any member of the Company Group, or other Person, shall have any claim or right to be granted an Award under the Plan or, having been selected for the grant of an Award, to be selected for a grant of any other Award. There is no obligation for uniformity of treatment of Participants or holders or beneficiaries of Awards. The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant and may be made selectively among Participants, whether or not such Participants are similarly situated. Neither the Plan nor any action taken hereunder shall be construed as giving any Participant any right to be retained in the employ or service of the Service Recipient or any other member of the Company Group, nor shall it be construed as giving any Participant any rights to continued service on the Board. The Service Recipient or any other member of the Company Group may at any time dismiss a Participant from employment or discontinue any consulting relationship, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or any Award Agreement. By accepting an Award under the Plan, a Participant shall thereby be deemed to have waived any claim to continued exercise or vesting of an Award or to damages or severance entitlement related to non-continuation of the Award beyond the period provided under the Plan or any Award Agreement, except to the extent of any provision to the contrary in any written employment contract or other agreement between the Service Recipient and/or any member of the Company Group and the Participant, whether any such agreement is executed before, on or after the Date of Grant.

(g)    International Participants. With respect to Participants who reside or work outside of the United States of America~~, and who are not (and who are not expected to be) “covered employees” within the meaning of Section 162(m) of the Code~~, the Committee may, in its sole discretion, amend the terms of the Plan and create or amend Sub-Plans or amend outstanding Awards with respect to such Participants in order to conform such terms with the requirements of local law or to obtain more favorable tax or other treatment for a Participant or any member of the Company Group.

(h)    Designation and Change of Beneficiary. Each Participant may file with the Committee a written designation of one or more Persons as the beneficiary(ies) who shall be entitled to receive the amounts payable with respect to an Award, if any, due under the Plan upon the Participant’s death. A Participant may, from time to time, revoke or change the Participant’s beneficiary designation without the consent of any prior beneficiary by filing a new designation with the Committee. The last such designation received by the Committee shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Committee prior to the Participant’s death, and in no event shall it be effective as of a date prior to such receipt. If no beneficiary designation is filed by a Participant, the beneficiary shall be deemed to be the Participant’s spouse or, if the Participant is unmarried at the time of death, the Participant’s estate.

(i)    Termination. Except as otherwise provided in an Award Agreement, unless determined otherwise by the Committee at any point following such event: (i) neither a temporary absence from employment or service due to illness, vacation or leave of absence (including, without limitation, a call to active duty for military service through a Reserve or National Guard unit) nor a transfer from employment or service with one Service Recipient to employment or service with another Service Recipient (or vice-versa) shall be considered a Termination; and (ii) if a Participant undergoes a Termination of employment, but such Participant continues to provide services to the Company Group in a non-employee capacity, such change in status shall not be considered a Termination for purposes of the Plan. Further, unless otherwise determined by the Committee, in the event that any Service Recipient ceases to be a member of the Company Group (by reason of sale, divestiture, spin-off or other similar transaction), unless a Participant’s employment or service is transferred to another entity that would constitute a Service Recipient immediately following such transaction, such Participant shall be deemed to have suffered a Termination hereunder as of the date of the consummation of such transaction.

(j)    No Rights as a Stockholder. Except as otherwise specifically provided in the Plan or any Award Agreement, no Person shall be entitled to the privileges of ownership in respect of shares of Common Stock which are subject to Awards hereunder until such shares have been issued or delivered to such Person.

(k)    Government and Other Regulations.

(i)    The obligation of the Company to settle Awards in shares of Common Stock or other consideration shall be subject to all applicable laws, rules, and regulations, and to such approvals by governmental agencies as may be required. Notwithstanding any terms or conditions of any Award to the contrary, the Company shall be under no obligation to offer to sell or to sell, and shall be prohibited from offering to sell or selling, any shares of Common Stock pursuant to an Award unless such shares have been properly registered for sale pursuant to the Securities Act with the Securities and Exchange Commission or unless the Company has received an opinion of counsel (if the Company has requested such an opinion), satisfactory to the Company, that such shares may be offered or sold without such registration pursuant to an available exemption therefrom and the terms and conditions of such exemption have been fully complied with. The Company shall be under no obligation to register for sale under the Securities Act any of the shares of Common Stock to be offered or sold under the Plan. The Committee shall have the authority to provide that all shares of Common Stock or other securities of any member of the Company Group issued under the Plan shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan, the applicable Award Agreement, the Federal securities laws, or the rules, regulations and other requirements of the Securities and Exchange Commission, any securities exchange or inter-dealer quotation system on which the securities of the Company are listed or quoted and any other applicable Federal, state, local or non-U.S. laws, rules, regulations and other requirements, and, without limiting the generality of Section 9 of the Plan, the Committee may cause a legend or legends to be put on certificates representing shares of Common Stock or other securities of any member of the Company Group issued under the Plan to make appropriate reference to such restrictions or may cause such Common Stock or other securities of any member of the Company Group issued under the Plan in book-entry form to be held subject to the Company’s instructions or subject to appropriate stop-transfer orders. Notwithstanding any provision in the Plan to the contrary, the Committee reserves the right to add any additional terms or provisions to any Award granted under the Plan that the Committee, in its sole discretion, deems necessary or advisable in order that such Award complies with the legal requirements of any governmental entity to whose jurisdiction the Award is subject.

(ii)    The Committee may cancel an Award or any portion thereof if it determines, in its sole discretion, that legal or contractual restrictions and/or blockage and/or other market considerations would make the Company’s acquisition of shares of Common Stock from the public markets, the Company’s issuance of Common Stock to the Participant, the Participant’s acquisition of Common Stock from the Company and/or the Participant’s sale of Common Stock to the public markets, illegal, impracticable or inadvisable. If the Committee determines to cancel all or any portion of an Award in accordance with the foregoing, the Company shall, subject to any limitations or reductions as may be necessary to comply with Section 409A of the Code, (A) pay to the Participant an amount equal to the excess of (I) the aggregate Fair Market Value of the shares of Common Stock subject to such Award or portion thereof canceled (determined as of the applicable exercise date, or the date that the shares would have been vested or issued, as applicable); over (II) the aggregate Exercise Price or Strike Price (in the case of an Option or SAR, respectively) or any amount payable as a condition of issuance of shares of Common Stock (in the case of any other Award). Such amount shall be delivered to the Participant as soon as practicable following the cancellation of such Award or portion thereof, or (B) in the case of Restricted Stock, Restricted Stock Units, LTIP Units or Other Equity-Based Awards, provide the Participant with a cash payment or equity subject to deferred vesting and delivery consistent with the vesting restrictions applicable to such Restricted Stock, Restricted Stock Units, LTIP Units or Other Equity-Based Awards, or the underlying shares in respect thereof.

(l)    No Section 83(b) Elections Without Consent of Company. No election under Section 83(b) of the Code or under a similar provision of law may be made unless expressly permitted by the terms of the applicable Award Agreement or by action of the Committee in writing prior to the making of such election. If a Participant, in connection with the acquisition of shares of Common Stock under the Plan or otherwise, is expressly permitted to make such election and the Participant makes the election, the Participant shall notify the Company of such election within ten (10) days of filing notice of the election with the Internal Revenue Service or other governmental authority, in addition to any filing and notification required pursuant to Section 83(b) of the Code or other applicable provision.

(m)    Payments to Persons Other Than Participants. If the Committee shall find that any Person to whom any amount is payable under the Plan is unable to care for the Participant’s affairs because of illness or accident, or is a minor, or has died, then any payment due to such Person or the Participant’s estate (unless a prior claim therefor has been made by a duly appointed legal representative) may, if the Committee so directs the Company, be paid to the Participant’s spouse, child, relative, an institution maintaining or having custody of such Person, or any other Person deemed by the Committee to be a proper recipient on behalf of such Person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Committee and the Company therefor.

(n)    Nonexclusivity of the Plan. Neither the adoption of the Plan by the Board nor the submission of the Plan to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of equity-based awards otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.

(o)    No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between any member of the Company Group, on the one hand, and a Participant or other Person, on the other hand. No provision of the Plan or any Award shall require the Company, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall the Company be obligated to maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Participants shall have no rights under the Plan other than as unsecured general creditors of the Company, except that insofar as they may have become entitled to payment of additional compensation by performance of services, they shall have the same rights as other service providers under general law.

(p)    Reliance on Reports. Each member of the Committee and each member of the Board shall be fully justified in acting or failing to act, as the case may be, and shall not be liable for having so acted or failed to act in good faith, in reliance upon any report made by the independent public accountant of any member of the Company Group and/or any other information furnished in connection with the Plan by any agent of the Company or the Committee or the Board, other than himself or herself.

(q)    Relationship to Other Benefits. No payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, profit sharing, group insurance or other benefit plan of the Company except as otherwise specifically provided in such other plan or as required by applicable law.

(r)    Governing Law. The Plan shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to contracts made and performed wholly within the State of Delaware, without giving effect to the conflict of laws provisions thereof. EACH PARTICIPANT WHO ACCEPTS AN AWARD IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY SUIT, ACTION, OR OTHER PROCEEDING INSTITUTED BY OR AGAINST SUCH PARTICIPANT IN RESPECT OF THE PARTICIPANT’S RIGHTS OR OBLIGATIONS HEREUNDER.

(s)    Severability. If any provision of the Plan or any Award or Award Agreement is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be construed or deemed stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

(t)    Obligations Binding on Successors. The obligations of the Company under the Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Company (or as otherwise contemplated in connection with any Internal Reorganization).

(u)    Section 409A of the Code.

(i)    Notwithstanding any provision of the Plan to the contrary, it is intended that the provisions of the Plan comply with Section 409A of the Code, and all provisions of the Plan shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A of the Code. Each Participant is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or in respect of such Participant in connection with the Plan (including any taxes and penalties under Section 409A of the Code), and neither the Service Recipient nor any other member of the Company Group shall have any obligation to indemnify or otherwise hold such Participant (or any beneficiary) harmless from any or all of such taxes or penalties. With respect to any Award that is considered “deferred compensation” subject to Section 409A of the Code, references in the Plan to “termination of employment” (and substantially similar phrases) shall mean “separation from service” within the meaning of Section 409A of the Code. For purposes of Section 409A of the Code, each of the payments that may be made in respect of any Award granted under the Plan is designated as separate payments.

(ii)    Notwithstanding anything in the Plan to the contrary, if a Participant is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, no payments in respect of any Awards that are “deferred compensation” subject to Section 409A of the Code and which would otherwise be payable upon the Participant’s “separation from service” (as defined in Section 409A of the Code) shall be made to such Participant prior to the date that is six (6) months after the date of such Participant’s “separation from service” or, if earlier, the date of the Participant’s death. Following any applicable six (6) month delay, all such delayed payments will be paid in a single lump sum on the earliest date permitted under Section 409A of the Code that is also a business day.

(iii)    Unless otherwise provided by the Committee in an Award Agreement or otherwise, in the event that the timing of payments in respect of any Award (that would otherwise be considered “deferred compensation” subject to Section 409A of the Code) would be accelerated upon the occurrence of (A) a Change in Control, no such acceleration shall be permitted unless the event giving rise to the Change in Control satisfies the definition of a change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation pursuant to Section 409A of the Code; or (B) a Disability, no such acceleration shall be permitted unless the Disability also satisfies the definition of “Disability” pursuant to Section 409A of the Code.

(v)    Excise Tax Provision. In the event that any payment or benefit received or to be received by a Participant pursuant to the Plan or otherwise (“Payments”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for this Section 15(v), be subject to the excise tax imposed by Section 4999 of the Code, any successor provisions, or any comparable federal, state, local or foreign excise tax (“Excise Tax”), then, subject to the provisions of this Section 15(v), such Payments shall be either (x) provided in full pursuant to the terms of the Plan or any other applicable agreement, or (y) provided as to such lesser extent which would result in no portion of such Payments being subject to the Excise Tax (“Reduced Amount”), whichever of the foregoing amounts, taking into account the applicable federal, state, local and foreign income, employment and other taxes and the Excise Tax (including, without limitation, any interest or penalties on such taxes), results in the receipt by the Participant, on an after-tax basis, of the greatest amount of payments and benefits provided for hereunder or otherwise, notwithstanding that all or some portion of such Payments may be subject to the Excise Tax. Unless the Company and the Participant otherwise agree in writing, any determination required under this Section 15(v) shall be made by an independent advisor designated by the Company and reasonably acceptable to the Participant (the “Independent Advisor”), whose determination shall be conclusive and binding upon the Participant and the Company for all purposes. For purposes of making the calculations required under this Plan, the Independent Advisor may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code; provided that the Independent Advisor shall assume that the Participant pays all taxes at the highest marginal rate. The Company and the Participant shall furnish to the Independent Advisor such information and documents as the Independent Advisor may reasonably request in order to make a determination under this Section 15(v). The Company shall bear all costs that the Independent Advisor may incur in connection with any calculations contemplated by this Plan. The reduction of the Payments payable hereunder, if applicable, shall be made by first reducing or eliminating any cash payments (with the payments to be made furthest in the future being reduced first), then by reducing or eliminating any accelerated vesting of Performance Compensation Awards, then by reducing or eliminating any accelerated vesting of Options or SARs, then by reducing or eliminating any accelerated vesting of Restricted Stock, Restricted Stock Units, LTIP Units or Other Equity-Based Awards, then by reducing or eliminating any other remaining Payments in a manner determined by the Company, in consultation with the Participant.

~~(v)~~(w)    Clawback/Repayment. All Awards shall be subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with (i) any clawback, forfeiture or other similar policy adopted by the Board or the Committee and as in effect from time to time; and (ii) applicable law. Further, to the extent that the Participant receives any amount in excess of the amount that the Participant should otherwise have received under the terms of the Award for any reason (including, without limitation, by reason of a financial restatement, mistake in calculations or other administrative error), the Participant shall be required to repay any such excess amount to the Company.

~~(w)~~(x)    Detrimental Activity. Notwithstanding anything to the contrary contained herein, if a Participant has engaged in any Detrimental Activity, as determined by the Committee, the Committee may, in its sole discretion, provide for one or more of the following:

(i)    cancellation of any or all of such Participant’s outstanding Awards; or

(ii)    forfeiture by the Participant of any gain realized on the vesting or exercise of Awards, and to repay any such gain promptly to the Company.

~~(x)~~(y)    Right of Offset. The Company will have the right to offset against its obligation to deliver shares of Common Stock (or other property or cash) under the Plan or any Award Agreement any outstanding amounts (including, without limitation, travel and entertainment or advance account balances, loans, repayment obligations under any Awards, or amounts repayable to the Company pursuant to tax equalization, housing, automobile or other employee programs) that the Participant then owes to any member of the Company Group and any amounts the Committee otherwise deems appropriate pursuant to any tax equalization policy or agreement. Notwithstanding the foregoing, if an Award is “deferred compensation” subject to Section 409A of the Code, the Committee will have no right to offset against its obligation to deliver shares of Common Stock (or other property or cash) under the Plan or any Award Agreement if such offset could subject the Participant to the additional tax imposed under Section 409A of the Code in respect of an outstanding Award.

~~(y)~~(z)    Expenses; Titles and Headings. The expenses of administering the Plan shall be borne by the Company Group. The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

SCAN TO VIEW MATERIALS & VOTE w PARK HOTELS & RESORTS INC. 1775 TYSONS BLVD., 7TH FLOOR VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above TYSONS, VA 22102 Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on April 25, 2023. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on April 25, 2023. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: V01908-P86212 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY PARK HOTELS & RESORTS INC. The Board of Directors recommends you vote FOR proposals 1, 2, 3 and 5 and vote “1 YEAR” for proposal 4 (each as further described in our Proxy Statement): 1. Election of Directors Nominees: For Against Abstain For Against Abstain 1A Thomas J. Baltimore, Jr. 2. To approve the 2017 Omnibus Incentive Plan (as Amended and Restated). 1B Patricia M. Bedient 3. To approve, on an advisory (non-binding) basis, the compensation of our named executive officers. 1C Thomas D. Eckert 1 Year 2 Years 3 Years Abstain 4. To approve, on an advisory (non-binding) basis, the 1D Geoffrey M. Garrett frequency of our future advisory votes approving the compensation of our named executive officers. 1E Christie B. Kelly For Against Abstain 5. To ratify the appointment of Ernst & Young LLP as our independent 1F Sen. Joseph I. Lieberman registered public accounting firm for the fiscal year ending December 31, 2023. 1G Thomas A. Natelli NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof. 1H Timothy J. Naughton 1I Stephen I. Sadove Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. V01909-P86212 PARK HOTELS & RESORTS INC. Annual Meeting of Stockholders April 26, 2023 8:00 AM ET This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Thomas J. Baltimore, Jr. and Sean M. Dell’Orto, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this proxy, and in their discretion upon any other business that may properly come before the meeting (and any adjournment or postponement thereof), all of the shares of common stock of PARK HOTELS & RESORTS INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:00 AM ET on April 26, 2023, at 1775 Tysons Blvd., Tysons, VA 22102, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations with respect to Proposals 1 through 5, and in the discretion of the proxies with respect to any other business that may properly come before the meeting (and any adjournment or postponement thereof). Continued and to be signed on reverse side